     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1998

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           WINK COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7372                              94-3212322
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                          1001 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501
                                 (510) 337-2950
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             MARY AGNES WILDEROTTER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           WINK COMMUNICATIONS, INC.
                          1001 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501
                                 (510) 337-2950
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

         ARTHUR F. SCHNEIDERMAN, ESQ.                    KENNETH L. GUERNSEY, ESQ.
           HERBERT P. FOCKLER, ESQ.                        CYDNEY S. POSNER, ESQ.
               BETSEY SUE, ESQ.                         LAURA RANDALL WOODHEAD, ESQ.
       WILSON SONSINI GOODRICH & ROSATI                      COOLEY GODWARD LLP
           PROFESSIONAL CORPORATION                          ONE MARITIME PLAZA
              650 PAGE MILL ROAD                      SAN FRANCISCO, CALIFORNIA 94111
         PALO ALTO, CALIFORNIA 94304                           (415) 693-2000
                (650) 493-9300

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
  TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED                           OFFERING PRICE(1)              REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value...................          $70,000,000                     $21,210
=============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1998

                                  [WINK LOGO]

                                        SHARES
                                  COMMON STOCK

     All of the      shares of Common Stock offered hereby are being sold by
Wink Communications, Inc. ("Wink" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between
$     and $     per share. See "Underwriting" for information relating to the method of determining the initial public offering price. Application has been made for the Common Stock to be listed on the Nasdaq National Market under the symbol "WINK."

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===================================================================================================================
                                                                           UNDERWRITING
                                                      PRICE TO            DISCOUNTS AND           PROCEEDS TO
                                                       PUBLIC             COMMISSIONS(1)           COMPANY(2)
-------------------------------------------------------------------------------------------------------------------
Per Share.....................................           $                      $                      $
-------------------------------------------------------------------------------------------------------------------
Total(3)......................................           $                      $                      $
===================================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $     .

(3) The Company has granted to the Underwriters a 30-day option to purchase up
    to an additional      shares of Common Stock at the price to public less
    underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company will be $     , $     and $     , respectively. See "Underwriting."

                            ------------------------

     The Common Stock is offered by the Underwriters as stated herein subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made on or
about      , 1998, at the office of BancAmerica Robertson Stephens, San
Francisco, California, against payment therefor in immediately available funds.

BANCAMERICA ROBERTSON STEPHENS

              HAMBRECHT & QUIST

                             NATIONSBANC MONTGOMERY SECURITIES LLC

                   THE DATE OF THIS PROSPECTUS IS      , 1998

                       [INSIDE COVER PAGES -- GATE-FOLD]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL                     , 1998 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    4
Risk Factors................................................    8
Use of Proceeds.............................................   19
Dividend Policy.............................................   19
Capitalization..............................................   20
Dilution....................................................   21
Selected Consolidated Financial Data........................   22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   23
Business....................................................   30
Management..................................................   40
Certain Transactions........................................   48
Principal Stockholders......................................   52
Description of Capital Stock................................   54
Shares Eligible for Future Sale.............................   56
Underwriting................................................   58
Legal Matters...............................................   59
Experts.....................................................   59
Additional Information......................................   59
Index to Consolidated Financial Statements..................  F-1

                            ------------------------

     The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited summary consolidated financial information for each of the first three fiscal quarters of each fiscal year of the Company.

     Wink is a registered trademark of the Company. Wink Communications, the Wink Communications, Inc. logo, the stylized "i" logo, Wink Engine, Wink Broadcast Server, Wink Response Server, Wink Server Studio, Wink Response Network and Wink Enhanced Broadcasting are trademarks of the Company. All other trade names and trademarks referred to in this Prospectus are the property of their respective owners.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and notes thereto, appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information discussed under "Risk Factors" and elsewhere. This Prospectus contains forward-looking statements based upon current expectations that involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those described in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Wink Communications offers a simple-to-use, low-cost enhanced television broadcasting system, Wink Enhanced Broadcasting, that adds interactivity and electronic commerce opportunities to traditional television programming and advertising. Wink Enhanced Broadcasting allows broadcast and cable networks and advertisers to create interactive programming and commercials to which viewers can respond by requesting information or ordering products through a remote control. The Company's Wink Response Network is designed to aggregate these responses and forward them to advertisers. The Company's business plan is to derive the primary portion of its revenues through the Wink Response Network by charging transaction fees to advertisers for each information request or purchase order obtained from viewers. To encourage broad adoption of Wink Enhanced Broadcasting, the Company seeks to provide benefits to multiple participants in the television industry, including viewers, advertisers, broadcast and cable networks, cable and direct broadcast satellite ("DBS") system operators and television and set-top terminal manufacturers. In order to increase the presence of Wink in television households, the Company has formed strategic relationships with a number of cable system operators, such as Century Communications, Charter Communications, Intermedia and Jones Programming Services, and television and set-top terminal manufacturers, such as General Instrument, Pioneer, Scientific-Atlanta and Toshiba. The Company has also formed strategic relationships with a number of broadcast and cable networks, such as CNN, ESPN, NBC and The Weather Channel, in order to promote the development of Wink-enhanced programming. Wink Enhanced Broadcasting has been deployed in Japan since October 1996, and was initially deployed in the United States in June 1998 in Kingsport, Tennessee on an Intermedia cable system.

     Television is one of the most pervasive communications media in society today. According to Nielsen Media Research, there were 98 million television households in the United States in January 1998. Veronis, Suhler & Associates ("Veronis Suhler") estimates that the average person in the United States watched approximately 1,600 hours of television (approximately 4.3 hours per day) in 1997. With recent advances in television and set-top terminal technology, new television sets and advanced analog and digital set-top terminals can provide a platform for interactive television. According to Paul Kagan Associates ("Paul Kagan"), in 1997 there were approximately 30 million set-top terminals in use, of which 4.2 million were advanced analog or digital set-top terminals. By 2002, Paul Kagan expects that the number of advanced analog and digital terminals in use will increase to 21 million.

     Television advertising is considered to be one of the most effective methods of building brand recognition and general consumer awareness of products and services. The total amount spent on television advertising in the United States in 1995 was approximately $36 billion, according to the Direct Marketing Association. According to Veronis Suhler, in 1997, approximately $15 billion was spent on direct response television advertising, and that amount is expected to grow to $23 billion in 2002. The Company believes that an opportunity exists for a simple, immediate, inexpensive and automated method of responding to direct response advertising on television.

     Wink enhancements can provide additional information about programming or advertised products or allow viewers to request information about or purchase advertised products. To access a Wink enhancement, a television viewer simply clicks the remote control of a Wink-enabled television or set-top terminal when the Wink icon appears on the screen. For example, viewers watching CNN Headline News can click on the Wink icon to obtain additional information about a specific national or local news story. Similarly, viewers watching a Wink-enhanced commercial could request information packages, product brochures or coupons from the advertiser. If a viewer registers a credit card with the Wink Response Network, an enhancement can enable the viewer to purchase products by using the remote control.

     Wink Enhanced Broadcasting provides an end-to-end solution for sending interactive applications along with broadcast video to viewers' televisions. This system is composed of core, proprietary technologies developed by the Company, as well as off-the-shelf electronic commerce and database solutions. Wink Enhanced Broadcasting consists of the Wink Studio and Server Studio authoring tools that allow networks, advertisers and cable system operators to design interactive Wink applications; the Wink Broadcast Server that manages the delivery of those applications; the Wink Engine client software that executes applications; and the Wink Response Server and Wink Response Network that are designed to efficiently process viewer responses to applications.

     The Company's objective is to capitalize on the pervasiveness and popularity of television to create a mass market medium for interactivity and commerce. To achieve this objective, the Company intends to increase the presence of Wink in television households, promote the development of Wink-enhanced programming, penetrate the direct response television advertising market, benefit multiple participants in the television industry, leverage industry relationships, promote the Wink brand and expand its international presence.

     The Company was incorporated in California in October 1994 and will be reincorporated in Delaware prior to this offering. The Company's principal executive office is located at 1001 Marina Village Parkway, Alameda, California 94501, and its telephone number is (510) 337-2950.

                                  THE OFFERING

Common Stock offered........................         shares

Common Stock to be outstanding after the
offering....................................         shares(1)

Use of proceeds.............................    For working capital and other
                                                general corporate purposes,
                                                including expansion of the
                                                Company's sales and marketing
                                                and research and development
                                                activities and expansion of the
                                                Wink Response Network. See "Use
                                                of Proceeds."

Proposed Nasdaq National Market symbol......    WINK

               SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             OCTOBER 7, 1994
                               (INCEPTION)                                       THREE MONTHS ENDED
                                 THROUGH           YEAR ENDED DECEMBER 31,           MARCH 31,
                              DECEMBER 31,      -----------------------------    ------------------
                                  1994           1995       1996       1997       1997       1998
                             ---------------    -------    -------    -------    -------    -------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues...................      $   --         $   100    $   348    $   619    $    87    $   141
Operating expenses(2)......          25           2,320      6,484     10,275      1,925      2,976
Loss from operations.......         (25)         (2,220)    (6,136)    (9,656)    (1,838)    (2,835)
Net loss...................         (25)         (2,148)    (5,884)    (9,166)    (1,829)    (2,656)
Net loss per share:
  Basic and diluted(3).....      $(0.01)        $ (0.37)   $ (0.91)   $ (1.25)   $ (0.27)   $ (0.33)
  Weighted average
     shares(3).............       5,100           5,860      6,432      7,337      6,802      8,031
Pro forma net loss per
  share:
  Basic and diluted(3).....                                           $ (0.75)              $ (0.19)
  Weighted average
     shares(3).............                                            12,210                13,942

                                                                  MARCH 31, 1998
                                                              ----------------------
                                                                             AS
                                                              ACTUAL     ADJUSTED(4)
                                                              -------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $13,417       $
Working capital.............................................   10,920
Total assets................................................   15,494
Long-term obligations, less current portion.................      672
Total stockholders' equity(1)...............................   11,826

---------------
(1) Based on shares outstanding as of March 31, 1998. Excludes (i) 2,461,410 shares of Common Stock issuable upon exercise of outstanding options at March 31, 1998, at a weighted average exercise price of $1.81 per share,
    (ii) 2,800,000 shares reserved for future issuance under the Company's employee stock plans as of the date of this offering, and (iii) an aggregate of 1,580,700 shares of Common Stock subject to outstanding warrants at March 31, 1998, at a weighted average exercise price of $6.66 per share, of which warrants to purchase 917,500 shares of Common Stock are expected to remain outstanding after the offering. The remaining warrants to purchase 663,200 shares of Common Stock, at a weighted average exercise price of $4.90 per share, will expire if not exercised prior to the completion of the offering. Subsequent to March 31, 1998, options to purchase 67,292 shares of Common Stock were exercised at a weighted average exercise price of $0.36 per share (through May 31, 1998), and the Company granted additional options to purchase an aggregate of 231,500 shares of Common Stock under the 1994 Stock Plan (net of cancellations) at a weighted average exercise price of $6.00 per share. See "Management -- Employee Benefit Plans" and Notes 2, 7, 8 and 9 of Notes to Consolidated Financial Statements.

(2) Operating expenses include non-cash charges for stock compensation and warrant amortization totaling $283,000 $4,000 and $455,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $0 and $530,000 for the three months ended March 31, 1997 and 1998, respectively. See Notes 7, 8 and 9 of Notes to Consolidated Financial Statements.

(3) See Note 2 of Notes to Consolidated Financial Statements for a discussion of the computation of basic and diluted net loss per share and weighted average shares outstanding. Share information for all periods presented has been retroactively adjusted to reflect a 10-for-1 split of Common Stock and Preferred Stock in June 1995.

(4) As adjusted to reflect the sale of   shares of Common Stock offered hereby
    (at an assumed initial public offering price of $ per share) and the application of the net proceeds therefrom. See "Use of Proceeds," "Capitalization" and "Underwriting."
                            ------------------------

     Unless the context otherwise requires, the "Company" or "Wink" refers to Wink Communications, Inc. and its consolidated subsidiary. Except as otherwise noted herein, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) gives effect to the conversion of all outstanding Preferred Stock to Common Stock upon the closing of the offering, and (iii) gives effect to the Company's reincorporation in Delaware, which will be consummated prior to the date of this offering.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. When used in this Prospectus, the words "expects," "anticipates," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those described in or implied by the forward-looking statements as a result of certain risks, including those described in the risk factors discussed below and elsewhere in this Prospectus.

UNPROVEN ENHANCED BROADCASTING CONCEPT

     The concept of enhanced broadcasting is new and emerging, and, as a result, demand for and market acceptance of this concept is subject to an unusual degree of uncertainty. The Company's success depends upon, among other things, broad acceptance of the concept of enhanced broadcasting by industry participants, including television viewers, advertisers, broadcast and cable networks, cable and DBS system operators and manufacturers of televisions and set-top terminals. There have been a number of well-financed, high-profile attempts to develop and deploy systems in the broader category of interactive television. None of these attempts has been wholly successful, and many key industry participants have been deterred from participating in interactive television for a variety of reasons, including inconsistent quality of service; the need for new and expensive hardware in homes, transmission networks and broadcast centers; complicated and expensive processes for creating interactive content; the need to alter television viewing habits substantially; uncertain protection of the confidentiality of stored data and information; and conflicting interests of various participants. Accordingly, such participants may perceive enhanced broadcasting negatively and be reluctant to participate.

     The Company's financial viability is dependent upon broad acceptance of Wink Enhanced Broadcasting by a significant number of industry participants. Establishing relationships with industry participants requires significant management attention and involves a lengthy process that is subject to significant risk. The interactive television field is still emerging, with multiple, often conflicting technologies, an absence of industry standards, and the potential for frequent new product and service introductions. In addition, industry participants that have already invested substantial resources in other approaches to conducting television-based or other electronic commerce and information exchange may be reluctant to adopt a new standard that may make their existing investments obsolete. The failure of significant industry participants to adopt Wink Enhanced Broadcasting would materially adversely affect the Company's business, operating results and financial condition and potentially prevent the Company from becoming a financially viable operation. Moreover, because of the complex interrelationships among industry participants, failure to adopt Wink Enhanced Broadcasting by a significant industry participant or group of participants could deter or preclude adoption by other industry participants.

     Dependence on Acceptance of Wink Enhanced Broadcasting by Television Viewers. The adoption of Wink Enhanced Broadcasting by industry participants generally is heavily dependent upon convincing advertisers that Wink-enhanced television is an effective way to communicate with and sell directly to consumers. There can be no assurance, however, that viewers will react favorably to Wink Enhanced Broadcasting. For example, viewers may determine that responding to Wink-enhanced programming and advertising is too complex or does not add value to or interferes with their viewing experiences. In addition, to receive Wink Enhanced Broadcasting, viewers will be required to have Wink-enabled televisions or set-top terminals, which may require an additional expenditure. Moreover, viewers' reactions may be affected by security or privacy issues concerning the transmission of personal information through a new electronic medium. To the extent that television viewers do not request information or purchase goods and services in response to Wink-enhanced programming and advertising in significant numbers, advertisers will likely terminate their use of Wink-enabled advertising or decline to adopt Wink Enhanced Broadcasting, and the Company's business, operating results and financial condition would be materially adversely affected.

     Dependence on Acceptance of Wink Enhanced Broadcasting by Advertisers. The broad use of Wink-enhanced advertising is critical to the Company's success. The Company's business model assumes that the primary source of its long-term revenues will be derived from transaction fees paid to the Company by advertisers for product orders or information requests delivered to them as a result of Wink Enhanced Broadcasting. Accordingly, advertisers' failure to adopt Wink Enhanced Broadcasting and use it on a widespread basis as a means for marketing their products would have a material adverse effect on the business, operating results and financial condition of the Company. The Company does not currently have any agreements with third-party advertisers that purchase television advertising airtime.

     Dependence on Acceptance of Wink Enhanced Broadcasting by Broadcast and Cable Networks and Cable and Direct Broadcast Satellite System Operators. Wink programming enhancements are available only to viewers of networks that have adopted Wink Enhanced Broadcasting and who receive their television signals through a cable system operator that also has adopted Wink Enhanced Broadcasting (or in the future through a Wink-enabled television). There can be no assurance that the Company will be able to induce a sufficient number of significant broadcast and cable networks and cable and DBS system operators to adopt Wink Enhanced Broadcasting to enable it to achieve the level of widespread commercial acceptance necessary for viability. The Company has only a limited number of agreements with broadcast and cable networks and with cable system operators. The Company's agreements with broadcast and cable networks do not commit the networks to air any Wink-enhanced programming, and a Wink programming enhancement may not be available at all times during any such programming. In addition, the programming to be enhanced is selected at the discretion of the networks, which may not be willing to employ enhanced broadcasting for all types of programming. Moreover, these agreements are relatively short-term and generally terminable after one year, and may terminate earlier upon the occurrence of certain events, including the failure to achieve certain performance criteria. The termination of one or more of these agreements, or the failure of the Company to secure a significant number of new agreements and to increase programming commitments substantially would materially adversely affect the Company's business, operating results and financial condition. Moreover, the Company's agreements with cable system operators generally set forth only a framework and pricing for adoption of Wink Enhanced Broadcasting by the operators' local cable system, and in many cases actual deployment may be subject to additional negotiation and agreement with each local system. Accordingly, there can be no assurance that any of the Company's current or future agreements with cable system operators will lead to widespread deployment of Wink Enhanced Broadcasting by local cable systems. In addition, transmission of Wink Enhanced Broadcasting responses and purchase requests for cable subscribers is dependent on the deployment of enhanced store-and-forward or other return-path technology by cable operators. Cable and DBS system operators are under no obligation to the Company to undertake these deployments. Furthermore, to successfully attract usage of Wink Enhanced Broadcasting by advertisers, the Company must maximize the acceptance of Wink Enhanced Broadcasting by viewers. The Company believes that the most efficient method of reaching a large number of viewers is to rely on broadcast and cable networks and cable and DBS system operators to market Wink Enhanced Broadcasting to their customers. There can be no assurance that such entities will successfully market Wink Enhanced Broadcasting to customers or that any such marketing will result in its commercial acceptance and viability.

     Dependence on Acceptance of Wink Engines by Manufacturers. Even if aired by networks and passed through by cable and DBS system operators, Wink programming enhancements can be viewed only with a Wink-enabled set-top terminal or a Wink-enabled television. Currently, in the United States, there are no Wink-enabled televisions and only limited deployment of Wink-enabled set-top terminals. The Company has entered into agreements with certain television manufacturers to incorporate the Company's Wink Engine software into a limited number of their televisions for distribution in Japan and, commencing in 1999, the United States. However, the agreements with each of these manufacturers generally do not contain firm commitments by the manufacturer to ship the Wink Engine software with any of their products. In addition, the Company has licensed the Wink Engine software to certain set-top terminal manufacturers to be incorporated into certain of their digital and advanced analog set-top terminals. There can be no assurance, however, that the availability of Wink-enabled televisions and set-top terminals will be sufficient to enable Wink Enhanced Broadcasting to achieve market acceptance nor that these manufacturers will devote sufficient manufacturing, distribution and marketing resources to achieve this goal. Moreover, there can be no assurance that any of these agreements will not be terminated and, if terminated, that the Company would be able to negotiate alternative relationships on commercially acceptable terms, particularly given that over 85% of all cable set-top terminals in the United States are produced by manufacturers with which the Company has existing agreements. If one or more of these manufacturers does not incorporate the Wink Engine software into its products, the Wink programming enhancements may not be accessible to a significant number of television viewers, in which case advertisers would be less inclined to adopt Wink Enhanced Broadcasting, and the Company's business, operating results and financial condition would be materially adversely affected.

     Dependence on Creation of High-Quality Content. The Company believes that it must promote the development and integration of high-quality Wink Enhanced Broadcasting content. The Company's success in promoting such development is dependent on its ability to motivate advertisers, broadcast and cable networks and cable system operators to create and support high-quality content that viewers will find useful and compelling. In cases where networks do not own all of the rights to a program, consent of third parties may be required to add Wink enhancements. No assurance can be given that such consents will be given. The Company's success will also be dependent, in part, on the Company's ability to develop a Wink Enhanced Broadcasting viewer base sufficiently large to justify investments in the development of such content. There can be no assurance that the Company will be successful in any of these endeavors. See "Business -- Strategy."

LIMITED OPERATING HISTORY; NO ASSURANCE OF PROFITABILITY

     The Company was incorporated in October 1994. Wink Enhanced Broadcasting was launched in Japan in October 1996 and in the United States in one location in June 1998. Accordingly, the Company has a very short operating history, which makes the prediction of future results difficult. The Company has incurred significant net losses since inception and, at March 31, 1998, had an accumulated deficit of $19.9 million. To date, the Company has recognized minimal revenue and its ability to generate significant revenue is subject to significant uncertainty. In addition, the Company currently intends to incur substantial additional capital expenditures and operating expenses in the future in order to continue technological development, expand its research and development organization, assist in the marketing and deployment of Wink Enhanced Broadcasting by networks and cable and DBS system operators, increase its other sales and marketing activities to establish and promote the Wink brand and expand the Wink Response Network. As a result, the Company expects to incur additional substantial operating and net losses for the foreseeable future. The Company's prospects must be considered in light of the risks frequently encountered by companies in an early stage of development, particularly companies in new and evolving markets such as interactive television. The profit potential of the Company's business model is unproven. Achieving and sustaining profitability will require widespread adoption of Wink Enhanced Broadcasting by multiple industry participants; the establishment of relationships with a significant number of advertisers; an increase in the number and expansion of the scope of its relationships with significant advertisers, broadcast and cable networks, cable and DBS system operators and television and set-top terminal manufacturers; the firm establishment of the Wink brand; continued strengthening of the quality of its technology and operations; full implementation of the transaction processing systems in the Wink Response Network; timely responses to competitive developments; and the attraction, retention and motivation of qualified employees. The failure of the Company to successfully meet any of these challenges could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will ever achieve favorable operating results or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

FLUCTUATIONS IN FUTURE OPERATING RESULTS

     The Company's future quarterly operating results may fluctuate significantly due to a number of factors, many of which are outside the Company's control. These factors include, but are not limited to, extremely limited experience with viewer response activity; the timing and success of deployment of Wink Enhanced Broadcasting by broadcast and cable networks, cable and DBS system operators and television and set-top terminal manufacturers; the timing and success of infrastructure upgrades necessary to support that deployment; the unproven nature of the Company's business model; the impact of competitors' activities; whether enhanced broadcasting is adopted as a source of information and commerce by consumers and advertisers; pricing changes in the marketplace; the Company's ability to establish and maintain significant transaction processing activity through the Wink Response Network; seasonality of transaction processing activity, such as potentially reduced summertime activity when television viewing declines; a limited operating history; the emerging nature of the market in which the Company competes; technical difficulties that could occur with the Company's technology and transaction processing systems or those of market participants upon which Company is dependent; the ability to manage rapid growth and deployment, including hiring, training and retaining an adequate number of qualified personnel; timing of various expenses and capital expenditures; the effects of existing or new government regulations or legal conditions; and general economic conditions. The Company's ability to forecast revenues is limited because of the Company's brief operating history and the emerging nature of the market in which the Company competes. Currently, the Company derives revenue from license fees and engineering fees. In the future, however, it is anticipated that the Company's revenues will depend substantially on the level of viewer response activity which, in turn, is related to the amount of Wink-enhanced programming and advertising available. The Company's experience with viewer responses is limited. Accordingly, the Company's forecasts related to future revenues, particularly those derived from viewer response activities, are subject to an unusual degree of uncertainty. The Company's expense levels are based largely on its operating plans, and estimates of future revenues and are to a large extent fixed. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. As a result, a shortfall in actual revenues as compared to estimated revenues could have an immediate material adverse effect on the Company's business, financial condition and operating results. In addition, the Company plans to increase its operating expenses and capital expenditures to fund additional technological development, sales, marketing, transaction processing and general activities. To the extent such expenses precede or are not subsequently followed by increases in revenues, the Company's business, operating results and financial condition could be materially adversely affected. Due to the foregoing factors, it is probable that the Company's operating results in one or more future quarters will fail to meet or exceed the expectations of securities analysts or investors. In such event, the trading price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL CAPITAL

     The Company requires substantial working capital to fund its business. Since inception, the Company has experienced negative cash flow from operations and expects to continue to experience significant negative cash flow from operations for the foreseeable future. The Company currently anticipates that its existing capital resources, together with the net proceeds of this offering, will be sufficient to meet the Company's capital requirements through the next 12 months. Thereafter, the Company may be required to raise additional funds. There can be no assurance that such financing will be available in sufficient amounts or on terms acceptable to the Company, if at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

COMPETITION

     The interactive television field is new and characterized by changing technology, an absence of industry standards, frequent new product and service introductions and extensive capital requirements. Wink faces competition from a number of companies, many of which have significantly greater financial, technical, manufacturing and marketing resources than Wink and may be in a better position to compete in the industry. In addition, with the advent of digital broadcast technologies, the Company expects that competition will intensify. Current and potential competitors in one or more aspects of the Company's business include television and other system software companies, interactive television system providers and multimedia authoring tool providers. The Company also faces competition from other providers and companies operating in the direct marketing business, especially operators of toll-free response call centers. Many of the Company's competitors and potential competitors have longer operating histories and substantially greater financial, technical, marketing and personnel resources, as well as greater name recognition. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to the development of interactive television products and services. In addition, current and potential competitors have established or may establish joint ventures or other corporate relationships among themselves or directly with broadcasters, cable and DBS system operators and manufacturers to create competitive enhanced broadcasting systems. Accordingly, it is possible that new competitors or alliances among competitors and industry participants may emerge and establish a new standard or acquire market share. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect the Company's business, operating results and financial condition. In addition, the Company may, at various times in response to changes in the competitive environment, make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on its business, operating results and financial condition.

     A number of companies are developing system software for the general interactive television market, including Intel Corporation, Microsoft Corporation, Oracle Corporation and its affiliate Network Computer Inc. ("NCI"), Sun Microsystems, OpenTV and Canal Plus. In particular, OpenTV and Canal Plus already offer certain very similar features for digital television, and Intel and Microsoft have developed technology that enables interactivity over analog or digital broadcasts. In addition, many of these competitors have the support of or relationships with industry participants with which the Company also has relationships, which could affect the extent of support these market participants give to Wink Enhanced Broadcasting. Microsoft has acquired WebTV Networks and has invested in Comcast and Time Warner's Road Runner cable modem service. Microsoft's WebTV Plus service and Oracle's NCI offer certain features similar to Wink Enhanced Broadcasting. There also are a number of interactive system providers that have developed proprietary software and hardware for adding interactivity to existing television technologies, including Gemstar International Group Limited, Source Media, ACTV Inc., ICTV and GTE Mainstreet. In addition, one or more of these entities might choose to pursue hardware-independent, cross-platform opportunities directly competitive with Wink Enhanced Broadcasting.

MANAGEMENT OF POTENTIAL GROWTH; DEPENDENCE ON KEY PERSONNEL

     The Company's development activities and operations have expanded rapidly since mid-1997, and significant further expansion will be necessary to meet growing demands and to take advantage of market opportunities. Expansion has placed and will likely continue to place substantial strain on the Company's managerial, operational and financial resources and systems. Many of the Company's senior management and key personnel have been with the Company for less than two years, and additional key personnel may join the organization in the future. To manage its growth, the Company must successfully implement, improve and effectively utilize its operational and financial systems while aggressively expanding its workforce. The Company must also maintain and strengthen the breadth and depth of current strategic relationships while rapidly developing new relationships. There can be no assurance that the Company's existing or anticipated operational and financial systems will be sufficient to support the Company's growth nor that management will be able to effectively identify, manage and exploit existing and emerging market opportunities. If potential growth is not adequately managed, the Company's business, operating results and financial condition would be materially adversely affected.

     The Company's future success and performance is substantially dependent on the continued services and performance of its senior management and other key personnel. The Company's performance also depends on the Company's ability to retain and motivate its officers and key employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, operating results and financial condition. The Company does not have long-term employment agreements with any of its key personnel. The Company's future success also depends on its ability to identify, attract, hire, train, retain and motivate other highly qualified technical, managerial, sales, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract the necessary technical, managerial, sales, marketing and customer service personnel could have a material adverse effect on the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH THE WINK RESPONSE NETWORK

     An essential part of the Company's strategy is the generation of high volumes of commercial transaction traffic through its Wink Response Network in conjunction with related systems at broadcast and cable networks, cable and DBS system operators and advertisers. Consequently, the effective and reliable performance of the Wink Response Network systems and infrastructure is vital to the Company's ability to attract and retain strategic partners, initiate viewer response transactions, increase the number of response transactions among television viewers and maintain satisfactory levels of customer service. The Wink Response Network has been developed, but has not been activated due to the need for infrastructure upgrades by cable system operators. Inability to successfully implement the required transaction-processing systems and associated infrastructure for the Wink Response Network by the Company or its strategic partners, or the subsequent occurrence of significant system interruptions or errors could materially adversely affect the Company's business, operating results and financial condition. The Company may also be required to change or upgrade the Wink Response Network in order to respond to changes in the information systems used by advertisers, networks or cable operators. Moreover, there can be no assurance that the Company will be able to accurately predict the timing or rate of volume increases, if any, or that it will be able to effectively implement system changes expansion and upgrades in a timely manner.

     In addition, the ability to successfully process and route transactions depends largely on reliable and efficient operation of a complex network of computers and communications systems. The Wink Response Network is operated and maintained by General Electric Information Services ("GEIS") at a data center located in Rockville, Maryland and with a back-up center in Brookpark, Ohio. Although GEIS takes protective measures, it is still possible that damage, disruption or destruction could occur from fires, natural disasters, power losses, telecommunication failures, viruses, break-ins or other problems. In addition, disruption of data communications with other market participants could cause significant interruptions in transaction-processing and response-routing services. Furthermore, transmission of Wink Enhanced Broadcasting responses and purchase requests for cable subscribers is dependent on the deployment of enhanced store-and-forward or other return-path technology by cable system operators. Although the Company's commercial success will be affected by the successful and timely completion of these infrastructure upgrades, cable and DBS systems operators are under no obligation to the Company to undertake these deployments. Many of these upgrades may be subject to change, delay or cancellation. Each of the foregoing factors could have a materially adverse effect on the Company's business, operating results and financial condition. See "Business -- Components of Wink Enhanced Broadcasting."

DEPENDENCE ON ESTABLISHMENT OF THE WINK BRAND

     The Company believes that establishing and maintaining a strong brand are critical to attracting and retaining key strategic relationships with market participants. In addition, the Company believes that a strong brand is necessary for the generation of consumer awareness and, in the future, interactive responses and transactions. Promotion of the Wink brand will depend in large part on the success of the Company, as well as industry participants, in providing a compelling enhanced broadcasting experience that is attractive to viewers. As a result, success of the Wink brand depends to a significant extent on efforts outside of the Company's control. In addition, to attract viewers and to promote the Wink brand, the Company will need to increase its marketing activities substantially. Failure to establish and maintain the Wink brand may have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Strategy."

DEPENDENCE ON SIGNAL TRANSMISSION

     The Company is dependent on broadcast and cable networks for the transmission of Wink programming enhancements to viewers along with the related television programming. Such enhancements are embedded within television signals transmitted by broadcast and cable networks, satellite program services and over-the-air broadcast television stations. Cable and DBS system operators who choose not to offer Wink Enhanced Broadcasting could attempt to remove the portion of the television signal containing the Wink enhancements, thus preventing viewers from receiving these enhancements. Any increased costs or delays associated with finding alternative means to distribute the Company's products and services to a potentially large number of customers could have a material adverse effect on the Company's business, operating results and financial condition.

RISKS OF TECHNOLOGICAL CHANGE

     The interactive television field is still emerging and may never be adopted or may be adopted with standards that are not compatible with the Wink Enhanced Broadcasting technology. The emerging nature of interactive television will require that the Company continually improve the performance, features and reliability of Wink Enhanced Broadcasting, particularly in response to competitive offerings. There can be no assurance that the Company will be successful in responding quickly, cost effectively and adequately to these developments. The introduction of new technologies could render Wink Enhanced Broadcasting obsolete or unmarketable. There can be no assurance that the Company will be successful in achieving widespread acceptance of Wink Enhanced Broadcasting before competitors offer products, services, and/or concepts with attributes similar or superior to the Company's current offerings. In addition, the widespread adoption of new television technologies or standards, cable-based or otherwise, could require substantial expenditures by the Company to modify or adapt its technology, products, services, network or business model. Such events could also fundamentally affect the character, viability and frequency of enhanced programming. In the event a competing technology is adopted as a standard for enhanced broadcasting or interactive television in general and the Company fails to adopt to that technology, the business, operating results and financial condition of the Company would be materially adversely affected.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     A key component of the Company's strategy is expansion into international markets. To date, the Company has developed relationships with industry participants in the United States, Japan and Europe. In Japan and continental Europe, the Company has chosen to license its technology to third parties and, to a great extent, to rely on these third parties for marketing, deployment and potential acceptance of Wink Enhanced Broadcasting in such areas. The Company has no direct control over these third parties, and there can be no assurance that the Company will be successful in such activities or that Wink Enhanced Broadcasting will be successful in foreign markets in general. In addition to the uncertainty regarding the Company's ability to generate revenues from foreign operations and expand its international presence, there are certain risks inherent in doing business internationally, such as regulatory requirements, legal uncertainty regarding liability for information retrieved and replicated in foreign jurisdictions, export and import restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition. See
"Business -- Strategy."

INTELLECTUAL PROPERTY; LITIGATION

     The Company's ability to compete is dependent in part upon its internally developed, proprietary intellectual property. The Company relies on patents, trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements to establish and protect its rights in its technology. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. The Company typically enters into confidentiality or license agreements with its employees, consultants, customers, strategic partners and vendors, and typically controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently through reverse engineering or other means. Policing unauthorized use of the Company's products is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that such agreements will be enforceable. In addition, effective patents, copyright and trade secret protection may be unavailable or limited in certain foreign countries. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

     In the future, the Company may receive notices of claims of infringement of other parties' proprietary rights. Although the Company does not believe that its products infringe the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertions or prosecutions will not materially adversely affect the Company's business, operating results or financial condition. Irrespective of the validity or the successful assertion of such claims, the Company would incur significant costs and diversion of resources with respect to the defense of any claims brought, which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the assertion of such infringement claims could result in injunctions preventing the Company from distributing certain products, which could have a material adverse effect on the Company's business, operating results and financial condition. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances, a license would be available on reasonable terms, if at all.

     The Company's Wink Response Network is designed to collect and utilize data derived from viewer responses to Wink-enhanced programming. This data can be used for several purposes, including product inquiry, order fulfillment, advertising impact research and polling. Although the Company believes it has a right to use and compile such data, there can be no assurance that any copyright, trade secret or other protection will be available for such data and information or that others will not claim rights to it. The Company is also obligated to keep certain information regarding networks' and cable systems' programming services and system technology confidential.

     The Company has licensed in the past and expects that it may license in the future elements of its technology and trademarks to third parties in the United States, Japan and Europe. The Company attempts to ensure that the quality of its brand is maintained by such business partners; there can be no assurance, however, that such partners will not take actions that could adversely affect the value of the Company's proprietary rights or reputation.

YEAR 2000 COMPLIANCE

     Many existing electronic devices, systems and applications use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such devices, systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000 and beyond. The Company relies on certain devices, systems and applications in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll), customer services, infrastructure, networks and telecommunications equipment. The Company also relies, directly and indirectly, on external systems of business enterprises, both domestic and international, for accurate exchange of data. The Company's current estimate is that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the results of operations or financial position of the Company in any given year. In addition, even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruption in the operations of the enterprises with which the Company interacts. Furthermore, although the Company's products comply with such year 2000 requirements, the Company believes that the purchasing patterns of customers and potential customers may be affected by year 2000 issues, as companies expend significant resources to correct or patch their current software systems to comply with year 2000 requirements. These expenditures may result in reduced funds available to purchase or deploy products and systems such as those offered by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition.

POTENTIAL IMPACT OF PRIVACY CONCERNS

     In order to facilitate and process transactions and responses to Wink-enhanced programming, the Company intends to develop and maintain data regarding the purchase and response habits of television viewers. Although the privacy restrictions adopted by Wink are designed to prevent the distribution of any individual viewer data to unauthorized persons or entities, privacy concerns may nevertheless cause viewers to be reluctant to use the response and purchasing features of Wink Enhanced Broadcasting. Moreover, even the perception by industry participants of substantial privacy concerns on the part of viewers, whether or not valid, may inhibit market acceptance of Wink Enhanced Broadcasting. Such concerns may be heightened by potential legislative or regulatory requirements. For example, legislation could be enacted to require notification to users that captured data may be used by marketing entities to target product promotion and advertising to that user. There can be no assurance that legislation or regulatory requirements will not be adopted in connection with enhanced broadcasting. If any of these privacy concerns are not adequately addressed, the Company's business, operating results and financial condition could be materially adversely affected.

SECURITY RISKS

     A significant barrier to communications and commerce through Wink Enhanced Broadcasting is the need for secure transmission of confidential information, such as credit card numbers, over public networks. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. The Company intends to rely on third parties for call center operators and data center processing under confidentiality agreements, and has no direct control over confidentiality or security practices of these parties. There can be no assurance that negligent or hostile actions by third parties or other events or developments will not result in a compromise or breach of the Company's current or future systems designed to protect customer transaction data. Any such compromise of the Company's security could have a material adverse effect on the Company's reputation, business, operating results and financial condition and expose the Company to a risk of loss or litigation and potential liability. Moreover, concerns over the security of communications and commerce through enhanced broadcasting may inhibit the growth of enhanced broadcasting, especially as a means of conducting commercial transactions.

GOVERNMENT REGULATORY EFFECTS

     The telecommunications, media, broadcast and cable television industries are subject to extensive regulation by federal, state and local governmental agencies. Federal, state and local governmental agencies continue to oversee and adopt legislation and regulation over these industries, which may affect the activities of the Company, market participants with which the Company has relationships or the acceptance of Wink Enhanced Broadcasting in general. Existing regulations were substantially affected by the passage of The Telecommunications Act of 1996. The outcome of pending federal and state administrative proceedings may also affect the nature and extent of competition that will be encountered by the Company. In addition, future regulations may prevent the Company from generating revenues from sales of database information about consumers obtained by the Company through the Wink Response Network. Any of these developments, as well as other regulatory requirements relating to privacy issues, may have a material adverse effect on the Company's business, operating results and financial condition.

CONCENTRATION OF STOCK OWNERSHIP; ANTITAKEOVER PROVISIONS

     Upon completion of this offering, the current directors, executive officers and principal stockholders of the Company and their affiliates will beneficially
own approximately   % of the outstanding Common Stock of the Company (  % if the over-allotment option is exercised in full), based on shares outstanding as of May 31, 1998. As a result of their ownership, the directors, executive officers and principal stockholders will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders" and "Description of Capital Stock."

     Certain provisions of the Company's charter documents, including the elimination of stockholders' ability to take actions by written consent and limitations on stockholders' ability to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing a change in control or management of the Company, which could have an adverse effect on the market price of the Company's Common Stock. In addition, the Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 5 million shares of preferred stock and to fix the designations, rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such preferred stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance of such preferred stock could have a material adverse effect on the market value of the Common Stock. See "Description of Capital Stock -- Antitakeover Effects of Delaware Law and Certain Provisions of the Company's Certificate of Incorporation and Bylaws."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which the Company (subject to certain exceptions) and all directors and executive officers and certain other stockholders of the Company have agreed not to sell or otherwise dispose of any of such securities for a period of 180 days after the date of this Prospectus without the prior written consent of BancAmerica Robertson Stephens. BancAmerica Robertson Stephens may, however, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements prior to the expiration of the lock-up period. As a result of these restrictions and based on shares outstanding as of
May 31, 1998, on the date of this Prospectus,   shares, in addition to the
shares offered hereby, will be eligible for sale in the public market
immediately on and after the date of this Prospectus; an additional   shares
will be eligible for sale in the public market beginning 90 days after the date of this Prospectus, subject in certain cases to compliance with the provisions
of Rule 144 and Rule 701 promulgated under the Securities Act; and   additional
shares will become eligible for sale in the public market beginning 180 days after expiration of lock-up agreements and subject in certain cases to compliance with the provisions of Rule 144 or Rule 701. In addition, at various times after 180 days after the date of this Prospectus, following the expiration
of applicable one-year holding periods, an additional   shares will become
eligible for sale in the public market subject to certain volume and resale restrictions set forth in Rule 144. The Company also expects to file a registration statement on Form S-8 with the Securities and Exchange Commission (the "Commission") shortly after the date of this Prospectus. Following this
offering and expiration of the lock-up agreements, the holders of   shares will
have certain rights to require the Company to register those shares under the Securities Act. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. Moreover, if the Company were required to include shares held by such holders in a Company-initiated registration, pursuant to the exercise of their registration rights, such sales could have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible for Future Sale," "Description of Capital Stock -- Registration Rights" and "Underwriting."

BROAD MANAGEMENT DISCRETION OVER USE OF PROCEEDS

     The Company currently has no specific plan for using substantially all of the proceeds of this offering. The Company intends to use a significant portion of the net proceeds for general corporate purposes, including working capital needs and potential strategic investments to be determined in the future. Accordingly, management will have significant discretion in applying the net proceeds of this offering. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION.

     Purchasers of the Common Stock offered hereby will incur immediate and substantial dilution in pro forma net tangible book value of the Common Stock of $ per share. To the extent that outstanding options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

NO PRIOR MARKET FOR COMMON STOCK; LIKELY VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market will develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this offering. The market price of the shares of the Company's Common Stock is likely to be highly volatile and may be significantly affected by a number of factors, such as actual or anticipated fluctuations in the Company's operating results, announcement of agreements with and by industry participants, announcement of technological innovations or new product introductions by the Company or its competitors, changes in estimates of the Company's future operating results by securities analysts, developments with respect to intellectual or proprietary rights, general market and economic conditions and other factors. In addition, the stock market in recent years has experienced significant price and volume fluctuations, which have affected the market price of equity securities of many companies and which have often been unrelated or disproportionate to the operating performance of these companies. Broad market fluctuations, as well as analysts' recommendations and projections and general economic conditions, may adversely affect the market price for the Company's Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Underwriting."

                                USE OF PROCEEDS

     The net proceeds from the sale of the   shares of Common Stock offered
hereby are estimated to be approximately $ million ($ million if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The primary purposes of this offering are to increase the Company's equity capital, to create a public market for the Company's Common Stock, to facilitate future access to public markets, to provide liquidity to existing stockholders and to enhance the Company's visibility in the marketplace.

     The Company intends to use the net proceeds of this offering for working capital and other general corporate purposes including expansion of the Company's sales and marketing, research and development activities and expansion of the Wink Response Network. The amounts actually expended by the Company for these purposes will depend upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations and the progress of the Company's efforts to establish Wink Enhanced Broadcasting as a television standard. The Company may also use a portion of the proceeds to acquire or invest in businesses, products or technologies that are complementary to those of the Company, although there are no current commitments regarding any such acquisitions or investments.

     Pending such uses, the Company intends to invest the net proceeds from this offering in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock. The Company does not currently anticipate paying any cash dividends on its Common Stock in the foreseeable future and intends to retain any future earnings for use in the expansion of its business and for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998 (i) on an actual basis, (ii) on a pro forma basis, after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and certain amendments to the Company's Certificate of Incorporation to be effected prior to the offering, and (iii) on an as adjusted
basis, to reflect the sale of   shares of Common Stock offered hereby at an
assumed initial public offering price of $ per share and the application of the net proceeds therefrom:

                                                                       MARCH 31, 1998
                                                             ----------------------------------
                                                                                          AS
                                                             ACTUAL(1)    PRO FORMA    ADJUSTED
                                                             ---------    ---------    --------
                                                                       (IN THOUSANDS)
Capital lease obligations, less current portion............  $    672     $    672     $    672
                                                             --------     --------     --------
Stockholders' equity
  Convertible Preferred Stock, $.001 par value: issuable in
     series; 6,001,250 shares authorized actual, 5,000,000
     pro forma and as adjusted; 5,924,750 shares issued and
     outstanding actual, none pro forma or as adjusted.....         6           --           --
  Common Stock, $.001 par value: 21,038,200 shares
     authorized actual, 100,000,000 pro forma and as
     adjusted; 9,974,311 shares issued and outstanding
     actual, 15,899,061 pro forma,   as adjusted (1).......        10           16
  Additional paid-in capital...............................    33,750       33,750
  Stockholder notes receivable.............................    (1,084)      (1,084)      (1,084)
  Unearned compensation....................................      (977)        (977)        (977)
  Accumulated deficit......................................   (19,879)     (19,879)     (19,879)
                                                             --------     --------     --------
     Total stockholders' equity............................    11,826       11,826
                                                             --------     --------     --------
          Total capitalization.............................  $ 12,498     $ 12,498     $
                                                             ========     ========     ========

---------------
(1) Excludes (i) 2,461,410 shares of Common Stock issuable upon exercise of outstanding options at March 31, 1998, at a weighted average exercise price of $1.81 per share, (ii) 2,800,000 shares reserved for future issuance under the Company's employee stock plans as of the date of this offering, and
    (iii) an aggregate of 1,580,700 shares of Common Stock subject to outstanding warrants at March 31, 1998, at a weighted average exercise price of $6.66 per share, of which warrants to purchase 917,500 shares of Common Stock are expected to remain outstanding after the offering. Warrants to purchase the remaining 663,200 shares of Common Stock, at a weighted average exercise price of $4.90 per share, will expire if not exercised prior to the completion of the offering. Subsequent to March 31, 1998, options to purchase 67,292 shares of Common Stock were exercised at a weighted average exercise price of $0.36 per share (through May 31, 1998), and the Company granted additional options to purchase an aggregate of 231,500 shares of Common Stock under the 1994 Stock Plan (net of cancellations) at a weighted average exercise price of $6.00 per share. See "Management -- Employee Benefit Plans" and Notes 2, 7, 8 and 9 of Notes to Consolidated Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of March 31, 1998, was $11,826, or $0.74 per share. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities divided by the pro forma number of shares of Common Stock outstanding after giving effect to the conversion of all outstanding Preferred Stock into 5,924,750 shares of Common Stock upon the completion of the offering. After giving effect to the issuance and sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $ per share (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company), the Company's adjusted pro forma net tangible book value as of March 31, 1998, would have been $ or $ per share. This represents an immediate increase in the pro forma net tangible book value of $ per share to existing stockholders and an immediate dilution of $ per share to new investors. The following table illustrates the per share dilution:

Assumed initial public offering price per share..........             $
     Pro forma net tangible book value per share
       before the offering...............................  $  0.74
     Increase in pro forma net tangible book value per
       share attributable to new investors...............
                                                           -------
Adjusted pro forma net tangible book value per share
  after the offering.....................................
                                                                      -------
Dilution per share to new investors......................             $
                                                                      =======

     The following table summarizes, as of March 31, 1998, the difference between the existing stockholders and the purchasers of shares of Common Stock in this offering (at an assumed initial public offering price of $ per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share.

                                 SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                               ---------------------    ----------------------      PRICE
                                 NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                               ----------    -------    -----------    -------    ---------
Existing stockholders........  15,899,061          %    $30,621,000          %      $1.93
New investors................
                               ----------     -----     -----------     -----
          Total..............                 100.0%    $               100.0%
                               ==========     =====     ===========     =====

     The foregoing discussion and tables assume no exercise of any stock options outstanding as of March 31, 1998 or of certain warrants that will remain outstanding after the offering. As of March 31, 1998, (i) 2,461,410 shares of Common Stock were issuable upon exercise of outstanding options at a weighted average exercise price of $1.81 per share and (ii) an aggregate of 1,580,700 shares of Common Stock were issuable upon exercise of warrants at a weighted average exercise price of $6.66 per share, of which warrants to purchase 917,500 shares of Common Stock are expected to remain outstanding after the offering. The remaining warrants to purchase 663,200 shares of Common Stock, at a weighted average exercise price of $4.90 per share, will expire if not exercised prior to the completion of the offering. In addition, 2,800,000 additional shares were reserved for future issuance under the Company's employee stock plans as of the date of this offering. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

     Subsequent to March 31, 1998, options to purchase 67,292 shares of Common Stock were exercised at a weighted average exercise price of $0.36 per share (through May 31, 1998), and the Company granted additional options to purchase an aggregate of 231,500 shares of Common Stock under the 1994 Stock Plan (net of cancellations) at a weighted average exercise price of $6.00 per share. See "Management -- Employee Benefit Plans" and Notes 2, 7, 8 and 9 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of the Company should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and notes thereto and other financial information included elsewhere in this Prospectus. The consolidated statement of operations data set forth below for the years ended December 31, 1995, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996 and 1997 are derived from, and are qualified by reference to, the Company's consolidated financial statements audited by Price Waterhouse LLP, independent accountants, which are included elsewhere in this Prospectus. The consolidated statement of operations data for the period from October 7, 1994 (inception) through December 31, 1994 and the consolidated balance sheet data as of December 31, 1994 and 1995 are derived from consolidated financial statements audited by Price Waterhouse LLP which are not included in this Prospectus. The consolidated statement of operations data for the three months ended March 31, 1997 and 1998 and the consolidated balance sheet data as of March 31, 1998 are derived from unaudited consolidated financial statements included in this Prospectus, which have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information. Historical results are not necessarily indicative of results for any future period.

                                                            OCTOBER 7,
                                                               1994                                        THREE MONTHS
                                                           (INCEPTION)                                        ENDED
                                                             THROUGH        YEAR ENDED DECEMBER 31,         MARCH 31,
                                                           DECEMBER 31,   ---------------------------   ------------------
                                                               1994        1995      1996      1997       1997      1998
                                                           ------------   -------   -------   -------   --------   -------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Licenses -- related parties............................     $   --      $    --   $    --   $   384   $     --   $    40
  Licenses -- third parties..............................         --           --        --        --         --         2
  Services -- related parties............................         --          100       155       148         48        --
  Services -- third parties..............................         --           --       193        87         39        99
                                                              ------      -------   -------   -------   --------   -------
        Total revenues...................................         --          100       348       619         87       141
                                                              ------      -------   -------   -------   --------   -------
Costs and expenses:
  Cost of services -- related parties....................         --           98       323       162         80        36
  Cost of services -- third parties......................         --           --       235       376        108        34
  Research and development...............................          4          851     2,595     4,384        673     1,332
  Sales and marketing....................................         10          899     2,263     3,510        636     1,165
  General and administrative.............................         11          472     1,068     1,843        428       409
                                                              ------      -------   -------   -------   --------   -------
        Total costs and expenses(1)......................         25        2,320     6,484    10,275      1,925     2,976
                                                              ------      -------   -------   -------   --------   -------
Loss from operations.....................................        (25)      (2,220)   (6,136)   (9,656)    (1,838)   (2,835)
Interest and other income................................         --           72       279       684         61       219
Interest expense.........................................         --           --       (27)     (194)       (52)      (40)
                                                              ------      -------   -------   -------   --------   -------
Net loss.................................................     $  (25)     $(2,148)  $(5,884)  $(9,166)  $ (1,829)  $(2,656)
                                                              ======      =======   =======   =======   ========   =======
Net loss per share:
  Basic and diluted(2)...................................     $(0.01)     $ (0.37)  $ (0.91)  $ (1.25)  $  (0.27)  $ (0.33)
                                                              ======      =======   =======   =======   ========   =======
  Weighted average shares(2).............................      5,100        5,860     6,432     7,337      6,802     8,031
                                                              ======      =======   =======   =======   ========   =======
Pro forma net loss per share:
  Basic and diluted(2)...................................                                     $ (0.75)             $ (0.19)
                                                                                              =======              =======
  Weighted average shares(2).............................                                      12,210               13,942
                                                                                              =======              =======

                                                                          DECEMBER 31,
                                                           ------------------------------------------       MARCH 31,
                                                               1994        1995      1996      1997           1998
                                                           ------------   -------   -------   -------   -----------------
                                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................     $  184      $ 2,909   $ 4,157   $ 8,530        $ 7,965
Short-term investments...................................         --           --        --     5,452         5,452
Working capital..........................................        (83)       2,218     2,886    11,367        10,920
Total assets.............................................        260        3,317     5,642    15,629        15,494
Long-term obligations (less current portion).............         --           --     1,114       767          672
Stockholders' equity.....................................         (9)       2,530     3,135    11,925        11,826

---------------
(1) Operating expenses include non-cash charges for stock compensation and warrant amortization totaling $283,000, $4,000 and $455,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $ 0 and $530,000 for the three months ended March 31, 1997 and 1998, respectively. See Notes 7, 8 and 9 of Notes to Consolidated Financial Statements.
(2) See Note 2 of Notes to Consolidated Financial Statements for a discussion of the computation of basic and diluted net loss per share and weighted average shares outstanding. Share information for all periods presented has been retroactively adjusted to reflect a
    10-for-1 split of Common Stock and Preferred Stock in June 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements relating to future events and the future financial performance of the Company, each of which involves risks and uncertainties. These events and the Company's actual results could differ materially from those described in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors." "Business" and elsewhere in this Prospectus.

OVERVIEW

     Wink Communications offers a simple-to-use, low-cost enhanced television broadcasting system, Wink Enhanced Broadcasting, that adds interactivity and electronic commerce opportunities to traditional television programming and advertising. Wink Enhanced Broadcasting allows broadcast and cable networks and advertisers to create interactive programming and commercials to which viewers can respond by requesting information or ordering products through a remote control. The Company's Wink Response Network is designed to aggregate these responses and forward them to advertisers. The Company's business plan is to derive the primary portion of its revenues through the Wink Response Network by charging transaction fees to advertisers for each information request or purchase order obtained from viewers. To encourage broad adoption of Wink Enhanced Broadcasting, the Company seeks to provide benefits to multiple participants in the television industry, including viewers, advertisers, broadcast and cable networks, cable and DBS system operators and television and set-top terminal manufacturers. In order to increase the presence of Wink in television households, the Company has formed strategic relationships with a number of cable system operators, such as Century Communications, Charter Communications, Intermedia and Jones Programming Services, and television and set-top terminal manufacturers, such as General Instrument, Pioneer, Scientific-Atlanta and Toshiba. The Company has also formed strategic relationships with a number of broadcast and cable networks, such as CNN, ESPN, NBC and The Weather Channel, in order to promote the development of Wink-enhanced programming. Wink Enhanced Broadcasting has been deployed in Japan since October 1996, and was initially deployed in the United States in June 1998 in Kingsport, Tennessee on an Intermedia cable system.

     The Company was founded in October 1994, and its activities to date have consisted of developing and porting its Wink Engine software for incorporation into television sets and advanced analog and digital set-top terminals; developing its Wink Studio authoring tool software and licensing the software to major broadcast and cable networks, third-party developers and advertisers to enable them to develop Wink programming enhancements; developing and licensing its Wink Server software to broadcast and cable networks and cable system operators to incorporate Wink enhancements into their television programming; developing the Wink Response Network for collecting and managing responses to Wink-enhanced programming; and marketing the concept of Wink Enhanced Broadcasting and establishing the Wink brand.

     In 1995, the Company entered into an agreement to develop the Company's Wink Engine software for incorporation into certain set-top terminals manufactured by General Instrument. The Company has since entered into similar agreements to port its Wink Engine software to set-top terminals manufactured by Scientific Atlanta and Pioneer. In addition, in 1997, the Company entered into development agreements with Toshiba and Matsushita to port the Wink Engine software to certain of their television sets. Since the beginning of 1997, the Company has signed agreements for Wink-enhanced programming to be broadcast on CNN, CNN Headline News, Court TV, ESPN, ESPN 2, The Nashville Network, NBC, Nick at Nite, Showtime, TBS, TNT, VH-1, and The Weather Channel. The Company has also signed agreements with Century Communications, Charter Communications, Intermedia Partners, Jones Intercable and 21st Century that establish pricing and a framework for deployment of Wink Enhanced Broadcasting on certain of their local cable systems. Wink Enhanced Broadcasting was first launched in Japan in October 1996. As of March 31, 1998, approximately 100,000 Wink-enabled televisions have been shipped in Japan. The Company does not receive any transaction-related revenue from the operation of Wink Enhanced Broadcasting in Japan. The initial U.S. deployment of Wink Enhanced Broadcasting occurred in June 1998 in Kingsport, Tennessee on an Intermedia cable system.

     Through March 31, 1998, the Company's revenues have been derived from license fees relating to royalties earned from the Wink Engine software, non-recurring engineering fees under agreements to port the Wink Engine software to various televisions and set-top terminals and service fees relating to software installation and post-contract customer support. The Company recognizes software license revenues relating to the Wink Engine on a "sell-through" basis upon notification of shipment of Wink-enabled products by the original equipment manufacturer. Non-recurring engineering fees are recognized under the percentage-of-completion method, using labor hours as a measure of progress towards completion. Fees from installation services are recognized as services are provided, and post-contract customer support fees are recognized ratably over the term of the support agreement. Fees received in advance of revenue recognition are included on the balance sheet as deferred revenue.

     The Company's business plan is to derive the primary portion of its revenues from the Wink Response Network by charging transaction fees to advertisers and other creators of Wink-enhanced programming for each information request or purchase order obtained from viewers who respond to Wink Enhanced Broadcasting. As a result, the Company does not expect that non-recurring engineering services will represent a significant component of future revenues. The Company believes that its success is largely dependent on its ability to execute its business model, which allows other television industry participants supporting Wink-enabled programming to benefit economically from Wink Enhanced Broadcasting. In this regard, Wink has entered into a number of agreements with cable system operators and certain other market participants to share with these entities a portion of revenues, if any, the Company generates from viewer responses to Wink Enhanced Broadcasting. The Wink Response Network has been developed but is not expected to be activated until the second half of 1998. Accordingly, no transaction fee revenue has been recognized to date. Any amounts payable to third parties in future periods resulting from fee sharing will be included in cost of revenues.

     License revenues in future periods are also expected to be derived from Wink server and authoring software applications. The Wink Broadcast Server application is being offered to customers under monthly license fee arrangements with terms ranging from one to five years, with periodic fee increases based upon changes in the Consumer Price Index and other contract provisions. Revenues derived from such arrangements will be recognized monthly based upon the applicable subscription fee. License revenues relating to Wink authoring software applications will be recognized upon software delivery, provided that there is a signed agreement evidencing a fixed and determinable fee and a determination that collection of the fee is probable.

     The Company has incurred net losses since inception and, at March 31, 1998, had an accumulated deficit of approximately $19.9 million. The Company's prospects must be considered in light of the risks frequently encountered by companies in an early stage of development, particularly companies in new and evolving markets such as interactive television. The profit potential of the Company's business model is unproven. Achieving and sustaining profitability will require widespread adoption of Wink Enhanced Broadcasting by all industry participants; the establishment of relationships with multiple significant advertisers; an increase in the number and expansion of the scope of its relationships with significant broadcast and cable networks, and local cable and DBS system operators and television and set-top terminal manufacturers; the firm establishment of the Wink brand; continued strengthening of the quality of its technology and operations; full implementation of the transaction processing systems in the Wink Response Network; timely responses to competitive developments; and the attraction, retention and motivation of qualified employees. The failure of the Company to successfully meet any of these challenges could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will ever achieve favorable operating results or profitability. See "Risk Factors -- Limited Operating History; No Assurance of Profitability."

RESULTS OF OPERATIONS

  Revenues

     Total revenues increased 62% to $141,000 for the three months ended March 31, 1998, compared to $87,000 for the three months ended March 31, 1997. The increase was related primarily to Wink Engine royalties earned on shipments by Toshiba of Wink-enabled television sets as well as to installation fees. Total revenues increased 78% to $619,000 for the year ended December 31, 1997, compared to $348,000 for the year ended December 31, 1996. The increase was related primarily to Wink Engine royalties earned on shipments by Toshiba of Wink-enabled television sets, offset in part by a decline in non-recurring engineering fees, as certain development agreements neared completion. During fiscal 1997, transactions with Toshiba, Scientific-Atlanta and General Instrument each accounted for at least 10% of the Company's total revenues. Total revenues increased 248% to $348,000 for the year ended December 31, 1996, compared to $100,000 for the year ended December 31, 1995. Revenues in 1996 were derived primarily from three development agreements with Scientific-Atlanta, Pioneer and Matsushita to port the Wink Engine software to their respective set-top terminals or television sets. During fiscal 1996, transactions with Scientific-Atlanta, Matsushita, Pioneer and General Instrument each accounted for at least 10% of the Company's total revenues. In 1995, the Company's revenues were derived entirely from a development agreement to port the Wink Engine software to General Instrument's set-top terminals.

  Costs and Expenses

     Total costs and expenses were $3.0 million and $1.9 million for the three months ended March 31, 1998 and 1997, respectively. Total costs and expenses were $10.3 million, $6.5 million and $2.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increase of 55% from the three months ended March 31, 1997 to the three months ended March 31, 1998 and the increases of 58% from the year ended December 31, 1996 to the year ended December 31, 1997 and 179% from the year ended December 31, 1995 to the year ended December 31, 1996 were primarily a result of additional operating costs associated with the development, testing and deployment of the Wink Engine software, the Wink Broadcast Server software and the Wink Response Network, as well as substantial sales and marketing expenses. The Company believes that continued expansion of its operations and its sales and marketing efforts is critical to the achievement of its goals, and believes that costs and expenses will continue to increase to support the establishment of Wink Enhanced Broadcasting as a television industry standard.

     Cost of Services. Cost of services is composed primarily of direct engineering labor and materials associated with the Company's arrangements to provide non-recurring engineering services. In future periods, cost of services is also expected to include costs of deployment, the portion of transaction fees shared with third parties and the costs of operating the Wink Response Network, including processing and telecommunication costs.

     Cost of services decreased 63% to $70,000 for the three months ended March 31, 1998, compared to $188,000 for the three months ended March 31, 1997, reflecting the completion of various engineering projects during 1997. Cost of services decreased 4% to $538,000 for the year ended December 31, 1997, compared to $558,000 for the year ended December 31, 1996, as engineering projects initiated by the Company in 1996 and 1995 neared completion. Cost of services increased 469% to $558,000 for the year ended December 31, 1996, compared to $98,000 for the year ended December 31, 1995, as a result of an increased number of engineering projects.

     Research and Development. Research and development expense includes costs associated with the Company's engineering and operations departments, including personnel costs, allocated facilities-related expenses and payments to third-party consultants.

     Research and development expenses increased 98% to $1.3 million for the three months ended March 31, 1998 from $673,000 for the three months ended March 31, 1997, as additional engineering and operations personnel costs were incurred to support increased product deployment activities. Research and development expenses increased 69% to $4.4 million for the year ended December 31, 1997 compared to $2.6 million for the year ended December 31, 1996, as a result of increased personnel costs associated with the Company's expanded operations. Research and development expenses increased 205% to $2.6 million for the year ended December 31, 1996 from $851,000 for the year ended December 31, 1995, primarily as a result of increased personnel costs and increased facilities-related expenses.

     Sales and Marketing. Sales and marketing expense includes salaries, consulting fees, travel-related costs and advertising expenses associated with the Company's cable sales, consumer marketing and content departments. In future periods, sales and marketing expense is expected to increase significantly and to include costs of the Company's customer service center to register and field inquiries from Wink television viewers, costs of marketing materials, commercial spots and training for the launch of Wink Enhanced Broadcasting in each new cable system deployment, as well as costs of sales performance incentives to various consumer electronics retailers to encourage them to register their customers as Wink users.

     Sales and marketing expense increased 83% to $1.2 million for the three months ended March 31, 1998 from $636,000 for the three months ended March 31, 1997, primarily as a result of resources expended to support the anticipated initial deployment of Wink Enhanced Broadcasting in mid-1998, including $300,000 related to warrants issued to a broadcasting company (see "Stock-based Costs and Expenses"). Sales and marketing expense increased 55% to $3.5 million for the year ended December 31, 1997 compared to $2.3 million for the year ended December 31, 1996, primarily as a result of increased personnel and travel-related costs and $240,000 related to the issuance of warrants to a broadcasting company in June 1997 (see "Stock-based Costs and Expenses"). The headcount in the Company's cable sales, consumer marketing and content departments increased to a total of 23 full-time equivalent employees at December 31, 1997, compared to 20 at December 31, 1996. Sales and marketing expense increased 152% to $2.3 million for the year ended December 31, 1996 from $899,000 for the year ended December 31, 1995, due primarily to increased personnel costs and costs associated with the Company's Japanese subsidiary.

     General and Administrative. General and administrative expense includes administrative and executive personnel costs, unallocated facilities-related expenses and other miscellaneous administrative costs. The Company expects general and administrative expense to increase in the future as additional personnel are hired to support anticipated growth.

     General and administrative expense decreased 4% to $409,000 for the three months ended March 31, 1998 from $428,000 for the three months ended March 31, 1997, due primarily to relocation expenses paid in 1997. General and administrative expense was $1.8 million, $1.1 million and $472,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The year-to-year increases of 73% and 126%, respectively, resulted from the growth of the Company and the hiring of administrative and executive personnel to begin to position the Company to achieve its long-term goals.

     Stock-based Costs and Expenses. During the year ended December 31, 1997 and the three months ended March 31, 1998, the Company recognized unearned compensation totaling $700,000 and $600,000, respectively, with respect to certain stock option grants and sales of restricted stock to employees. Subsequent to March 31, 1998, the Company granted additional options to purchase an aggregate of 231,500 shares of Common Stock at a weighted average exercise price of $6.00 per share. In connection with those option grants, the Company recognized additional unearned compensation totaling $750,000. Amortization of unearned compensation totaled $215,000 for the year ended December 31, 1997 and $117,000 for the three months ended March 31, 1998, and has been allocated to operating cost and expense categories based upon the primary activity of the applicable employees. The remaining unearned compensation at March 31, 1998, totaling approximately $977,000, and unearned compensation recognized subsequent to March 31, 1998, will be amortized over the respective stock and option vesting periods.

     In June 1997, the Company granted warrants to purchase 375,000 shares of Common Stock to a broadcasting company that agreed to use its reasonable efforts to air a specified number of hours of Wink Enhanced Broadcasting. Warrants to purchase 75,000 shares of Common Stock were exercisable on the grant date and had an estimated fair value of $40,000 which was immediately charged to sales and marketing expense. Vesting of the remaining warrants to purchase 300,000 shares was originally contingent upon specified future performance criteria over an 18-month period. At December 31, 1997, the warrants had an estimated fair value at the prospective vesting date of $500,000, of which $200,000 was recognized as sales and marketing expense during 1997. Effective February 1, 1998, the agreement with the broadcasting company was amended to remove all remaining performance vesting criteria, and the warrants became fully exercisable.

The $300,000 difference between the February 1, 1998 estimated fair value of $500,000 and the previously recognized expense is included in sales and marketing expense in the three months ended March 31, 1998.

     Interest and Other Income, Net of Interest Expense. Net interest and other income was $179,000 and $9,000 for the three months ended March 31, 1998 and 1997, respectively. Net interest and other income was $490,000, $252,000 and $72,000 for the years ended December 31, 1997, 1996 and 1995, respectively. These increases were due to increases in the average cash and investment balances in later years as a result of the receipt of the proceeds from sales of Preferred Stock, partially offset by an increase in interest expense associated with borrowings under the Company's lease financing facility.

     Income Taxes. The Company has not generated taxable income since inception and, as a result, the provision for income taxes consists solely of the California minimum franchise tax of approximately $1,000 per year, which is included in general and administrative expenses. At March 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $16.5 million available to reduce future taxable income. Due to a cumulative change of ownership of greater than 50 percent in June 1997, the amount of loss carryforwards that can be utilized to reduce future taxable income for federal and state income tax purposes will be limited to approximately $6.7 million per year.

     Net Loss. The Company has incurred net losses since inception, including net losses of $2.7 million, $9.2 million, $5.9 million and $2.1 million for the three months ended March 31, 1998, and the years ended December 31, 1997, 1996, and 1995, respectively. The increase in losses was due primarily to significant increases in expenses as a result of additional business activities, partially offset by a small increase in revenue over the same period.

FACTORS AFFECTING FUTURE OPERATING RESULTS

     The Company's future quarterly operating results may fluctuate significantly due to a number of factors, many of which are outside the Company's control. These factors include, but are not limited to, extremely limited experience with viewer response activity; the timing and success of deployment of Wink Enhanced Broadcasting by broadcast and cable networks, cable and DBS system operators and television and set-top terminal manufacturers; the timing and success of infrastructure upgrades, necessary to support that deployment; the unproven nature of the Company's business model; the impact of competitors' activities; whether enhanced broadcasting is adopted as a source of information and commerce by consumers and advertisers; the Company's ability to establish and maintain significant transaction processing activity through the Wink Response Network; seasonality of transaction processing activity, such as potentially reduced summertime activity when television viewing declines; a limited operating history; the emerging nature of the market in which the Company competes; technical difficulties that could occur with the Company's technology and transaction processing systems or those of market participants upon which Company is dependent; the ability to manage rapid growth and deployment, including hiring, training and retaining an adequate number of qualified personnel; timing of various expenses and capital expenditures; the effects of existing or new government regulations or legal conditions; and general economic conditions. The Company's ability to forecast revenues is limited because of the Company's brief operating history and the emerging nature of the market in which the Company competes. Currently, the Company derives revenue from license fees and engineering fees. In the future, however, it is anticipated that the Company's revenues will depend substantially on the level of viewer response activity which, in turn, is related to the amount of Wink-enhanced programming and advertising available. The Company's experience with viewer responses is limited. Accordingly, the Company's forecasts related to future revenues, particularly those derived from viewer response activities, are subject to an unusual degree of uncertainty. The Company's expense levels are based largely on its operating plans, and estimates of future revenues and are to a large extent fixed. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. As a result, a shortfall in actual revenue as compared to estimated revenue could have an immediate material adverse effect on the Company's business, financial condition and operating results. In addition, the Company plans to increase its operating expenses and capital expenditures to fund additional technological development, sales, marketing, transaction processing and general activities. To the extent such expenses precede or are not subsequently followed by increases in revenues, the Company's business, operating results and financial condition could be materially adversely affected. Due to the foregoing factors, it is probable that the Company's operating results in one or more future quarters will fail to meet or exceed the expectations of securities analysts or investors. In such event, the trading price of the Common Stock would likely be materially adversely affected.

YEAR 2000 COMPLIANCE

     Many existing electronic devices, systems and applications use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such devices, systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000 and beyond. The Company relies on certain devices, systems and applications in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll), customer services, infrastructure, networks and telecommunications equipment. The Company also relies, directly and indirectly, on external systems of business enterprises, both domestic and international, for accurate exchange of data. The Company's current estimate is that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the results of operations or financial position of the Company in any given year. In addition, even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruption in the operation of the enterprises with which the Company interacts. Furthermore, although the Company's products comply with such year 2000 requirements, the Company believes that the purchasing patterns of customers and potential customers may be affected by year 2000 issues, as companies expend significant resources to correct or patch their current software systems to comply with year 2000 requirements. These expenditures may result in reduced funds available to purchase or deploy products and systems such as those offered by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 130, companies are required to report in the financial statements, in addition to net income, comprehensive income including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. For the three months ended March 31, 1998, comprehensive net loss, as determined under SFAS No. 130, was the same as the Company's net loss. Under SFAS No. 131, companies are required to separately report certain financial and descriptive information about operating segments. The Company will adopt the provisions of SFAS No. 131 in connection with its financial statements for the year ending December 31, 1998, and does not expect adoption to have a material impact on such financial statements.

     In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued SoP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that adoption of SoP 98-1 will have a material impact on its financial statements.

     Effective January 1, 1998, the Company adopted SoP No. 97-2, "Software Revenue Recognition." As the Company's historical revenues have been derived primarily from services that are recognized on a percentage-of-completion basis, adoption of SoP No. 97-2 did not have a significant impact on the Company's revenue recognition policy. In March 1998, the AICPA issued SoP No. 98-4, which deferred for one year certain provisions of SoP No. 97-2 relating to the determination of fair value of multiple elements included in a software arrangement. While the ultimate resolution of the guidance deferred by SoP 98-4 cannot be determined, based on its existing and expected future licensing practices, the Company does not expect such resolution will have a significant impact on its revenue recognition policy.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its activities largely through the private sale of equity securities and through proceeds from capital lease financing. At March 31, 1998, the Company's principal source of liquidity was from $13.4 million of cash, cash equivalents and short-term investments.

     Net cash used in operating activities totaled $2.1 million, $7.0 million, $5.3 million and $1.4 million for the three months ended March 31, 1998, and the years ended December 31, 1997, 1996 and 1995, respectively, primarily as a result of the Company's net losses.

     Net cash used in investing activities, primarily for property and equipment purchases, totaled $396,000 for the three months ended March 31, 1998. Net cash used in investing activities was $5.8 million for the year ended December 31, 1997, attributable primarily to the purchase of short-term investments. Net cash used in investing activities was $1.3 million for the year ended December 31, 1996, attributable to the acquisition of property and equipment. Net cash used in investing activities was $323,000 for the year ended December 31, 1995, again attributable to property and equipment purchases. The Company anticipates that capital expenditures for the remainder of 1998 will not be significant and will be financed with existing cash and cash equivalents, short-term investments or with the proceeds of this offering.

     Net cash provided by financing activities was $1.9 million and $17.2 million in the three months ended March 31, 1998 and the year ended December 31, 1997, respectively, consisting primarily of net proceeds from sales of Series C Preferred Stock in each period. Net cash provided by financing activities was $7.9 million for the year ended December 31, 1996, due to $6.5 million received as net proceeds from sales of Series B Preferred Stock and $1.4 million in proceeds from lease financing transactions. Net cash provided by financing activities was $4.4 million for the year ended December 31, 1995, resulting primarily from sales of Series A and Series B Preferred Stock.

     The Company believes that its existing cash, cash equivalents and short-term investments, together with the net proceeds from this offering, will be sufficient to meet its currently anticipated business requirements, including capital expenditures and strategic operating programs, for at least the next 12 months. Thereafter, if cash generated by operations is insufficient to satisfy the Company's liquidity requirements, the Company may need to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity or convertible debt securities may result in additional dilution to the Company's stockholders. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company, if at all.

                                    BUSINESS

     The following discussion of the Company's business contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     Wink Communications offers a simple-to-use, low-cost enhanced television broadcasting system, Wink Enhanced Broadcasting, that adds interactivity and electronic commerce opportunities to traditional television programming and advertising. Wink Enhanced Broadcasting allows broadcast and cable networks and advertisers to create interactive programming and commercials to which viewers can respond by requesting information or ordering products through a remote control. The Company's Wink Response Network is designed to aggregate these responses and forward them to advertisers. The Company's business plan is to derive the primary portion of its revenues through the Wink Response Network by charging transaction fees to advertisers for each information request or purchase order obtained from viewers. To encourage broad adoption of Wink Enhanced Broadcasting, the Company seeks to provide benefits to multiple participants in the television industry, including viewers, advertisers, broadcast and cable networks, cable and DBS system operators and television and set-top terminal manufacturers. In order to increase the presence of Wink in television households, the Company has formed strategic relationships with a number of cable system operators, such as Century Communications, Charter Communications, Intermedia and Jones Programming Services, and television and set-top terminal manufacturers, such as General Instrument, Pioneer, Scientific-Atlanta and Toshiba. The Company has also formed strategic relationships with a number of broadcast and cable networks, such as CNN, ESPN, NBC and The Weather Channel, in order to promote the development of Wink-enhanced programming. Wink Enhanced Broadcasting has been deployed in Japan since October 1996, was initially deployed in the United States in June 1998 in Kingsport, Tennessee on an Intermedia cable system.

INDUSTRY BACKGROUND

     Television is one of the most pervasive communications media in society today. According to Nielsen Media Research, there were 98 million television households in the United States in January 1998. According to Veronis Suhler, the average person in the United States watched approximately 1,600 hours of television (approximately 4.3 hours per day) in 1997. In addition, according to TV Digest, over 24.5 million television sets were sold in the U.S. in 1997, and Paul Kagan* projects that 100 million additional televisions will be sold through 2002. According to Paul Kagan, approximately 66% of U.S. households were receiving their television signal through cable in March 1998, and cable service is available to substantially all U.S. households. With recent advances in television and set-top terminal technology, new television sets and advanced analog and digital set-top terminals can provide a platform for interactive television. According to Paul Kagan, in 1997 there were approximately 30 million set-top terminals in use, of which 4.2 million were advanced analog or digital set-top terminals. By 2002, Paul Kagan expects that the number of advanced analog and digital terminals in use will increase to 21 million.

     Television advertising is considered to be one of the most effective methods of building brand recognition and general consumer awareness of products and services. The total amount spent on television advertising in the United States in 1995 was approximately $36 billion, according to the Direct Marketing Association. Despite the fact that neither traditional television broadcasting nor standard cable television systems provide an integrated means for viewers to respond to programs and advertisements, an increasing amount of revenues are generated annually on direct marketing over television. According to Veronis Suhler, in 1997, approximately $15 billion was spent on direct response television advertising, and that amount is expected to grow to $23 billion in 2002. In fact, dedicated television networks, such as the Home Shopping Network and QVC

---------------

  *Paul Kagan of Paul Kagan Associates is a holder of 2,500 shares of Common Stock of the Company.

have been created to sell directly to viewers. Today, most direct response television purchases and requests for information require a telephone call. The Company believes that television viewers will respond favorably to a simple, immediate, inexpensive and automated method for them to respond to television commerce. For example, according to Paul Kagan, certain cable systems that have enabled viewers to order pay-per-view programs through remote control have registered an 89% increase in orders over systems where viewers were required to place their orders by phone.

     Previous attempts at television interactivity have not been widely successful. Due to the bandwidth and technology constraints of standard televisions, many interactive television systems have required extensive equipment and infrastructure upgrades at a price too high to permit mass-market acceptance. Other interactive television ventures have not been simple to use or easily understood by viewers. In addition, many of these systems have required viewers to switch to a separate interactivity channel and away from the television programs they are watching. For these and other reasons, the Company believes that a significant market opportunity exists for the deployment of enhanced television broadcasting that is compelling, economical and easy to use, while offering strategic and financial benefits to advertisers, broadcast and cable networks, cable and DBS system operators, television and set-top terminal manufacturers and others that participate in the television industry.

THE WINK SOLUTION

     Wink Communications offers a simple-to-use, low-cost enhanced television broadcasting system, Wink Enhanced Broadcasting that adds interactivity and electronic commerce opportunities to traditional television programming and advertising. Wink Enhanced Broadcasting is designed to benefit multiple participants in the television industry: viewers, advertisers, networks, cable and DBS system operators and television and set-top terminal manufacturers. To access a Wink enhancement on regular programming or on a commercial, a television viewer simply clicks the remote control of a Wink-enabled television or set-top terminal when the Wink icon appears on the screen. When the icon appears during programming, the enhancement can provide additional information relevant to that programming or related information of particular interest. More advanced enhancements offer the viewer a menu of several informational choices, which the viewer can access through additional clicks of the remote. When the icon appears during a commercial or other advertising, the enhancement can provide additional information about the advertised product and allow the viewer to request further information about the product. If the viewer registers a credit card with the Wink Response Network, the enhancement will enable the viewer to purchase products. In either case, the viewer can order the additional information or the product itself simply by clicking the remote, with no further action required. Examples of how Wink Enhanced Broadcasting enhancements appear on the viewer's television screen are illustrated on the inside front cover of this Prospectus.

     Wink Enhanced Broadcasting can be used to enhance a variety of programming. For example, viewers watching CNN Headline News can click on the Wink icon to obtain additional information about a specific national or local news story, or viewers of The Weather Channel can obtain their local weather forecasts. Likewise, a sports fan watching ESPN can obtain game scores. Wink applications can also be used to enhance advertising. For instance, product vendors can use Wink enhancements to offer viewers the opportunity to request information or to sample or purchase the product, as well as to prompt viewers to provide survey data regarding brand usage. Telecommunications companies could offer viewers the option to switch to their telephone service or to select a new rate plan simply by clicking their remote control. Similarly, Showtime intends to offer viewers the opportunity to subscribe to the channel through Wink Enhanced Broadcasting.

     Wink Enhanced Broadcasting is an end-to-end enhanced television system delivered through a combination of client software, intelligent server software and authoring software. The Wink Engine, the Company's client software, can be pre-installed directly into television sets and set-top terminals or downloaded by cable and DBS system operators into certain advanced analog and digital cable set-top terminals. The Wink Studio authoring software enables programming creators and advertisers to create Wink programming enhancements. The Wink Broadcast Server software enables broadcast and cable networks and cable and DBS system operators to integrate Wink applications with particular programming or advertisements to create Wink-enhanced programming. Finally, the Company's Wink Response Network is designed to enable the collection and aggregation of viewer responses, requests for information and purchase orders for transmission to and use by advertisers, broadcast and cable networks and cable and DBS system operators. Wink Enhanced Broadcasting is currently deployed in Japan on the TV-Tokyo, TV-Osaka, TV-Aichi and Wowow broadcast networks, and Wink's initial U.S. deployment occurred in June 1998 in Kingsport, Tennessee on an Intermedia cable system. Although the Wink Response Network has been developed, it is not expected to be activated until the second half of 1998.

     The Company believes that Wink Enhanced Broadcasting will offer distinct benefits to all participants in the television industry, as follows:

     Viewers. Wink Enhanced Broadcasting offers viewers an easy-to-use, enhanced television viewing experience. The Company anticipates that Wink Enhanced Broadcasting will be offered to viewers for free. Wink Enhanced Broadcasting allows viewers to obtain a variety of additional content related to the programming they watch and to request information about or purchase advertised products. The viewer controls access to these broadcast enhancements or electronic commerce opportunities through simple use of the viewer's remote control.

     Advertisers. Wink Enhanced Broadcasting is designed to give advertisers the ability to provide additional information to viewers, generate sales leads, sell products directly to viewers and collect detailed market information. In addition, advertisers can promote their brands by sponsoring Wink programming enhancements.

     Broadcast and Cable Networks. The Company believes that Wink Enhanced Broadcasting offers networks a new approach to increasing both the number of viewers and viewer loyalty. As a result, the value of network advertising space may be increased, allowing networks to charge premiums for airing Wink-enhanced commercials. The Wink graphical overlays may also provide opportunities for selling additional advertising space. In addition, networks can use Wink Enhanced Broadcasting to offer merchandise to viewers and to promote other programming on their channels. Moreover, information obtained through the Wink Response Network can be used by networks to offer advertisers targeted audience information.

     Cable and Direct Broadcast Satellite System Operators. Wink Enhanced Broadcasting is designed to offer cable and DBS system operators an expanded menu of services to provide to their subscribers, thus helping to attract new subscribers, maintain current subscribers and encourage all subscribers to upgrade to premium services and purchase pay-per-view programming. In addition, in order to encourage cable and DBS system operators to offer Wink Enhanced Broadcasting, the Company offers to share a portion of any revenues generated by Wink from their subscribers' responses to Wink-enhanced programming and advertising and has already entered into agreements with a number of cable system operators.

     Television and Set-top Terminal Manufacturers. Wink Enhanced Broadcasting is designed to offer television and set-top terminal manufacturers an opportunity to enhance their products with increased functionality and to extend their product lines at a relatively low incremental cost. The Company believes Wink Enhanced Broadcasting can assist manufacturers in inducing consumers and cable system operators to upgrade to higher performance devices. In addition, in order to encourage television manufacturers to incorporate Wink Enhanced Broadcasting into their products, the Company has agreed to share with television manufacturers a portion of any revenues generated by Wink from responses to Wink-enhanced programming and advertising from users of their devices.

STRATEGY

     The Company's objective is to capitalize on the pervasiveness and popularity of television to create a mass market medium for interactivity and commerce. The Company's strategy to achieve this objective includes the following key elements:

     Increase the Presence of Wink in Television Households. The Company intends to aggressively promote deployment of Wink Enhanced Broadcasting in as many households as possible, through mass market television sets and set-top terminals. To this end, the Company has targeted and will continue to target licensing relationships with leading manufacturers of television sets and set-top terminals. The Company is also working with certain large cable and DBS system operators to encourage the deployment of Wink-enabled set-top terminals in each of their systems.

     Promote Development of Wink-Enhanced Programming. The Company believes that increased development and broadcasting of Wink-enhanced programming is critical to attracting viewers to Wink Enhanced Broadcasting. Consequently, the Company has entered into a number of strategic relationships with broadcast and cable networks to air Wink enhancements that offer viewers an entertaining and informative interactive television experience. The Company also intends to enter into relationships with advertisers to create Wink enhancements that offer viewers the ability to request product information, coupons, samples and other offers and to purchase products and services.

     Penetrate Direct Response Television Advertising Market. The Company believes that Wink Enhanced Broadcasting and specifically, the Wink Response Network, provide an opportunity to penetrate the direct response television advertising market. The Company believes that the simplicity and convenience of the Wink transaction response mechanism will encourage viewers to respond to Wink-enhanced advertising and promotions. The Company believes that increased viewer responses to Wink-enhanced advertising will encourage advertisers to shift their advertising dollars to Wink-enhanced advertising, away from direct response television advertising that relies on traditional toll-free telemarketing services.

     Benefit Multiple Participants in the Television Industry. The Company believes that generating economic value for broadcast and cable networks, cable and DBS system operators, television and set-top terminal manufacturers and advertisers is critical to the success of Wink Enhanced Broadcasting. The Company's business model has been designed to deliver new opportunities for generating revenue or cost savings directly to multiple industry participants.

     Leverage Industry Relationships. The Company has formed strategic relationships with key participants in the television industry. The Company believes that its relationships with broadcast and cable networks, including CNN, ESPN, NBC and The Weather Channel, and with cable system operators, including Charter Communications, Century Communications, Intermedia and Jones Programming Services, will enable it to attract significant interest from advertisers. The Company currently also has relationships with General Instrument, Pioneer and Scientific-Atlanta, three of the leading set-top terminal manufacturers, to include Wink Engines in their set-top terminals. The Company believes its relationships with these manufacturers will encourage cable operators to adopt Wink Enhanced Broadcasting. In addition, the Company has relationships with Toshiba to install Wink Engines in new television models in the United States starting in late 1998. The Company intends to seek additional relationships and believes that increasing the breadth and depth of these relationships will facilitate its ability to develop additional relationships.

     Promote the Wink Brand. The Company believes that developing and maintaining a strong brand identity is critical to its ability to attract viewers and obtain and retain key strategic relationships with industry participants. The Company's goal is to make the Wink brand and the Wink icon synonymous with interactive enhanced programming that is appealing to viewers and easy to use. In addition to encouraging content providers, broadcast and cable networks and advertisers to produce compelling Wink-enhanced programming, the Company intends to build brand recognition through a variety of marketing and promotional activities, including promotion of high visibility of the Wink icon, targeted pre-deployment televised advertising campaigns to generate a high level of initial interest, cooperative promotional programming with cable operators, and advertising campaigns following deployment in selected regions across a variety of media, including through Wink-enhanced programming itself.

     Expand International Presence. The Company plans to selectively expand its international operations indirectly by establishing and developing strategic relationships with certain leading industry participants in Europe and Japan. In the Japanese market, Wink has entered into relationships with Toshiba and Matsushita, to incorporate the Wink Engine software into certain of their television sets in the Japanese market. In the European market, the Company has entered into a strategic relationship with TAK Interactive S.A., a subsidiary of Thomson Multimedia S.A., as part of TAK's deployment of an interactive television system in Europe. The agreement grants TAK an exclusive license to deploy an end-to-end interactive system offering

Wink Enhanced Broadcasting in 43 European countries (except Great Britain). The Company is also in discussions with broadcast networks and cable and DBS system operators who operate in Great Britain.

STRATEGIC RELATIONSHIPS

     The Company believes that development of strategic relationships with multiple significant television industry participants is critical to the acceptance of Wink Enhanced Broadcasting, the promotion of the Wink brand and ultimately the success of the Company's business model. The Company is currently focused on developing strategic relationships in each sector of the television industry, including advertisers and advertising agencies, broadcast and cable networks, cable and DBS system operators and television and set-top terminal manufacturers. The Company initially targets larger, established participants in each sector.

     Advertisers. The Company is targeting large, influential advertisers of major product and service categories such as telecommunications, automotive, retail, consumer durables, packaged goods, financial services and pharmaceuticals.

     Broadcast and Cable Networks. The Company has contracts with several targeted leading networks in prime time entertainment, news, sports, weather, movies and music programming for networks to develop Wink-enhanced programming for a broad range of programming types. The Company is also encouraging networks to create Wink-enhanced promotions for their own programming. The Company has signed agreements to air enhanced programming on the following broadcast and cable networks:

                                           TYPES OF                        TYPICAL
          NETWORK*                        PROGRAMMING                    ENHANCEMENTS
          --------                        -----------                    ------------
CNN                          News/Talk Shows                       Show Facts
CNN Headline News            News                                  News Headlines
Court TV                     Trials                                Trial Facts
ESPN                         Sports                                Sports Scoreboards
ESPN 2                       Sports                                Sports Scoreboards
NBC                          Entertainment/Sports/Talk Shows       Show Facts, Sports
                                                                   Scoreboards
Nick at Nite                 Entertainment                         Show Facts, Trivia
Showtime                     Entertainment                         Polls, Show Facts,
                                                                   Subscriptions
The Nashville Network        Entertainment                         Music, News, Trivia
TBS                          Entertainment                         Games, Show Facts,
                                                                   Trivia
TNT                          Entertainment                         Games, Show Facts,
                                                                   Trivia
VH-1                         Entertainment/Music                   CD Purchases, Games
The Weather Channel          News                                  Weather Forecasts

---------------
* Network airings of U.S. Wink programming enhancements are available only to viewers who have a Wink-enabled set-top terminal connected to a cable or DBS system on which Wink Enhanced Broadcasting has been deployed or, in the future, through a Wink-enabled television set.

     CNN, CNN Headline News, ESPN, NBC, The Nashville Network, TNT, TBS and The Weather Channel are currently airing Wink-enhanced programming. Other networks above are scheduled, but are not committed, to commence airing Wink-enhanced programming at various times over the next 12 months. There can be no assurance that any such network will meet this schedule. CNN Headline News, Court TV and The Weather Channel have committed to air Wink programming enhancements continuously with their regular programming. Other networks identified above have signed agreements indicating an intention to air Wink-enhanced programming for five to ten hours per week, although a Wink programming enhancement may not be available at all times during such programming. The terms of these commitments are generally one year from first air date, with some commitments for up to three years, although some agreements may terminate earlier upon certain events, including failure to meet certain performance criteria.

     Cable System Operators. The Company focuses on establishing relationships with national cable system operators and with cable operators at the local level in order to transmit the Wink-enhanced broadcasting signal to viewers. The cable system operators with which the Company has entered into strategic relationships include Century Communications, Corp., Charter Communications, Inc., Intermedia, Jones Programming Services Inc., and 21st Century Cable TV, Inc. Agreements with cable system operators generally provide a framework and pricing for deployment of Wink Enhanced Broadcasting by the operators' local systems, although actual deployments may require the Company to negotiate and enter into additional agreements with each local system.

     The Intermedia deployment in Kingsport, Tennessee was launched in June 1998, although the Wink Response Network is not expected to be activated in connection with this deployment until the second half of 1998. There can be no assurance that any other deployments will be launched on schedule, if at all. In addition, all types of Wink enhancements and potential viewer responses may not be available at the time of any launch.

     Television Manufacturers. The Company is developing strategic relationships with leading worldwide television manufacturers, including with Toshiba, Matsushita and Thomson. Toshiba has committed to use reasonable efforts to incorporate Wink Engine software into certain of its U.S. television models. Matsushita and Toshiba have incorporated the Wink Engine software in televisions currently marketed in Japan. Thomson, through its TAK subsidiary, has agreed to use its reasonable best efforts to incorporate the Wink Engine software into televisions anticipated to be marketed in Europe in 1999.

     Cable Set-Top Terminal Manufacturers. The Company has licensed its Wink Engine software to General Instrument, Pioneer and Scientific-Atlanta, three of the leading U.S. cable set-top terminal manufacturers. While the Company intends to license its software to other equipment manufacturers, the Company believes its relationships with these three companies are critical to its success in the cable business. General Instrument has licensed the Wink Engine for incorporation into certain of its set-top terminals. As the first licensee of Wink's technology, General Instrument has already begun shipments of certain digital and advanced analog set-top products. In addition, the Company is scheduled to deliver Wink Engines ported to advanced analog cable set-top terminals manufactured by Scientific-Atlanta and Pioneer.

     Strategic Relationships for Japan. The Company has targeted television set manufacturers in Japan, because the Japanese cable television infrastructure is not as widespread as that in the United States. As of March 31, 1998, approximately 100,000 Wink-enabled television sets and set-top terminals have been shipped for distribution in Japan under the brand names of Toshiba, Sony, JVC and Panasonic. The Company utilizes Toshiba's broadcast equipment sales team to sell Wink server and authoring tool products to Japanese networks and satellite broadcast operators. The Company has server development and royalty agreements directly with Toshiba for these products.

     Wink Enhanced Broadcasting service was launched in the fourth quarter of 1996 in collaboration with the Intertext ITVision Promotion Consortium, a consortium of 45 companies that has been formed to establish interactive television in Japan. The Consortium includes companies such as Toshiba, Matsushita, Sony, Pioneer, NTT and Dentsu, Japan's largest advertising agency. Several Japanese broadcasters are currently using Wink technology to enhance their programming up to seven days per week, including TV-Tokyo, TV-Osaka, TV-Aichi and Wowow. Mitsui, Toshiba, Matsushita, NTT, Dentsu, Sony and other companies have established MediaServe, a data center that collects responses from Wink-enabled televisions through the Japanese public phone system. Viewers have used Wink Enhanced Broadcasting to purchase women's apparel and to order groceries and other products. The Company also has produced and licensed versions of its software localized for Japan. The Wink programming enhancements currently aired in Japan are similar to those being aired in the United States. The Company does not receive any transaction fee revenue from responses to Wink Enhanced Broadcasting in Japan.

     Strategic Relationship for Continental Europe. The Company has entered into a development and license agreement with TAK in April 1998, pursuant to which the Company has agreed to provide its enhanced broadcasting software to TAK for integration into a comprehensive interactive television system which TAK is currently planning to deploy in France in the second half of 1999 and in Italy and Spain in 2000.

The agreement grants TAK an exclusive license to deploy a full end-to-end interactive system offering Wink Enhanced Broadcasting in 43 European countries (excluding Great Britain). The agreement provides for Wink to receive a per-unit royalty for each Wink-enabled device actually connected to TAK's interactive television system and a portion of TAK's aggregate net revenues, as defined in the agreement. In addition, Wink has licensed to TAK other Wink products, including Wink Studio software and Wink Broadcast Server software. The agreement has a term of ten years, with TAK having the option to extend the term for an additional five-year period thereafter.

     The failure of a significant number of industry participants to adopt Wink Enhanced Broadcasting would materially adversely affect the Company's business, operating results and financial condition and could prevent the Company from becoming a financially viable operation. Moreover, because of the complex interrelationships among industry participants, failure to adopt Wink Enhanced Broadcasting by a significant industry participant or group of participants could deter or preclude adoption by other industry participants. See "Risk Factors -- Unproven Enhanced Broadcasting Concept."

COMPONENTS OF WINK ENHANCED BROADCASTING

     Wink Enhanced Broadcasting provides an end-to-end solution for sending interactive applications along with broadcast video to viewers' televisions. This system is composed of core, proprietary technologies developed by the Company as well as off-the-shelf electronic commerce and database solutions. Wink Enhanced Broadcasting consists of (i) the Wink Studio and Wink Server Studio authoring tools that allow networks, advertisers and cable operators to design interactive Wink applications; (ii) the Wink Broadcast Server that manages the delivery of those applications; (iii) the Wink Engine client software that executes applications; and (iv) the Wink Response Server and Wink Response Network that are designed to efficiently process viewer responses to applications. The diagram below illustrates the functional components of Wink Enhanced Broadcasting.

 [BLOCK FLOW CHART DIAGRAM OF MARKET PARTICIPANTS AND COMPANY PRODUCTS USED BY
                  EACH AS PART OF WINK ENHANCED BROADCASTING]

     WINK STUDIO AND WINK SERVER STUDIO

     Wink Studio is a high-level authoring tool that allows non-technical designers to create enhanced programming applications. Wink Studio is Windows-based, graphically oriented, and enables the creation of simple interactive applications. A designer simply drags objects from an object palette onto forms. More complex applications can be created by fully utilizing the Wink Basic scripting language to control the behavior of objects and forms. The Wink Server Studio is a high-level authoring tool for server modules that manage the interleaving of live data updates to Wink applications. In particular, Wink Server Studio is designed to make it easy to re-purpose data from websites for broadcast updates.

     WINK BROADCAST SERVER

     The Wink Broadcast Server manages the scheduling and insertion of applications designed with Wink Studio into television programming. The Wink Broadcast Server is designed to integrate with station management equipment such, as commercial insertion systems, to enable broadcast and cable networks to schedule the delivery of interactive enhancements to programs and advertisements. Local network affiliates and cable operators can also add interactivity on a local level using the Wink Broadcast Server.

     WINK ENGINE

     A Wink Engine is the client software in televisions and set-top terminals that executes Wink applications. Wink Engines execute a generic, compact representation of an interactive graphical application, automatically adapting the application to the user interface and graphics capabilities of the receiving device.

     WINK RESPONSE SERVER

     The Wink Response Server collects response packets generated by Wink applications. Response packets are retrieved directly from televisions via phone dial-up or through cable head-end systems using store-and-forward polling technology. The Wink Response Server aggregates response packets and delivers them to the Wink Response Network.

     WINK RESPONSE NETWORK

     Each Wink application is issued a unique number called a "UIC." When a designer creates an application using Wink Studio he links to the Wink UIC registry Website to obtain a UIC, and to provide reporting, routing and protect information to process consumers' responses. When a consumer responds to a Wink application and orders a product, a response packet is generated by the Wink Engine in the television or set-top terminal. A response packet contains three pieces of information: (i) the ID or serial number of the Wink enabled device (television or set-top); (ii) the UIC code for the application; and (iii) application specific data such as the product ordered. The Wink Response Server collects the response packets and routes the packets to the Wink Response Network.

     The Wink Response Network maintains two databases: one database correlates device serial numbers to customer address and billing information, while the second correlates UIC codes to routing instruction and product information. Response packets are aggregated, converted into full electronic data interchange ("EDI") orders (name, address, and credit information, if appropriate), and delivered to the advertiser or network. The device ID database also maintains information needed by Wink for revenue sharing. In the case of set-top terminals, the customer database is maintained by the cable operator's billing service, and Wink links to this database. The Wink Response Network is operated by GEIS at a data center located in Rockville, Maryland and with a backup in Brookpark, Ohio. The Wink Response Network has been developed but is not expected to be activated until the second half of 1998 in connection with the Company's first launch of Wink Enhanced Broadcasting in Kingsport, Tennessee.

     In addition to aggregating and delivering responses, Wink can provide other industry participants with additional reporting. For example, networks can obtain aggregated information regarding all Wink applications that run on their networks. Cable and DBS system operators can obtain cross network information regarding all applications that run on their systems. Advertisers can obtain information regarding how their ads perform across all networks. The Wink Response Network combines custom data processing solutions developed by Wink with off-the-shelf electronic commerce systems to provide a complete end-to-end solution for customers.

TECHNICAL SUPPORT AND CUSTOMER SERVICE

     The Company believes that comprehensive, high-quality support is an essential element of the Company's business approach. The Company provides users of its software with installation services, training, documentation, technical and network support, and system maintenance for all Wink server and authoring software. Upon request and for an additional fee, the Company will provide customized technical consulting and support for applications and server module development. The Company provides telephone technical support for its products 24 hours a day, 7 days a week, providing services that include system monitoring, problem resolution and preventive troubleshooting.

COMPETITION

     The interactive television field is new and characterized by changing technology, an absence of industry standards, frequent new product and service introductions and extensive capital requirements. Wink faces competition from a number of companies, many of which have significantly greater financial, technical, manufacturing and marketing resources than Wink and may be in a better position to compete in the industry. In addition, with the advent of digital broadcast technologies, the Company expects that competition will intensify. Current and potential competitors in one or more aspects of the Company's business include television and other system software companies, interactive television system providers and multimedia authoring tool providers. The Company also faces competition from other providers and companies operating in the direct marketing business, especially operators of toll-free response call centers. Many of the Company's competitors and potential competitors have longer operating histories and substantially greater financial, technical, marketing and personnel resources, as well as greater name recognition. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to the development of interactive television products and services. In addition, current and potential competitors have established or may establish joint ventures or other corporate relationships among themselves or directly with broadcasters, cable and DBS system operators and manufacturers to create competitive enhanced broadcasting systems. Accordingly, it is possible that new competitors or alliances among competitors and industry participants may emerge and establish a new standard or acquire market share. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect the Company's business, operating results and financial condition. In addition, the Company may, at various times in response to changes in the competitive environment, make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on its business, operating results and financial condition.

     A number of companies are developing system software for the general interactive television market, including Intel Corporation, Microsoft Corporation, Oracle Corporation and its affiliate NCI, Sun Microsystems, OpenTV and Canal Plus. In particular, OpenTV and Canal Plus already offer certain very similar features for digital television, and Intel and Microsoft have developed technology that enables interactivity over analog or digital broadcasts. In addition, many of these competitors have the support of or relationships with industry participants with which the Company also has relationships, which could affect the extent of support these industry participants give to Wink Enhanced Broadcasting. Microsoft has acquired WebTV Networks and has invested in Comcast and Time Warner's Road Runner cable modem service. Microsoft's WebTV Plus Service and Oracle's NCI offer certain features similar to Wink Enhanced Broadcasting. There are also a number of interactive system providers that have developed proprietary software and hardware for adding interactivity to existing television technologies, including Gemstar International Group Limited, Source Media, ACTV Inc., ICTV and GTE Mainstreet. In addition, one or more of these entities might choose to pursue hardware-independent, cross-platform opportunities directly competitive with Wink Enhanced Broadcasting.

INTELLECTUAL PROPERTY

     The Company's ability to compete is dependent in part upon its internally developed, proprietary intellectual property. While the Company relies on patents, trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements to establish and protect its rights in its technology, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, brand recognition and reliable product support are more essential to establishing and maintaining a technology leadership position. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. The Company typically enters into confidentiality or license agreements with its employees, consultants, customers, strategic partners and vendors, and typically controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently through reverse engineering or other means. Policing unauthorized use of the Company's products is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that such agreements will be enforceable. In addition, effective patents, copyright and trade secret protection may be unavailable or limited in certain foreign countries. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

     In the future, the Company may receive notices of claims of infringement of other parties' proprietary rights. Although the Company does not believe that its products infringe the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertions or prosecutions will not materially adversely affect the Company's business, operating results or financial condition. Irrespective of the validity or the successful assertion of such claims, the Company would incur significant costs and diversion of resources with respect to the defense of any claims brought, which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the assertion of such infringement claims could result in injunctions preventing the Company from distributing certain products, which could have a material adverse effect on the Company's business, operating results and financial condition. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances, a license would be available on reasonable terms, if at all.

     The Company's Wink Response Network is designed to collect and utilize data derived from viewer responses to Wink-enhanced programming. This data can be used for several purposes, including product inquiry and order fulfillment, advertising impact research and polling. Although the Company believes it has a right to use and compile such data, there can be no assurance that any copyright, trade secret or other protection will be available for such data and information or that others will not claim rights to it. The Company is also obligated to keep certain information regarding networks' and cable systems' programming services and system technology confidential.

     The Company has licensed in the past and expects that it may license in the future elements of its technology and trademarks to third parties in the United States, Japan and other countries. The Company attempts to ensure that the quality of its brand is maintained by such business partners; there can be no assurance, however, that such partners will not take actions that could adversely affect the value of the Company's proprietary rights or the reputation of its technologies.

EMPLOYEES

     As of March 31, 1998, the Company employed 81 full-time equivalents, excluding temporary personnel and consultants. Of the total number, 51 employees were involved in product development, 21 in sales, marketing and customer service (1 of whom serves the Japanese and European marketplaces and 20 of whom serve the U.S. marketplace), and 9 in accounting, finance and administration. The Company is not subject to any collective bargaining agreements and believes its relationship with its employees is good. See "Risk Factors -- Management of Growth and Expansion; Dependence on Key Personnel."

FACILITIES

     The Company's corporate headquarters and executive offices are in Alameda, California, where the Company leases approximately 38,000 square feet of space. The lease on this facility expires in January 2000. The Company believes that its current facility will be sufficient to meet its needs for at least the next 12 months.

LEGAL PROCEEDINGS

     The Company is not currently subject to any material legal proceedings. The Company may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information regarding the directors, executive officers and other officers and key employees of the Company as of May 31, 1998.

                 NAME                    AGE                        POSITION(S)
                 ----                    ---                        -----------
EXECUTIVE OFFICERS
Mary Agnes Wilderotter.................  43     Chief Executive Officer, President and Director
Brian P. Dougherty.....................  41     Chairman of the Board of Directors and Chief
                                                Technical Officer
Paritosh K. Choksi.....................  45     Chief Financial Officer, Vice President and
                                                Secretary
Allan C. Thygesen......................  35     Senior Vice President, Programming and Advertising
Timothy V. Travaille...................  40     Senior Vice President, Operations and Deployment
Jeffrey H. Coats(1)....................  40     Director
Bruce W. Dunlevie(2)...................  41     Director
Michael Fuchs(1).......................  52     Director
F. Philip Handy(2).....................  54     Director
William Schleyer(2)....................  46     Director
Hidetaka Yamamoto(1)...................  55     Director

OTHER OFFICERS AND KEY EMPLOYEES
Gregory R. Clark.......................  40     Vice President, Wireless Sales
Rita C. Dettore........................  47     Vice President, People Development
Gary L. Hammer.........................  37     Vice President, Business Development
Patrick Ransil.........................  42     Vice President, Engineering
Katherine Sullivan.....................  42     Vice President, Consumer and Transaction Marketing
Melinda White..........................  38     Vice President, Cable Sales

---------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

     Mary Agnes Wilderotter has served as President and Chief Executive Officer and a director of the Company since December 1996. From August 1995 to January 1997, Ms. Wilderotter was the Executive Vice President of National Operations and Chief Executive Officer of the Aviation Communications Division of AT&T Wireless Services, Inc. ("AT&T Wireless"), a provider of wireless communications services in the United States and a wholly owned subsidiary of AT&T Corporation. Prior to her tenure at AT&T Wireless, Ms. Wilderotter was Senior Vice President of McCaw Cellular Communications, Inc. ("McCaw") from October 1991 to August 1995 and Regional President of the California/Nevada/Hawaii Region. McCaw became AT&T Wireless upon McCaw's acquisition by AT&T. Prior to joining McCaw, Ms. Wilderotter spent over 12 years in the cable industry. Ms. Wilderotter serves as a director on the boards of Jacor Communications, Airborne Express, Gaylord Entertainment and Electric Lightwave. Ms. Wilderotter received a B.A. degree in Economics and Business Administration from the College of the Holy Cross.

     Brian P. Dougherty co-founded the Company in October 1994 and served as Chief Executive Officer of the Company from inception until December 1996. Mr. Dougherty has also served as the Chairman of the Board of the Company since inception. Mr. Dougherty also serves as Chief Technical Officer of the Company. Prior to co-founding the Company, Mr. Dougherty founded Geoworks Corporation, a software developer, in 1983 and served as its Chief Executive Officer from September 1983 until February 1993 and as its Chairman from September 1983 until May 1997. Mr. Dougherty serves as a director of Neomagic. Mr. Dougherty received a B.S. degree in Electrical Engineering/Computer Science from the University of California, Berkeley.

     Paritosh K. Choksi has served as the Company's Vice President, Chief Financial Officer and Secretary since December 1997. From May 1977 to November 1997, Mr. Choksi was employed by Phoenix American, Inc. ("Phoenix"), a diversified financial and management services company in the technology field, most recently as Senior Vice President, Chief Financial Officer and Treasurer and as a director of Phoenix and its affiliates. Mr. Choksi is a director of Syntel, Inc. Mr. Choksi received a Bachelor of Technology degree in Mechanical Engineering from the Indian Institute of Technology, Bombay and an M.B.A. degree from the Haas School of Business at the University of California, Berkeley.

     Allan C. Thygesen has served as the Company's Senior Vice President, Programming and Advertising since March 1998, and served as Vice President, Content, Tools and Development from July 1996 to March 1998. From November 1994 to July 1996, Mr. Thygesen served as Vice President and General Manager, Consumer Products, of Gold Disk, Inc. ("Gold Disk"), a producer and publisher of personal productivity software. From May 1993 to November 1994, Mr. Thygesen was employed by Media Vision Technologies, Inc., a multimedia hardware manufacturer and publisher of CD-ROM entertainment software, most recently as Vice President and General Manager, Multimedia Publishing. Media Vision filed for bankruptcy in March 1994. Mr. Thygesen received an MSc degree in Economics from the University of Copenhagen and an M.B.A. degree from the Stanford Graduate School of Business.

     Timothy V. Travaille has served as the Company's Senior Vice President, Operations and Deployments since March 1998 and served as Vice President, Operations and Deployments since March 1997. From March 1994 to May 1997, Mr. Travaille was employed by AT&T Wireless as Vice President, Chief Information Officer. From December 1986 to February 1994, Mr. Travaille was employed by Lamonts Apparel Inc., most recently as Vice President of Information Systems and Merchandise Information Office. Mr. Travaille received B.S. degrees in Accounting and Computer Science and an M.B.A. degree from the University of Washington.

     Jeffrey H. Coats has served as a director of the Company since June 1997. Since April 1996, Mr. Coats has served as Managing Director of GE Equity Capital Group, Inc., a wholly owned subsidiary of General Electric Capital Corporation. From September 1991 to April 1993, Mr. Coats was also a Managing Director of GE Capital Corporate Finance Group, Inc., a wholly owned subsidiary of General Electric Capital Corporation. From February 1994 to April 1996, Mr. Coats served as President of Maverick Capital Equity Partners, LLC, and from May 1993 to January 1994, Mr. Coats was a Managing Director with Veritas Capital, Inc., both of which are investment firms. Mr. Coats is the Chairman of the Board of The Hastings Group, Inc., a clothing retailer, which filed for bankruptcy in October 1995. The Hastings Group, Inc. currently is in the process of formulating a plan of liquidation. Mr. Coats is a director of Krause's Furniture, Inc. Mr. Coats holds a B.B.A. in Finance from the University of Georgia and an M.A. in International Management in Finance from the American Graduate School of International Management.

     Bruce W. Dunlevie has served as a director of the Company since March 1996. In May 1995, Mr. Dunlevie founded Benchmark Capital LLC ("Benchmark"), a venture capital firm, of which he is currently a Managing Member. From October 1989 to the present, he has served as a General Partner of Merrill, Pickard, Anderson & Eyre, a venture capital firm. Mr. Dunlevie is a director of Genesys Telecommunications Laboratories, Rambus Inc., Geoworks Corporation and several private companies. Mr. Dunlevie received a B.A. degree from Rice University and an M.B.A. degree from the Stanford Graduate School of Business.

     Michael Fuchs has served as a director of the Company since June 1998. Mr. Fuchs is currently a consultant to the cable television industry. Mr. Fuchs was Chairman and Chief Executive Officer of Home Box Office ("HBO"), from October 1984 until November 1995, and Chairman and Chief Executive Officer of Warner Music Group from May 1995 to November 1995. Mr. Fuchs is a director of Marvel Entertainment Group, an entertainment and publishing company, and IMAX Corp., an entertainment film and technology company. In December 1996, Marvel Entertainment Group filed a voluntary petition under Chapter 11 of the Bankruptcy Code and is currently in the process of formulating its plan of reorganization. Mr. Fuchs holds a B.A. degree from Union College and a J.D. degree from the New York University School of Law.

     F. Philip Handy has served as a director of the Company since June 1997. Mr. Handy has been Managing Director of EGI Corporate Investments, a diversified management and investment business, since June 1997 and a Partner of Winter Park Capital Company, a private investment firm from June 1980 until May 1997. Mr. Handy is a director of Anixter International, Inc., Jacor Communications, Inc. Chart House Enterprises, Inc., and Transmedia Network, Inc. Mr. Handy received an A.B. degree in Economics from Princeton University and an M.B.A. degree from Harvard Business School.

     William T. Schleyer has served as a director of the Company since January 1998. Mr. Schleyer is currently serving as Chairman of the Open Cable Initiative. From October 1997 to June 1998, Mr. Schleyer served as an advisor to U S WEST Media Group. From November 1996 to October 1997, Mr. Schleyer served as President and Chief Operating Officer of MediaOne, the broadband services arm of U S WEST Media Group. From November 1994 to November 1996, Mr. Schleyer was President and Chief Operating Officer of Continental Cablevision, Inc. before the company's acquisition by U S WEST Media Group in November 1996. Continental became MediaOne in May 1997. Mr. Schleyer served from January 1989 to November 1994, as one of Continental's Executive Vice Presidents, responsible for operations in New England, California and the Chicago/St. Paul regions. Mr. Schleyer serves on the board of directors and executive committee of Cable Television Laboratories, Inc., a research and development consortium of cable system operators. Mr. Schleyer received a B.S. degree in Mechanical Engineering from Drexel University and an M.B.A. degree from Harvard Business School.

     Hidetaka (Hank) Yamamoto has served as a director of the Company since February 1995. Mr. Yamamoto has been employed by Toshiba Corporation since 1966, most recently as a General Manager of Toshiba's ADI Business Group. Mr. Yamamoto is a director of Smartdisk Corporation. Mr. Yamamoto received a Bachelor of Economics degree from the University of Tokyo and an M.B.A. degree from the Graduate School of Business at the University of Chicago.

BOARD OF DIRECTORS

     The Company currently has authorized eight directors. At present, each director holds office until the next annual meeting of the stockholders or until his or her successor is duly elected and qualified. The Company's Amended and Restated Certificate of Incorporation provides for the establishment of a classified Board of Directors upon the date of this offering. In accordance with the terms of the Amended and Restated Certificate of Incorporation, the Board of Directors will be divided into three classes, the terms of which will expire at different times. Class I consists of Mr. Dougherty and Mr. Dunlevie, who will serve until the annual meeting of stockholders to be held in 1999. Class II consists of Ms. Wilderotter, Mr. Schleyer and Mr. Fuchs, who will serve until the annual meeting of stockholders to be held in 2000. Class III consists of Mr. Coats, Mr. Handy and Mr. Yamamoto, who will serve until the annual meeting of stockholders to be held in 2001. At each annual meeting of stockholders beginning with the 1999 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes such that, as nearly as possible, each class will consist of an equal number of directors.

     Board Committees. The Board of Directors has a Compensation Committee and an Audit Committee.

     The Audit Committee of the Board of Directors reviews and monitors the corporate financial reporting and the internal and external audits of the Company and its subsidiary, including, among other things, the Company's audit and control functions, the results and scope of the annual audit and other services provided by the Company's independent accountants and the Company's compliance with legal matters that have a significant impact on the Company's financial reports. The Audit Committee also consults with the Company's management and the Company's independent accountants prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, the Company's independent accountants. The current members of the Audit Committee are Mr. Coats, Mr. Fuchs and Mr. Yamamoto.

     The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding all forms of compensation provided to the executive officers and directors of the Company and its subsidiary, including stock compensation and loans. In addition, the Compensation Committee reviews and makes recommendations on bonus and stock compensation arrangements for all employees of the Company. As part of the foregoing, the Compensation Committee also administers the Company's 1994 Stock Plan, 1998 Stock Plan and, within the authority delegated by the Board of Directors, 1998 Employee Stock Purchase Plan. The current members of the Compensation Committee are Mr. Schleyer, Mr. Dunlevie and Mr. Handy.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

     Except for reimbursements received by non-employee directors for expenses incurred in attending board meetings, directors of the Company do not receive compensation for their services as directors.

     Under the Company's 1998 Director Option Plan, each new non-employee director of the Company who joins the Company after this offering is entitled to receive an option to purchase 40,000 shares of Common Stock of the Company. In addition, each current and future non-employee director is entitled to receive an additional option to purchase 40,000 shares of Common Stock four years after the grant of such person's last option, provided that he or she has served on the Board continuously during such period. All options granted under the 1998 Director Option Plan will become exercisable over a four-year period at the rate of 25% per year. The exercise price per share for all options granted under the 1998 Director Option Plan will be equal to the market price of the Common Stock on the date of grant. See "Management -- Employee Benefit Plans."

     In 1998, the Company granted options under its 1994 Stock Plan to certain non-employee directors. See "Certain Transactions -- Certain Sales and Option Grants to Executive Officers and Directors."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to establishing the Compensation Committee, the Board of Directors determined compensation for the Company's executive officers. No interlocking relationship exists between the Company's Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information concerning total compensation received by the Company's Chief Executive Officer and each of the Company's other executive officers who served in such positions during the last fiscal year and whose aggregate salary and bonus for such year exceeded $100,000 (collectively, the "Named Executive Officers") for services rendered to the Company in all capacities during the fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM COMPENSATION
                                                                    AWARDS
                                                         ----------------------------
                             ANNUAL COMPENSATION         RESTRICTED        SECURITIES
                             --------------------          STOCK           UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  SALARY($)   BONUS($)        AWARDS(#)         OPTIONS(#)    COMPENSATION($)
---------------------------  ---------   --------        ----------        ----------    ---------------
Mary Agnes Wilderotter....   $200,000    $25,000(1)        25,000(1)(2)     100,000(1)      $303,517(3)
  President and Chief
  Executive Officer
Brian P. Dougherty........     90,082     50,000(1)            --                --               --
  Chairman of the Board and
  Chief Technical Officer
Allan C. Thygesen.........    112,985     35,000(1)(4)                       40,000               --
  Senior Vice President,
  Programming and
  Advertising
Timothy V. Travaille......     87,994     30,000(1)(4)                      100,000               --
  Senior Vice President,
  Operations and Deployment

---------------
(1) Indicates bonuses, restricted stock awards and option grants paid or granted in 1998 with respect to fiscal 1997.

(2) See "Certain Transactions -- Sales and Option Grants to Executive Officers and Directors" for additional information regarding Ms. Wilderotter's restricted stock award.

(3) Represents reimbursement of relocation expenses.

(4) Represents dollar value of stock bonuses issued in lieu of cash bonuses. Such shares had a fair market value of $4.00 per share as of the date of issuance, as determined by the Board of Directors, and were fully vested when issued.

OPTION GRANTS IN FISCAL 1997

     The following table sets forth, as to the Named Executive Officers, information concerning stock options granted during the fiscal year ended December 31, 1997.

                                          INDIVIDUAL GRANTS
                        ------------------------------------------------------     POTENTIAL REALIZABLE
                                         PERCENT OF                                  VALUE AT ASSUMED
                                        TOTAL OPTIONS                                 ANNUAL RATES OF
                         SECURITIES      GRANTED TO                              STOCK PRICE APPRECIATION
                         UNDERLYING       EMPLOYEES     EXERCISE                    FOR OPTION TERM(4)
                           OPTIONS        IN FISCAL     PRICE PER   EXPIRATION   -------------------------
         NAME           GRANTED(#)(1)    YEAR(%)(2)     SHARE($)     DATE(3)        5%($)        10%($)
         ----           -------------   -------------   ---------   ----------   -----------   -----------
Mary Agnes
  Wilderotter.........          --            --             --            --           --             --
Allan C. Thygesen.....      40,000           3.6%         $1.00      05/27/07      $             $
Brian P. Dougherty....          --            --             --            --           --             --
Timothy V.
  Travaille...........     100,000           9.1%         $0.80      04/08/07

---------------

(1) The options in this table are incentive stock options or nonqualified stock options granted under the 1994 Stock Plan and have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Board of Directors on the date of grant. All such options have ten-year terms and vest over a period of four years at a rate of 1/4 of the shares after the first year (except for Mr. Travaille's option, which vests at the rate of 1/48 per month during such first year) and 1/48 of the shares per month thereafter.

(2) The Company granted options to purchase 1,099,500 shares of Common Stock to employees in fiscal 1997.

(3) The options in this table may terminate before their expiration upon the termination of optionee's status as an employee or consultant or upon the optionee's disability or death.

(4) Under rules promulgated by the Securities and Exchange Commission, the amounts in these two columns represent the hypothetical gain or "option spread" that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options' ten-year term at assumed annual rates of 5% and 10% increases over
    the assumed initial public offering price of $       per share. The 5% and
    10% assumed annual rates of appreciation are specified in Commission rules and do not represent the Company's estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option. Actual gains, if any, on stock option exercises depend on numerous factors, including the future performance of the Company, overall market conditions and the option holder's continued employment with the Company throughout the entire vesting period and option term, which factors are not reflected in this table.

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND DECEMBER 31, 1997 OPTION VALUES

     The following table sets forth, as to the Named Executive Officers, certain information concerning stock option activity during the last fiscal year and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1997. Also reported are values for "in-the-money" options, which values represent the positive spread between the respective exercise prices of outstanding stock options and the assumed initial public offering price of
$       per share.

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                           OPTIONS AT DECEMBER 31,             IN-THE-MONEY
                                                                    1997                        OPTIONS($)
                            SHARES ACQUIRED    VALUE     ---------------------------   ----------------------------
           NAME               ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
           ----             ---------------   --------   -----------   -------------   -----------    -------------
Mary Agnes Wilderotter....           --           --           --              --            --               --
Allan C. Thygesen.........           --           --       35,417         104,583              (1)              (1)
Brian P. Dougherty........           --           --           --              --            --               --
Timothy V. Travaille......           --           --       18,750          81,250              (2)              (2)

---------------
(1) Represents the difference between the assumed initial public offering price
    of the Common Stock ($       per share) less the exercise price of such
    options ($0.40 per share).

(2) Represents the difference between the assumed initial public offering price
    of the Common Stock ($       per share) less the exercise price of such
    options ($0.80 per share).

EMPLOYEE BENEFIT PLANS

     1998 Stock Plan. The Company's 1998 Stock Plan (the "1998 Plan") was approved by the Board of Directors in June 1998 and will be submitted to the stockholders for their approval prior to the date of this offering, to become effective on the date of this offering. The 1998 Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended (the "Code") and for the grant to employees, directors and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). Unless terminated sooner, the 1998 Plan will terminate automatically in 2008. A total of 2.5 million shares of Common Stock are currently reserved for issuance pursuant to the 1998

Plan. The amount reserved under the 1998 Plan will automatically increase at the end of each fiscal year by the lesser of (i) 1 million shares, (ii) 4% of outstanding shares on such date or (iii) a lesser amount determined by the Board.

     The 1998 Plan may be administered by the Board of Directors or a committee of the Board (as applicable, the "Administrator"), which committee must, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m). The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1998 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1998 Plan.

     Options and SPRs granted under the 1998 Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1998 Plan must generally be exercised within three months after the end of optionee's status as an employee or consultant of the Company, or within twelve months after such termination by reason of death or disability, but in no event later than the expiration of the option's ten year term. Options generally vest over a four-year period at a rate of 1/4 of the shares subject to the option after the first year and 1/48 of the shares per month thereafter. In the case of SPRs, unless the Administrator determines otherwise, the restricted stock purchase agreement entered into at the time an SPR is exercised grants the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement is the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option lapses at a rate determined by the Administrator.

     The exercise price of all incentive stock options granted under the 1998 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1998 Plan is determined by the Administrator, but, with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted to such person must equal at least 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1998 Plan may not exceed ten years.

     The 1998 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option or right will be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted, all unexercised options or SPRs will terminate upon the consummation of such transaction.

     1998 Employee Stock Purchase Plan. The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in June 1998 and will be submitted to the stockholders for their approval prior to the date of this offering, to become effective on the date of this offering. A total of 150,000 shares of Common Stock, has been reserved for issuance under the Purchase Plan. The amount reserved under the Purchase Plan will be increased automatically at the end of each fiscal year in the amount of the lesser of (i) 75,000 shares, (ii) 0.3% of the outstanding shares on such date or (iii) a lesser amount determined by the Board.

     The Purchase Plan, which is intended to qualify under Section 423 of the Code, contains successive six-month offering periods. The offering periods generally start on the first trading day on or after February 1 and

August 1 of each year, except for the first such offering period, which commences on the date of this offering and ends on the last trading day on or before January 31, 1999.

     Employees are eligible to participate in the Purchase Plan if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year, although any employee who would own stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company may not participate in the Purchase Plan. The Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 15% of the participant's "compensation," up to a maximum aggregate deduction of $21,250 for all offering periods ending within any calendar year. Compensation is defined as the participant's base straight time gross earnings, commissions, payments for overtime, profit sharing payments, shift premium payments, incentive compensation, incentive payments and bonuses.

     Amounts deducted and accumulated under the Purchase Plan are used to purchase shares of Common Stock at the end of each offering period. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period (or, in the case of the offering period commencing on the date of this offering, the price to public of the shares offered in this offering) or end of the offering period. Participants may end their participation at any time during an offering period and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

     Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Purchase Plan. The Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding right to purchase shares under the Purchase Plan during the offering period then in progress may be assumed or substituted for by the successor corporation. If the successor corporation refuses such assumption or substitution, the offering period then in progress will be shortened and a new purchase date will be set at or prior to the closing of such transaction after which time the Purchase Plan will terminate. Otherwise, the Purchase Plan will terminate in 2008. The Board of Directors has the authority to amend or terminate the Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

     1998 Director Option Plan. All non-employee directors are entitled to participate in the 1998 Director Option Plan (the "Director Plan"). The Director Plan was adopted by the Board of Directors in June 1998 and will be submitted to the stockholders for their approval prior to the date of this offering, to become effective on the date of this offering. The Director Plan has a term of ten years, unless terminated sooner by the Board of Directors. A total of 150,000 shares of Common Stock have been reserved for issuance under the Director Plan.

     The Director Plan provides for the automatic grant of a nonstatutory option to purchase 40,000 shares of Common Stock (the "First Option") to each new non-employee director who becomes a director after the date of this offering on the date such person becomes a director. Each current and future non-employee director will automatically be granted an additional nonstatutory option to purchase 40,000 shares (a "Subsequent Option") on the fourth anniversary of the date of grant of his or her last option if he or she has served on the Board continuously during such period. Each First Option and each Subsequent Option will have a term of ten years, and will vest as to 25% of the shares subject to the option on each anniversary of the date of grant. The exercise price of each option granted under the Director Plan will be 100% of the fair market value per share of the Common Stock on the date of grant. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within twelve months after such termination by reason of death or disability, but in no event later than the expiration of the option's ten-year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during such lifetime of the optionee, only by such optionee.

     The Director Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option or right will be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted, the Administrator will provide for each optionee to have the right to exercise the option as to all of the currently vested stock, plus 50% of shares as to which such options would not otherwise be exercisable for a period of fifteen days from the date of such notice, and all unexercised options will terminate upon the expiration of such period.

     1994 Stock Plan. The Company's 1994 Stock Plan (the "1994 Plan") provides for the grant to employees of incentive stock options, and for the grant to employees, consultants and directors of nonstatutory stock options. As of March 31, 1998, options to purchase an aggregate of 2,461,410 shares of Common Stock were outstanding under the 1994 Plan, with a weighted average exercise price of $1.81. Subsequent to March 31, 1998, the Board of Directors granted options to purchase 231,500 shares of Common Stock under the 1994 Plan. The Board of Directors has determined that no further options will be granted under the 1994 Plan after the completion of this offering. Terms of options issued under the 1994 Plan are substantially similar to those described for the 1998 Plan. The 1994 Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each outstanding option or stock purchase right will be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the option or stock purchase right, the option or stock purchase right will terminate as of the closing of such transaction.

     401(k) Plan. The Company's 401(k) Profit Sharing Plan (the "401(k) Plan") was adopted in 1996. The 401(k) Plan is designed to enable eligible employees to save for retirement and is for the exclusive benefit of eligible employees and their beneficiaries. All employees who have completed six months of service with the Company and have attained the age of 21 are eligible to participate in the 401(k) Plan.

     The 401(k) Plan permits the Company to make contributions to the plan which match employees' eligible contributions, subject to a maximum. To date, the Company has not made any such matching contributions. The trustees under the 401(k) Plan invest the assets of the 401(k) Plan, at the direction of each participating employee, in any of several investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that any matching contributions by the Company will be deductible by the Company when and if made.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Amended and Restated Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the General Corporation Law of Delaware. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers, and may indemnify its other employees and agents, to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company intends to enter into indemnification agreements with each of its officers and directors containing provisions that requires the Company to, among other things, indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to cover its directors and officers under any Company liability insurance policies applicable to its directors and officers. The Company also intends to obtain director and officer insurance.

     At present, there is no pending litigation or proceeding involving any director, officer, employee benefit plan fiduciary, employee or agent of the Company where indemnification will be required or permitted.

                              CERTAIN TRANSACTIONS

     The following sets forth certain transactions between the Company and its directors, executive officers and 5% stockholders and their affiliates. The Company believes that each of the transactions described below was on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and any director or executive officer will be subject to approval by a majority of the disinterested members of the Board.

SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK FINANCINGS

     Between December 21, 1995 and March 29, 1996, the Company sold an aggregate of 2,233,750 shares of Series B Preferred Stock at a price of $4.00 per share. Between April 17, 1997 and January 6, 1998, the Company sold an aggregate of 2,441,000 shares of Series C Preferred Stock at a price per share of $8.00, and, in connection with such sales, issued certain warrants to purchase an aggregate of 1,025,000 shares of Common Stock at exercise prices ranging from $0.80 to $8.00 per share. The purchasers of Series B Preferred, Series C Preferred Stock and warrants included, among others, the following entities affiliated with directors and holders of more than five percent of the Company's voting securities:

                                                              SHARES OF    SHARES OF   WARRANTS TO
                                                              SERIES B     SERIES C      PURCHASE
                                                              PREFERRED    PREFERRED   COMMON STOCK
                                                              ---------    ---------   ------------
ENTITIES AFFILIATED WITH DIRECTORS
Venture capital funds affiliated with Benchmark Capital
  (Bruce Dunlevie)..........................................   375,000       62,500      500,000(1)
Venture capital funds affiliated with EGI-Wink Investors,
  L.L.C.
  (F. Philip Handy).........................................        --      625,000      125,000(2)
GE Capital Corporation
  (Jeffrey Coats)...........................................        --      625,000      525,000(3)
NBC Multimedia, Inc.
  (Jeffrey Coats)...........................................        --           --      375,000(3)
Toshiba Corporation (Hidetaka Yamamoto).....................     2,500(4)   250,000           --
OTHER 5% STOCKHOLDERS
General Instrument Corporation..............................   600,000       62,500           --

---------------
(1) Warrants expire on the closing of this offering, unless previously exercised. Warrant exercise price is $6.00 per share and may be exercised on a "net" basis.

(2) Warrants expire on the closing of this offering, unless previously exercised. Warrant exercise price is $0.80 per share and may be exercised on a "net" basis.

(3) Warrants expires in June 2009. Warrant exercise price is $8.00 per share and may be exercised on a "net" basis. Warrants underlying 300,000 shares of Common Stock were amended in February 1998 to accelerate their exercisability to become fully exercisable.

(4) Shares purchased by Mr. Yamamoto personally.

     Simultaneously with the completion of this offering, all shares of Preferred Stock will be converted into shares of Common Stock. Holders of Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital Stock -- Registration Rights of Certain Holders." The Company believes that the shares issued in these transactions were sold at the then fair market value and that the terms of these transactions were no less favorable than the Company could have obtained from unaffiliated third parties.

COMMERCIAL RELATIONSHIPS AND AGREEMENTS WITH PRINCIPAL STOCKHOLDERS

     In September 1997, the Company entered into with Toshiba Corporation (i) an Application Server Agreement under which the Company agreed to develop for and license to Toshiba certain of the Company's proprietary technology, (ii) a Wink Engine License Agreement under which the Company granted Toshiba a worldwide, non-exclusive, non-transferable right to incorporate the Wink Engine software into certain Toshiba products, and (iii) a Wink Online Server for InterText License Agreement under which the Company granted Toshiba the right to use and distribute Wink's Online Server software. In addition, in October 1997, the

Company entered into with Toshiba America Consumer Products, Inc. ("Toshiba America"), a subsidiary of Toshiba, a Wink Engine License Agreement under which the Company granted Toshiba America a non-exclusive, non-transferable license to incorporate the Wink Engine software into certain Toshiba America products. Since January 1, 1995, Toshiba and Toshiba, America have paid the Company $474,000 in royalties, non-recurring engineering fees and other payments. Toshiba is a holder of more than 5% of the Company's outstanding Common Stock. Hidetaka Yamamoto, a director of the Company is General Manager of Toshiba's ADI Business Group.

     In June 1997, the Company entered into a contract with NBC Multimedia, Inc. under which Wink licensed certain software and technology to NBC Multimedia in return for certain programming commitments by NBC Multimedia. NBC Multimedia is affiliated with General Electric Capital Corporation, and a holder of more than 5% of the Company's outstanding Common Stock. Jeffrey Coats, a director of the Company, is the Managing Director of GE Equity Capital Group, Inc., a wholly owned subsidiary of General Electric Capital Corporation, which is affiliated with NBC Multimedia.

     In June 1995, the Company entered into a Development and License Agreement with General Instrument. Under this agreement, as amended, the Company agreed to develop and license to General Instrument certain of the Company's proprietary technology. Since January 1, 1995, General Instrument has paid the Company $600,000 in royalties, non-recurring engineering fees and other payments. In connection with this agreement, General Instrument purchased from the Company 550,000 shares of Common Stock at $0.01 per share giving effect to a 10-for-1 split of the Company's Common Stock in June 1995. General Instrument is a holder of more than 5% of the Company's outstanding Common Stock.

CERTAIN SALES AND OPTION GRANTS TO EXECUTIVE OFFICERS AND DIRECTORS

     On December 2, 1996, the Company sold 1,310,000 shares of Common Stock at a price of $0.40 per share to Mary Agnes Wilderotter, the Company's President and Chief Executive Officer and a director of the Company. Ms. Wilderotter paid for such shares with a full-recourse, ten-year $524,000 promissory note, secured by the purchased shares pursuant to a security agreement entered into on the same date. The note bears interest at a rate of 6.4% per annum. The aggregate outstanding principal and interest at December 31, 1997 and April 30, 1998 was approximately $560,000 and approximately $572,000, respectively.

     On January 15, 1998, the Board of Directors granted Ms. Wilderotter an option to purchase 100,000 shares of Common Stock at an exercise price of $4.00 per share, as well as the right to purchase 25,000 shares of restricted Common Stock, at $4.00 per share. Ms. Wilderotter paid for the 25,000 shares of restricted stock with a full-recourse, ten-year $100,000 promissory note, secured by the purchased shares pursuant to a security agreement entered into on the same date. The note bears interest at a rate of 6.4% per annum. The aggregate outstanding principal and interest at April 30, 1998 was approximately $102,000.

     On November 3, 1997, the Company sold 215,000 shares of Common Stock at a price of $2.00 per share to Paritosh K. Choksi, the Company's Vice President, Chief Financial Officer and Secretary. Mr. Choksi paid for such shares with a full-recourse, ten-year $430,000 promissory note, secured by the purchased shares pursuant to a security agreement entered into on the same date. The note bears interest at a rate of 6.42% per annum. The aggregate outstanding principal and interest at December 31, 1997 and April 30, 1998 was approximately $434,000 and approximately $444,000, respectively.

     On January 15, 1998, the Board of Directors granted to each of F. Philip Handy, Bruce Dunlevie, Jeffrey H. Coats and William Schleyer, directors of the Company, options to purchase 40,000 shares of Common Stock at an exercise price of $4.00 per share. On June 8, 1998, the Board of Directors granted Michael Fuchs, a director of the Company, an option to purchase 40,000 shares of Common Stock at an exercise price of $6.00 per share. All such options become exercisable over a four-year period at the rate of 25% per year.

EMPLOYMENT OFFER LETTERS AND SEVERANCE ARRANGEMENTS

     In October 1996, the Company and Ms. Wilderotter entered into an employment offer letter under which, if she is terminated without cause, Ms. Wilderotter will be entitled to severance compensation at a

$300,000 annual salary level for one year or until Ms. Wilderotter finds new employment. In addition, in the event the Company is acquired by or merged into another company prior to Ms. Wilderotter's shares fully vesting and Ms. Wilderotter is not employed by the acquiring company in a role acceptable to her, the Company's repurchase right will lapse as to 50% of Ms. Wilderotter's unvested shares.

     In October 1997, the Company and Mr. Choksi entered into an employment offer letter under which, if he is terminated without cause, Mr. Choksi is entitled to six months of severance compensation equivalent to Mr. Choksi's base salary, which salary is currently set at $175,000 per year. In addition, in the event the Company is acquired by or merged into another company prior to Mr. Choksi's shares fully vesting, the Company's repurchase right will lapse as to 50% of Mr. Choksi's unvested shares.

INDEMNIFICATION AGREEMENTS

     The Company has entered into Indemnification Agreements with each of its executive officers and directors. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law. See "Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of May 31, 1998, and as adjusted to
reflect the sale of the   shares of Common Stock offered hereby, by: (i) each
person or entity who is known by the Company to own beneficially five percent or more of the Company's outstanding Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company's current directors, and (iv) all directors and executive officers as a group.

                                                               NUMBER OF
                                                                 SHARES       PERCENTAGE OF SHARES
                                                              BENEFICIALLY     BENEFICIALLY OWNED
                                                                 OWNED        --------------------
                                                                PRIOR TO       BEFORE      AFTER
                            NAME                              OFFERING(1)     OFFERING    OFFERING
                            ----                              ------------    --------    --------
DIRECTORS, NAMED EXECUTIVE OFFICERS AND 5% STOCKHOLDERS:
Brian P. Dougherty(2).......................................   4,562,500        28.6%
Entities associated with GE Capital Corporation(3)..........   1,525,000         9.0%
Jeffrey H. Coats
  120 Long Ridge Road
  Stamford, CT 06927
Toshiba Corporation(4)......................................   1,502,500         9.4%
Hidetaka Yamamoto
  1-1 Shibaura 1-Chome
  Minato-ku
  Tokyo, 105-01
  Japan
Mary Agnes Wilderotter(5)...................................   1,335,000         8.4%
General Instrument Corporation..............................   1,212,500         7.6%
  101 Tournament Drive
  Horsham, PA 19044
Entities associated with Benchmark Capital Partners(6)......   1,204,167         7.3%
Bruce W. Dunlevie
  2480 Sand Hill Road
  Suite 200
  Menlo Park, CA 94025
Entities associated with EGI - Wink Investors L.L.C.(7).....     750,000         4.7%
F. Philip Handy
  Two N. Riverside Plaza
  Chicago, IL 60606
Allan C. Thygesen(8)........................................      54,583           *
Timothy V. Travaille(9).....................................      30,833           *
Michael Fuchs...............................................          --           *
William Schleyer............................................          --           *
All directors and executive officers as a group (11
  persons)(10)..............................................  10,912,916        62.1%

---------------
  * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) Applicable percentage ownership is based on 15,966,353 shares of Common Stock and Preferred Stock (on an as-converted to Common Stock basis) outstanding as of May 31, 1998, giving effect to the assumed exercise of certain warrants immediately prior to the completion of this offering, and shares of Common Stock outstanding immediately following the completion of this offering (assuming no exercise of the Underwriters' over-allotment option). The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of Common Stock subject to options or warrants that are currently exercisable, or exercisable within 60 days of May 31, 1998, are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

 (2) Represents shares held of record in the name of Mr. Dougherty's family trust. Includes 250,000 shares which are subject to an option granted by Mr. Dougherty to Benchmark.

 (3) Includes (i) 525,000 shares subject to a warrant held by GE Capital Corporation exercisable within 60 days of May 31, 1998, and (ii) 375,000 shares subject to a warrant held by NBC Multimedia, Inc. exercisable within 60 days of May 31, 1998. Jeffrey Coats, a director of the Company, is the Managing Director of GE Equity Capital Group, Inc., a wholly owned subsidiary of General Electric Capital Corporation, which is affiliated with NBC Multimedia, Inc., and may be deemed to have voting and investment power with respect to such shares.

 (4) Includes (i) 1,500,000 shares held by Toshiba Corporation, and (ii) 2,500 shares held by Hidetaka Yamamoto personally. Mr. Yamamoto, a director of the Company, is the General Manager of ADI Business Group of Toshiba Corporation and may be deemed to have voting and investment power with respect to such shares.

 (5) At May 31, 1998, 465,520 shares held by Ms. Wilderotter were vested, and 869,480 shares were unvested and subject to a right of repurchase in favor of the Company, which right lapses over time. Includes 16,667 shares which are subject to the terms of a Loan and Pledge Agreement between Ms. Wilderotter and Benchmark Capital Partners, L.P. and Benchmark Founders' Fund (collectively "Benchmark"), pursuant to which Ms. Wilderotter has an option to require Benchmark to purchase such shares and Benchmark has an option to purchase such shares from Ms. Wilderotter.

 (6) Represents (i) 390,716 shares held by Benchmark Capital Partners, L.P.,
     (ii) 46,784 shares held by Benchmark Founders' Fund, L.P., (iii) 441,257 shares subject to a warrant held by Benchmark Capital Partners, L.P. exercisable within 60 days of May 31, 1998, and (iv) 58,743 shares subject to a warrant held by Benchmark Founders' Fund, L.P. exercisable within 60 days of May 31, 1998. Each of the foregoing warrants is expected to be exercised prior to the closing of this offering. Also includes 266,667 shares which Benchmark has the right to acquire within 60 days of May 31, 1998 upon exercise of options granted by Mary Agnes Wilderotter and Brian
     P. Dougherty. Bruce M. Dunlevie, a director of the Company, is a managing member of Benchmark Capital Management Co., L.L.C., which is the general partner of both Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P., and may be deemed to have voting and investment power with respect to such shares.

 (7) Represents (i) 375,000 shares held by WC Investors, L.L.C., (ii) 250,000 shares held by EGI-Wink Investors, L.L.C., (iii) 75,000 shares subject to a warrant held by WC Investors, L.L.C. exercisable within 60 days of May 31, 1998, and (iv) 50,000 shares subject to a warrant held by EGI-Wink Investors, L.L.C. exercisable within 60 days of May 31, 1998. Each of the foregoing warrants is expected to be exercised prior to the closing of this offering. Also includes 266,667 shares which Benchmark has the right to acquire within 60 days of May 31, 1998 upon exercise of options granted by Mary Agnes Wilderotter and Brian P. Dougherty. F. Philip Handy, a director of the Company, is the Managing Director of EGI-Wink Investors, L.L.C. and may be deemed to have voting and investment power with respect to such shares.

 (8) Includes 45,833 shares subject to stock options exercisable within 60 days of May 31, 1998.

 (9) Includes 23,333 shares subject to stock options exercisable within 60 days of May 31, 1998.

(10) Includes (i) 82,083 shares issuable upon the exercise of stock options exercisable within 60 days of May 31, 1998, and (ii) 1,525,000 shares subject to warrants held by entities affiliated with certain directors of the Company exercisable within 60 days of May 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share.

COMMON STOCK

     As of May 31, 1998, there were 15,966,353 shares of Common Stock outstanding (treating all Preferred Stock as if converted to Common Stock), held
of record by approximately 225 stockholders. There will be     shares of Common
Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options) after giving effect to the sale of Common Stock offered to the public hereby. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor, subject to any preferences that may be applicable to any outstanding preferred stock. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to any prior liquidation rights of any outstanding preferred stock. The Common Stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

     Effective upon the completion of this offering, 5,000,000 shares of Preferred Stock will be authorized, and no shares will be outstanding. The Board has the authority, without any further vote or action by the stockholders, to issue such shares of Preferred Stock in one or more series and to fix the price, powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series and the designations of such series. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The Company has no current plans to issue any shares of Preferred Stock.

ANTITAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares for purposes of determining the number of shares outstanding; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     The Company's Amended and Restated Certificate of Incorporation provides that, upon the effective date of this offering, the Company's Board of Directors will be classified into three classes of directors. See "Management -- Board of Directors." In addition, the Company's Bylaws do not permit stockholders of the Company to call a special meeting of stockholders. Only the Company's Board of Directors, Chairman or President may call a special meeting of stockholders.

     These provisions are designed to discourage certain types of coercive takeover practices and encourage persons seeking to acquire control of the Company to first negotiate with the Company. However, these and other provisions could have the effect of making it more difficult to acquire the Company by means of a tender offer, proxy contest or otherwise or to remove the incumbent officers and directors of the Company. See "Risk Factors -- Concentration of Stock Ownership; Antitakeover Provisions."

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Upon the completion of this offering, the holders of           shares of
Common Stock (including shares issuable upon exercise of certain warrants) will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securities holders exercising registration rights, such holders are entitled to notice of such registration and to include shares of such Common Stock therein. Holders of registration rights may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, holders may require the Company to file registration statements on Form S-3 at the Company's expense when such form becomes available for use by the Company. All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities included in such registration.

WARRANTS

     Immediately following the closing of this offering, there will be outstanding warrants to purchase an aggregate of 917,500 shares of Common Stock of the Company at a weighted average exercise price of $7.92 per share. Of such warrants, warrants to purchase 17,500 shares expire in September 2002, and warrants to purchase 900,000 shares expire in June 2009. All warrants may be exercised on a "net" basis.

     In addition to the foregoing warrants, the Company also has outstanding warrants to purchase an aggregate of 663,200 shares of Common Stock, at a weighted average exercise price of $4.90 per share. Such warrants expire on the completion of this offering, and are expected to be exercised prior thereto. Such warrants may be exercised on a "net" basis.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services. Its address is 235 Montgomery Street, 23rd Floor, San Francisco, California 94109, and its telephone number at this location is (415) 743-1444.

LISTING

     The Company has applied to have its Common Stock approved for quotation on the Nasdaq National Market under the trading symbol "WINK."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering, because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering (based on shares outstanding at May 31,
1998), the Company will have outstanding an aggregate of   shares of Common
Stock, assuming no exercise of the Underwriters' over-allotment option and no
exercise of outstanding options or warrants. Of these shares, the   shares sold
in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by an existing "affiliate' of the Company as that term is defined in Rule 144 under the Securities Act (an "Affiliate"). The remaining 15,966,353 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as
follows: (i)   shares will be eligible for immediate sale on the date of this
Prospectus, (ii)   shares will be eligible for sale 90 days after the date of
this Prospectus, (iii)   shares will be eligible for sale 180 days after the
date of this Prospectus, and (iv)   shares will be eligible for sale at various
times thereafter upon expiration of their respective one-year holding periods.

     All officers and directors and certain stockholders and option and warrant holders of the Company have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of BancAmerica Robertson Stephens, subject to certain limited exceptions. BancAmerica Robertson Stephens currently has no plans to release any portion of the securities subject to lock-up agreements, although it may do so, in its discretion, at any time.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) will be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then
outstanding (which will equal approximately   shares immediately after this
offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144. Accordingly, unless otherwise restricted, "144(k) shares" may be sold immediately upon completion of this offering.

     Any employee or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

     The Company has agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of BancAmerica Robertson Stephens, subject to certain limited exceptions.

     Following the offering, the Company intends to file a registration statement on Form S-8 covering approximately 5,425,618 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's employee stock plans (based on options outstanding as of May 31, 1998). See "Management -- Employee Benefit Plans." Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens, Hambrecht & Quist LLC and NationsBanc Montgomery Securities LLC (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                               NUMBER
                            NAME                              OF SHARES
                            ----                              ---------
BancAmerica Robertson Stephens..............................
Hambrecht & Quist LLC.......................................
NationsBanc Montgomery Securities LLC.......................

                                                              ---------
          Total.............................................
                                                              =========

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price to the public set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $ per share, of which $ may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an
aggregate of   additional shares of Common Stock at the same price per share as
the Company will receive for the   shares that the Underwriters have agreed to
purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the shares are being sold.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

     Pursuant to the terms of lock-up agreements, the holders of   shares of the
Company's Common Stock have agreed, for a period of up to 180 days after the date of this Prospectus, that, subject to certain exceptions, they will not contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancAmerica Robertson Stephens. BancAmerica Robertson Stephens may, in its sole discretion, and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. All of the shares of Common Stock subject to the lock-up agreements will be eligible for sale in the public market upon the expiration of the lock-up agreements, subject in the case of any restricted shares to Rule 144.

     In addition, the Company has agreed that until 180 days after the date of this Prospectus, the Company will not, without prior written consent of BancAmerica Robertson Stephens, subject to certain exceptions, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, other than the Company's sale of shares in this offering, the issuance of shares of Common Stock upon the exercise of outstanding options and warrants and the conversion of shares of

Preferred Stock and the grant of options to purchase shares of Common Stock under existing employee stock plans. See "Shares Eligible for Future Sale."

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

     The Underwriters have advised the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Underwriters have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Cooley Godward, LLP, San Francisco, California, is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby. Certain members of Wilson Sonsini Goodrich & Rosati and investment partnerships with which they are affiliated beneficially own an aggregate of 8,750 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the

Registration Statement, and each such statement is qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheet..................................  F-3
Consolidated Statement of Operations........................  F-4
Consolidated Statement of Stockholders' Equity..............  F-5
Consolidated Statement of Cash Flows........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Wink Communications, Inc.

     The Delaware reincorporation described in Note 1 to the consolidated financial statements has not been consummated at June 16, 1998. When it has been consummated, we will be in a position to furnish the following report:

          "In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Wink Communications, Inc. and its subsidiary at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PRICE WATERHOUSE LLP
San Jose, California
March 11, 1998

                           WINK COMMUNICATIONS, INC.

                           CONSOLIDATED BALANCE SHEET
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                         DECEMBER 31,          MARCH 31, 1998
                                                      ------------------   ----------------------
                                                       1996       1997     HISTORICAL   PRO FORMA
                                                      -------   --------   ----------   ---------
                                                                                        (NOTE 2)

                                                                                (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................  $ 4,157   $  8,530    $  7,965    $  7,965
  Short-term investments............................       --      5,452       5,452       5,452
  Accounts receivable -- related parties............       50        128         128         128
  Accounts receivable -- third parties..............       --         --         171         171
  Other current assets..............................       72        194         200         200
                                                      -------   --------    --------    --------
          Total current assets......................    4,279     14,304      13,916      13,916
Property and equipment, net.........................    1,265      1,103       1,342       1,342
Other assets........................................       98        222         236         236
                                                      -------   --------    --------    --------
                                                      $ 5,642   $ 15,629    $ 15,494    $ 15,494
                                                      =======   ========    ========    ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..................................  $    78   $    286    $    616    $    616
  Accrued expenses..................................      233        663         287         287
  Deferred revenue -- related parties...............      570        650         665         665
  Deferred revenue -- third parties.................      213        991       1,068       1,068
  Capital lease obligations, current portion........      299        347         360         360
                                                      -------   --------    --------    --------
          Total current liabilities.................    1,393      2,937       2,996       2,996
                                                      -------   --------    --------    --------
Capital lease obligations, less current portion.....    1,114        767         672         672
                                                      -------   --------    --------    --------

Commitments (Note 6)

Stockholders' equity:
  Convertible Preferred Stock,
     $0.001 par value, issuable in series; aggregate
     liquidation amount $30,464; 6,001 shares
     authorized; 3,484, 5,675 and 5,925 shares
     issued and outstanding; no shares issued and
     outstanding pro forma..........................        4          6           6          --
  Common Stock,
     $0.001 par value; 21,038 shares authorized;
     9,340, 9,816 and 9,974 shares issued and
     outstanding; 15,899 shares issued and
     outstanding pro forma..........................        9         10          10          16
  Additional paid-in capital........................   11,742     30,610      33,750      33,750
  Stockholder notes receivable......................     (554)      (984)     (1,084)     (1,084)
  Unearned compensation.............................       (9)      (494)       (977)       (977)
  Accumulated deficit...............................   (8,057)   (17,223)    (19,879)    (19,879)
                                                      -------   --------    --------    --------
          Total stockholders' equity................    3,135     11,925      11,826      11,826
                                                      -------   --------    --------    --------
                                                      $ 5,642   $ 15,629    $ 15,494    $ 15,494
                                                      =======   ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           WINK COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,          MARCH 31,
                                               ---------------------------   -------------------
                                                1995      1996      1997       1997       1998
                                               -------   -------   -------   --------   --------
                                                                                 (UNAUDITED)
Revenues:
  Licenses -- related parties...............   $    --   $    --   $   384   $    --    $    40
  Licenses -- third parties.................        --        --        --        --          2
  Services -- related parties...............       100       155       148        48         --
  Services -- third parties.................        --       193        87        39         99
                                               -------   -------   -------   -------    -------
          Total revenues....................       100       348       619        87        141
                                               -------   -------   -------   -------    -------
Costs and expenses:
  Cost of services -- related parties.......        98       323       162        80         36
  Cost of services -- third parties.........        --       235       376       108         34
  Research and development..................       851     2,595     4,384       673      1,332
  Sales and marketing.......................       899     2,263     3,510       636      1,165
  General and administrative................       472     1,068     1,843       428        409
                                               -------   -------   -------   -------    -------
          Total costs and expenses..........     2,320     6,484    10,275     1,925      2,976
                                               -------   -------   -------   -------    -------
Loss from operations........................    (2,220)   (6,136)   (9,656)   (1,838)    (2,835)
Interest and other income...................        72       279       684        61        219
Interest expense............................        --       (27)     (194)      (52)       (40)
                                               -------   -------   -------   -------    -------
Net loss....................................   $(2,148)  $(5,884)  $(9,166)  $(1,829)   $(2,656)
                                               =======   =======   =======   =======    =======

Net loss per share:
  Basic and diluted.........................   $ (0.37)  $ (0.91)  $ (1.25)  $ (0.27)   $ (0.33)
                                               =======   =======   =======   =======    =======
  Weighted average shares outstanding.......     5,860     6,432     7,337     6,802      8,031
                                               =======   =======   =======   =======    =======
Pro forma net loss per share (Unaudited):
  Basic and diluted.........................                       $ (0.75)             $ (0.19)
                                                                   =======              =======
  Weighted average shares outstanding.......                        12,210               13,942
                                                                   =======              =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           WINK COMMUNICATIONS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                CONVERTIBLE
                                              PREFERRED STOCK    COMMON STOCK     ADDITIONAL   STOCKHOLDER
                                              ---------------   ---------------    PAID-IN        NOTES        UNEARNED
                                              SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     RECEIVABLE    COMPENSATION
                                              ------   ------   ------   ------   ----------   -----------   ------------
BALANCE AT DECEMBER 31, 1994................     --     $--     7,450     $ 7      $    68       $   (41)       $ (18)
Issuance of Series A Preferred Stock, net...  1,250       1        --      --        1,978            --           --
Issuance of Series B Preferred Stock, net...    600       1        --      --        2,378            --           --
Issuance of Common Stock for equipment......     --      --       500       1            4            --           --
Noncash contribution by principal
  stockholder...............................     --      --        --      --          275            --           --
Issuance of Common Stock for services.......     --      --        66      --            3            --           --
Payment of stockholder note.................     --      --        --      --           --            41           --
Amortization of unearned compensation.......     --      --        --      --           --            --            5
Net loss....................................     --      --        --      --           --            --           --
                                              -----     ---     -----     ---      -------       -------        -----
BALANCE AT DECEMBER 31, 1995................  1,850       2     8,016       8        4,706            --          (13)
Issuance of Series B Preferred Stock, net...  1,634       2        --      --        6,512           (30)          --
Exercise of Common Stock options............     --      --        14      --            1            --           --
Issuance of Common Stock for stockholder
  note......................................     --      --     1,310       1          523          (524)          --
Amortization of unearned compensation.......     --      --        --      --           --            --            4
Net loss....................................     --      --        --      --           --            --           --
                                              -----     ---     -----     ---      -------       -------        -----
BALANCE AT DECEMBER 31, 1996................  3,484       4     9,340       9       11,742          (554)          (9)
Issuance of Series C Preferred Stock, net...  2,191       2        --      --       17,436            --           --
Exercise of Common Stock options............     --      --       537       1           64            --           --
Issuance of Common Stock for stockholder
  note......................................     --      --       215      --          430          (430)          --
Repurchase of Common Stock..................     --      --      (277)     --           (3)           --           --
Issuance of Common Stock warrants for
  services..................................     --      --        --      --          240            --           --
Issuance of Common Stock for services.......     --      --         1      --            1            --           --
Unearned compensation.......................     --      --        --      --          700            --         (700)
Amortization of unearned compensation.......     --      --        --      --           --            --          215
Net loss....................................     --      --        --      --           --            --           --
                                              -----     ---     -----     ---      -------       -------        -----
BALANCE AT DECEMBER 31, 1997................  5,675       6     9,816      10       30,610          (984)        (494)
Issuance of Series C Preferred Stock, net
  (Unaudited)...............................    250      --        --      --        1,990            --           --
Exercise of Common Stock options
  (Unaudited)...............................     --      --       105      --           37            --           --
Issuance of Common Stock to employees
  (Unaudited)...............................     --      --        28      --          113            --           --
Issuance of Common Stock for stockholder
  note (Unaudited)..........................     --      --        25      --          100          (100)          --
Unearned compensation (Unaudited)...........     --      --        --      --          600            --         (600)
Amortization of unearned compensation
  (Unaudited)...............................     --      --        --      --           --            --          117
Issuance of Common Stock warrants for
  services (Unaudited)......................     --      --        --      --          300            --           --
Net loss (Unaudited)........................     --      --        --      --           --            --           --
                                              -----     ---     -----     ---      -------       -------        -----
BALANCE AT MARCH 31, 1998 (UNAUDITED).......  5,925     $ 6     9,974     $10      $33,750       $(1,084)       $(977)
                                              =====     ===     =====     ===      =======       =======        =====


                                                                TOTAL
                                              ACCUMULATED   STOCKHOLDERS'
                                                DEFICIT        EQUITY
                                              -----------   -------------
BALANCE AT DECEMBER 31, 1994................   $    (25)       $    (9)
Issuance of Series A Preferred Stock, net...         --          1,979
Issuance of Series B Preferred Stock, net...         --          2,379
Issuance of Common Stock for equipment......         --              5
Noncash contribution by principal
  stockholder...............................         --            275
Issuance of Common Stock for services.......         --              3
Payment of stockholder note.................         --             41
Amortization of unearned compensation.......         --              5
Net loss....................................     (2,148)        (2,148)
                                               --------        -------
BALANCE AT DECEMBER 31, 1995................     (2,173)         2,530
Issuance of Series B Preferred Stock, net...         --          6,484
Exercise of Common Stock options............         --              1
Issuance of Common Stock for stockholder
  note......................................         --             --
Amortization of unearned compensation.......         --              4
Net loss....................................     (5,884)        (5,884)
                                               --------        -------
BALANCE AT DECEMBER 31, 1996................     (8,057)         3,135
Issuance of Series C Preferred Stock, net...         --         17,438
Exercise of Common Stock options............         --             65
Issuance of Common Stock for stockholder
  note......................................         --             --
Repurchase of Common Stock..................         --             (3)
Issuance of Common Stock warrants for
  services..................................         --            240
Issuance of Common Stock for services.......         --              1
Unearned compensation.......................         --             --
Amortization of unearned compensation.......         --            215
Net loss....................................     (9,166)        (9,166)
                                               --------        -------
BALANCE AT DECEMBER 31, 1997................    (17,223)        11,925
Issuance of Series C Preferred Stock, net
  (Unaudited)...............................         --          1,990
Exercise of Common Stock options
  (Unaudited)...............................         --             37
Issuance of Common Stock to employees
  (Unaudited)...............................         --            113
Issuance of Common Stock for stockholder
  note (Unaudited)..........................         --             --
Unearned compensation (Unaudited)...........         --             --
Amortization of unearned compensation
  (Unaudited)...............................         --            117
Issuance of Common Stock warrants for
  services (Unaudited)......................         --            300
Net loss (Unaudited)........................     (2,656)        (2,656)
                                               --------        -------
BALANCE AT MARCH 31, 1998 (UNAUDITED).......   $(19,879)       $11,826
                                               ========        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           WINK COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,            MARCH 31,
                                          ------------------------------    ------------------
                                           1995       1996        1997       1997       1998
                                          -------    -------    --------    -------    -------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................  $(2,148)   $(5,884)   $ (9,166)   $(1,829)   $(2,656)
  Adjustments to reconcile net loss to
     net cash used in operating
     activities:
     Depreciation and amortization......       88        360         543        126        157
     Stock-based costs and expenses.....      283          4         455         --        530
     Changes in assets and liabilities:
       Accounts receivable -- related
          parties.......................      (50)        --         (78)        23         --
       Accounts receivable -- third
          parties.......................       --         --          --         --       (171)
       Other current assets.............      (44)       (26)       (122)         5         (6)
       Other assets.....................        2        (90)       (124)       (95)       (14)
       Accounts payable.................       62         --         208         63        330
       Accrued expenses.................       56        174         430         17       (376)
       Deferred revenues -- related
          parties.......................      400        (80)         80        (20)        15
       Deferred revenues -- third
          parties.......................       --        213         778        261         77
                                          -------    -------    --------    -------    -------
Net cash used in operating activities...   (1,351)    (5,329)     (6,996)    (1,449)    (2,114)
                                          -------    -------    --------    -------    -------
Cash flows from investing activities:
  Purchase of short-term investments....       --         --     (10,205)        --         --
  Sale of short-term investments........       --         --       4,753         --         --
  Property and equipment purchases......     (323)    (1,321)       (381)       (41)      (396)
                                          -------    -------    --------    -------    -------
Net cash used in investing activities...     (323)    (1,321)     (5,833)       (41)      (396)
                                          -------    -------    --------    -------    -------
Cash flows from financing activities:
  Preferred Stock proceeds, net.........    4,358      6,484      17,438      1,958      1,990
  Common Stock proceeds.................       --          1          65         21         37
  Stockholder note receivable
     proceeds...........................       41         --          --         --         --
  Lease financing proceeds..............       --      1,421          --         --         --
  Principal payments on capital
     leases.............................       --         (8)       (298)       (71)       (82)
  Repurchase of Common Stock............       --         --          (3)        --         --
                                          -------    -------    --------    -------    -------
Net cash provided by financing
  activities............................    4,399      7,898      17,202      1,908      1,945
                                          -------    -------    --------    -------    -------
Net increase (decrease) in cash
  and cash equivalents..................    2,725      1,248       4,373        418       (565)
Cash and cash equivalents at
  beginning of period...................      184      2,909       4,157      4,157      8,530
                                          -------    -------    --------    -------    -------
Cash and cash equivalents at end of
  period................................  $ 2,909    $ 4,157    $  8,530    $ 4,575    $ 7,965
                                          =======    =======    ========    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           WINK COMMUNICATIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- THE COMPANY

     Wink Communications, Inc. (the "Company") was incorporated in California on October 7, 1994 and offers a simple-to-use, low-cost enhanced television broadcasting system that adds interactivity and electronic commerce opportunities to traditional television programming and advertising.

  Delaware Reincorporation

     Prior to the effectiveness of the Company's initial public offering, the Company intends to reincorporate in Delaware. In connection with the reincorporation, the Company will authorize 105,000 shares of capital stock, consisting of 100,000 shares of Common Stock, $0.001 par value, and 5,000 shares of undesignated Preferred Stock, $0.001 par value.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Wink Japan, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Short-term Investments

     Short-term investments consist of commercial paper obligations with original maturities at date of purchase ranging between three and 12 months. The Company classifies these investments as available-for-sale and records the instruments at amortized cost, which approximates fair value due to the short maturities.

  Fair Value of Financial Instruments

     The Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, deposits, accounts payable and capital lease obligations, are carried at cost, which approximates fair value because of the short-term maturity of those instruments.

  Property and Equipment

     Property and equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related asset, typically three years.

                           WINK COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Revenue Recognition

     Through March 31, 1998, the Company's revenues have been derived from license fees relating to royalties earned from the Wink Engine software, non-recurring engineering fees under agreements to port the Wink Engine software to various televisions and set-top terminals, and service fees relating to software installation and post-contract customer support. The Company recognizes software license revenues relating to the Wink Engine on a "sell-through" basis upon notification of shipment of Wink-enabled products by the original equipment manufacturer. Non-recurring engineering fees are recognized using the percentage-of-completion method, using labor hours as a measure of progress towards completion. Fees from installation services are recognized as services are provided, and post-contract customer support fees are recognized ratably over the term of the support agreement. Fees received in advance of revenue recognition are included in the balance sheet as deferred revenue.

     The Company's long-term business plan is to derive the primary portion of its revenues through the Wink Response Network by charging transaction fees to advertisers for each information request or purchase order obtained from viewers. As a result, the Company does not expect that non-recurring engineering services will represent a significant component of future revenues. The Company believes that its success is largely dependent on its business model, which allows other television industry participants supporting Wink-enabled programming to benefit economically from Wink Enhanced Broadcasting. In this regard, Wink has entered into a number of agreements with cable system operators and certain other market participants to share with these entities a portion of revenues, if any, the Company generates from viewer responses to Wink Enhanced Broadcasting. To date, no transaction fee revenue has been recognized from the Wink Response Network. Any amounts payable to third parties in future periods resulting from fee sharing will be included in cost of revenues.

     License revenues in future periods are also expected to be derived from Wink server and authoring software applications. The Wink Broadcast Server application is being offered to customers under monthly license fee arrangements with terms ranging from one to five years, with periodic fee increases based upon changes in the Consumer Price Index or other contract provisions. Revenues derived from such arrangements will be recognized monthly based upon the applicable subscription fee. License revenues relating to Wink authoring software applications will be recognized upon software delivery, provided that there is a signed agreement evidencing a fixed and determinable fee and a determination that collection of the fee is probable.

  Sales to Significant Customers

     During the years ended December 31, 1995, 1996 and 1997, sales to customers representing 10 percent or more of the Company's total revenues for the periods indicated were as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                        1995     1996     1997
                                                        -----    -----    -----
CUSTOMER
  A...................................................  100%      10%       --
  B...................................................    --      34%      21%
  C...................................................    --       --      62%
  D...................................................    --      32%      14%
  E...................................................    --      24%       --

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable, which

                           WINK COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

are not collateralized. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit quality financial institutions and by placing its short-term investments in high credit quality commercial paper. Concentrations of credit risk with respect to trade accounts receivable are considered to be limited due to the credit quality of the customers comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers' financial condition to determine the need for an allowance for doubtful accounts. The Company has not experienced significant credit losses to date and no allowance has been established for doubtful accounts. At December 31, 1996, one customer accounted for the entire accounts receivable balance. At December 31, 1997, a different customer accounted for the entire accounts receivable balance.

  Research and Development

     Costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred until the technological feasibility of the product or enhancement has been established through the development of a working model. After establishing technological feasibility, additional development costs incurred through the date the product is available for general release would be capitalized and amortized over the estimated product life. No costs have been capitalized to date as the effect on the financial statements for all periods presented is immaterial.

  Advertising Costs

     Advertising costs are expensed as incurred in accordance with Statement of Position ("SoP") No. 93-7, "Reporting on Advertising Costs." Advertising costs for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 totaled $134, $210, $147, $43 and $43, respectively.

  Stock-based Costs and Expenses

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

     The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the consensuses reached by the Emerging Issues Task Force in Issue No. 96-18, "Accounting for Equity Instruments with Variable Terms That Are Issued for Consideration Other Than Employee Services." Costs are measured at the fair market value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the date on which there first exists a firm commitment for performance by the provider of goods or services.

  Income Taxes

     Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is

                           WINK COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

  Net Loss Per Share

     Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted net loss per share is computed using the weighted average number of common and common equivalent shares outstanding. Common equivalent shares consist of Convertible Preferred Stock (using the if-converted method), restricted Common Stock and stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive. Net loss per share computations are in accordance with SFAS No. 128, "Earnings Per Share," and Staff Accounting Bulletin ("SAB") No. 98.

  Pro Forma Net Loss Per Share (Unaudited)

     Pro forma basic net loss per share is computed using the weighted average number of common shares outstanding considering the pro forma effects of the automatic conversion of the Company's Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of this offering as if such conversion occurred on January 1, 1997, or at date of original issuance, if later. Pro forma diluted net loss per share is computed using the pro forma weighted average number of common and common equivalent shares outstanding. Pro forma common equivalent shares consist of restricted Common Stock and stock options and warrants (using the treasury stock method). Pro forma common equivalent shares are excluded from the computation if their effect is antidilutive.

  Pro Forma Stockholders' Equity (Unaudited)

     Effective upon the closing of this offering, the outstanding shares of Series A, Series B and Series C Convertible Preferred Stock will automatically convert into 1,250, 2,234 and 2,441 shares, respectively, of Common Stock. In addition, warrants to purchase 18 shares of Series B Convertible Preferred Stock will convert into warrants to purchase 18 shares of Common Stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma balance sheet at March 31, 1998.

  Interim Financial Information (Unaudited)

     The accompanying interim consolidated financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the three months ended March 31, 1997 and 1998. The financial data and other information disclosed in these notes to consolidated financial statements related to these periods are unaudited. The results for the three months ended March 31, 1998, are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

  Recent Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 130, companies are required to report in the financial statements, in addition to net income, comprehensive income including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. For the three months ended March 31, 1998, comprehensive net loss, as determined under SFAS No. 130, was the same as

                           WINK COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

the Company's net loss. Under SFAS No. 131, companies are required to separately report certain financial and descriptive information about operating segments. The Company will adopt the provisions of SFAS No. 131 in connection with its financial statements for the year ending December 31, 1998, and does not expect adoption to have a material impact on such financial statements.

     In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued SoP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that adoption of SoP 98-1 will have a material impact on its financial statements.

     Effective January 1, 1998, the Company adopted SoP No. 97-2, "Software Revenue Recognition." As the Company's historical revenues have been derived primarily from services that are recognized on a percentage-of-completion basis, adoption of SoP No. 97-2 did not have a significant impact on the Company's revenue recognition policy. In March 1998, the AICPA issued SoP No. 98-4, which deferred for one year, certain provisions of SoP No. 97-2 relating to the determination of fair value of multiple elements included in a software arrangement. While the ultimate resolution of the guidance deferred by SoP 98-4 cannot be determined, based on its existing and expected future licensing practices, the Company does not expect such resolution will have a significant impact on its revenue recognition policy.

NOTE 3 -- SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                   THREE MONTHS
                                                                                      ENDED
                                                        YEAR ENDED DECEMBER 31,     MARCH 31,
                                                        -----------------------    ------------
                                                        1995     1996     1997     1997    1998
                                                        -----    -----    -----    ----    ----
                                                                                   (UNAUDITED)
Supplemental disclosures:
  Cash paid for interest..............................  $ --     $ 27     $194     $ 52    $ 40
                                                        ====     ====     ====     ====    ====
Supplemental noncash activities:
  Common Stock issued for equipment...................  $  5     $ --     $ --     $ --    $ --
                                                        ====     ====     ====     ====    ====
  Capital contribution by principal stockholder.......  $275     $ --     $ --     $ --    $ --
                                                        ====     ====     ====     ====    ====
  Common Stock issued for shareholder note............  $ --     $524     $430     $ --    $100
                                                        ====     ====     ====     ====    ====

NOTE 4 -- BALANCE SHEET COMPONENTS

     Property and equipment, net:

                                                  DECEMBER 31,
                                                ----------------     MARCH 31,
                                                 1996      1997        1998
                                                ------    ------    -----------
                                                                    (UNAUDITED)
Computer equipment............................  $  799    $1,050      $ 1,199
Office furniture and equipment................     473       526          548
Leasehold improvements........................     351       357          357
Purchased internal-use software...............      90       161          386
                                                ------    ------      -------
                                                 1,713     2,094        2,490
Less accumulated depreciation and
  amortization................................    (448)     (991)      (1,148)
                                                ------    ------      -------
                                                $1,265    $1,103      $ 1,342
                                                ======    ======      =======

                           WINK COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Assets acquired under capital lease obligations are included in property and equipment and totaled $1,421, $1,421 and $1,421, with related accumulated depreciation of $372, $674 and $750, at December 31, 1996 and 1997 and March 31, 1998, respectively.

     Accrued expenses:

                                                   DECEMBER 31,
                                                   ------------     MARCH 31,
                                                   1996    1997       1998
                                                   ----    ----    -----------
                                                                   (UNAUDITED)
Compensation and benefits........................  $ 39    $455       $161
Deferred rent....................................   130     117        107
Other............................................    64      91         19
                                                   ----    ----       ----
                                                   $233    $663       $287
                                                   ====    ====       ====

NOTE 5 -- INCOME TAXES

     No current provision or benefit for federal or state income taxes has been recorded for the years ended December 31, 1995, 1996 and 1997 and for the three-month periods ended March 31, 1997 and 1998, as the Company has incurred net operating losses and has no carryback potential.

     At December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $14,300 available to reduce future taxable income. At March 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $16,500 available to reduce future taxable income. Such carryforwards may be limited in certain circumstances including, but not limited to, cumulative stock ownership changes of more than 50 percent over a three-year period and expire at varying amounts during the period from 2002 through 2013. The Company believes that there was a cumulative change of ownership of greater than 50 percent in June 1997. Accordingly, the amount of loss carryforwards that can be utilized to reduce future taxable income for federal and state income tax purposes will be limited to approximately $6,700 per year.

     Net deferred tax assets are composed of the following:

                                                 DECEMBER 31,
                                              ------------------     MARCH 31,
                                               1996       1997         1998
                                              -------    -------    -----------
                                                                    (UNAUDITED)
Net operating loss carryforwards............  $ 2,750    $ 5,750      $ 6,650
Deferred revenues...........................       --        600          600
Other.......................................       10        150          100
                                              -------    -------      -------
Gross deferred tax assets...................    2,760      6,500        7,350
Deferred tax asset valuation allowance......   (2,760)    (6,500)      (7,350)
                                              -------    -------      -------
Net deferred tax assets.....................  $    --    $    --      $    --
                                              =======    =======      =======

     Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided. The valuation allowance increased by $1,988 from December 31, 1995 to December 31, 1996.

                           WINK COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 6 -- COMMITMENTS

  LEASES

     The Company leases its main office facilities under a noncancelable operating lease which expires in January 2000. Under the terms of the lease, the Company is required to pay property taxes, insurance and normal maintenance costs. The Company also leases certain equipment under capital lease obligations.

     Future minimum lease payments under noncancelable operating and capital leases are as follows at December 31, 1997:

YEAR ENDING                                                OPERATING    CAPITAL
DECEMBER 31,                                                 LEASES      LEASES
------------                                               ---------    -------
  1998...................................................   $  721      $  490
  1999...................................................      743         490
  2000...................................................       62         387
                                                            ------      ------
                                                            $1,526       1,367
                                                            ======
Less amount representing interest........................                 (253)
                                                                        ------
Present value of capital lease obligations...............                1,114
Less current portion.....................................                 (347)
                                                                        ------
Long-term portion........................................               $  767
                                                                        ======

     Rent expense relating to noncancelable operating leases for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, totaled $112, $573, $694, $169 and $175, respectively.

NOTE 7 -- STOCKHOLDERS' EQUITY

  CONVERTIBLE PREFERRED STOCK

     Convertible Preferred Stock consists of the following:

                                                SHARES ISSUED AND OUTSTANDING
                                                -----------------------------    LIQUIDATION
                                                 DECEMBER 31,                     AMOUNT AT
                                    SHARES      --------------     MARCH 31,      MARCH 31,
                                  AUTHORIZED    1996     1997        1998           1998
                                  ----------    -----    -----    -----------    -----------
                                                                  (UNAUDITED)    (UNAUDITED)
Series A........................    1,250       1,250    1,250       1,250         $ 2,000
Series B........................    2,251       2,234    2,234       2,234           8,936
Series C........................    2,500          --    2,191       2,441          19,528
                                    -----       -----    -----       -----         -------
                                    6,001       3,484    5,675       5,925         $30,464
                                    =====       =====    =====       =====         =======

  Conversion

     Each share of Preferred Stock is convertible at the option of the holder at any time into Common Stock at the initial conversion rate of one share of Common Stock for each share of Preferred Stock. The initial conversion rate of each series of Preferred Stock is subject to adjustment as provided in the Certificate of Incorporation. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for each series upon the closing of a firm commitment underwritten initial public offering of the Company's Common Stock at a price per share not less than $8.00 per share and an aggregate offering price to the public of not less than $10,000, exclusive of underwriting commissions and offering expenses.

                           WINK COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Voting

     Each holder of Series A, Series B and Series C Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such holders' shares of Preferred Stock could be converted.

  Dividend

     Holders of Series A, Series B and Series C Preferred Stock are entitled to a noncumulative dividend, when and if declared by the Board of Directors, at the fixed rate of $0.128, $0.32, and $0.64, respectively, per share per annum, prior and in preference to any distribution on the Common Stock.

  Liquidation

     In the event of any liquidation, dissolution or winding up of the Company (as defined), the holders of the Series A, Series B and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of the Common Stock, the amount of $1.60, $4.00 and $8.00, respectively, per share plus an amount equal to all declared but unpaid dividends on such shares.

COMMON STOCK

  Repurchase Rights

     The Company has the right to repurchase the unvested portion of 2,425 shares of Common Stock sold to certain key employees at a weighted average price of $0.40 per share. Under employment arrangements with certain key employees, in the event the Company is acquired by or merged into another company prior to full vesting of the shares subject to repurchase rights, the employees are entitled to have the Company's repurchase right lapse as to 50 percent of the unvested shares. The Company also has the right to repurchase 550 shares of Common Stock sold to an investor at $0.50 per share, which expires on August 7, 1998. At December 31, 1997, 1,968 shares were subject to repurchase rights.

  Reserved Shares

     The Company has reserved an adequate number of shares of Common Stock to satisfy the conversion of all Preferred Stock and the exercise of all outstanding options and warrants.

WARRANTS

     In July 1996, the Company granted fully exercisable warrants to purchase Common Stock to two companies in connection with the issuance of Series B Preferred Stock. The warrants enable the holders to purchase 441 and 59 shares of Common Stock, respectively, at $6.00 per share and expire in July 2001. The warrants had an immaterial fair value on the date of grant.

     In September 1996, the Company granted fully exercisable warrants to purchase Series B Preferred Stock to a company providing property and equipment lease financing. The warrants enable the holder to purchase 18 shares of Series B Preferred Stock at $4.00 per share and expire in September 2002. The warrants and related services had an immaterial fair value on the date of grant.

     In April 1997, the Company granted fully exercisable warrants to purchase Common Stock to certain holders of Series C Preferred Stock providing business development services. The warrants enable the holders to purchase 75 shares of Common Stock at $0.80 per share and expire in April 2007. The warrants and related services had an immaterial fair value on the date of grant.

                           WINK COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     In June 1997, the Company granted fully exercisable warrants to purchase Common Stock in connection with the issuance of Series C Preferred Stock. The warrants enable the holders to purchase 525 shares of Common Stock at $8.00 per share and expire in June 2009. The estimated fair value of the warrants totaled $290 and is included in additional paid-in capital.

     In June 1997, the Company granted warrants to purchase Common Stock to a broadcasting company that agreed to use its reasonable efforts to air Wink-enhanced programming. The warrants enable the holder to purchase 375 shares of Common Stock at $8.00 per share and expire in June 2009. Warrants for 75 shares were fully exercisable on the date of grant and had an estimated fair value of $40, which was recognized as sales and marketing expense and is included in additional paid-in capital. Vesting of the remaining warrants to purchase 300 shares was contingent upon specified future performance criteria. The Company considered the fair value of the warrants at December 31, 1997 to be their estimated fair value at the prospective vesting date and was recognizing that amount ratably over the estimated service period of 18 months. During the year ended December 31, 1997, $200 was recognized as sales and marketing expense and is included in additional paid-in capital. See Note 9 -- Subsequent Events.

     In November 1997, the Company granted fully exercisable warrants to purchase Common Stock to a company providing business development services. The warrants enable the holder to purchase 38 shares of Common Stock at $4.00 per share and expire in November 2009. The warrants and related services had an immaterial fair value on the date of grant.

  Other

     In February and November 1995, the Company's principal stockholder contributed 20 shares of marketable equity securities to two employees of the Company in exchange for services. The fair market value of the securities on the contribution dates totaled $275, which has been recorded as compensation expense and a capital contribution in the accompanying financial statements.

     In June 1995, the Company issued 66 shares of its Common Stock to a stockholder in exchange for temporary office space and other administrative services provided during the first three months of 1995. The shares had an immaterial fair value at the date of issue.

     Through December 31, 1997, no dividends on either the Preferred or Common Stock have been declared by the Board of Directors.

     Share information for all periods presented has been retroactively adjusted to reflect a 10-for-1 split of Common Stock and Preferred Stock in June 1995.

NOTE 8 -- EMPLOYEE BENEFIT PLANS

  Stock Option Plan

     The 1994 Stock Plan (the "Plan") provides for the issuance of up to 4,000 shares of Common Stock in connection with incentive and non-statutory stock option awards granted to employees, directors and consultants to the Company. Stock purchase rights may also be granted under the Plan. Options must be issued at prices not less than 100 percent and 85 percent, for incentive and non-statutory options, respectively of the estimated fair value of the Common Stock on the date of grant and are exercisable for periods not exceeding ten years from the date of grant. Options granted to stockholders who own greater than 10 percent of the outstanding stock at the time of grant are exercisable for periods not exceeding five years from the date of grant and must be issued at prices not less than 110 percent of the estimated fair value at the date of grant. Options granted under the Plan generally vest ratably over four years following the date of grant, although the Board of Directors may issue options that vest over up to five years. The Company has certain repurchase rights and rights of first refusal on shares purchased under the Plan.

                           WINK COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     During the year ended December 31, 1997 and the three months ended March 31, 1998, the Company recognized unearned compensation totaling $700 and $600, respectively, with respect to certain stock option grants and sales of restricted stock to employees. These expenses are being amortized over the respective vesting periods. Amortization of unearned compensation totaled $215 for the year ended December 31, 1997 and $117 for the three months ended March 31, 1998, and has been allocated to operating costs and expenses based upon the primary activity of the applicable employee. See Note 9 -- Subsequent Events.

     Had compensation cost for the Company's stock-based compensation plan been determined based on the grant dates for the awards using the minimum value method prescribed by SFAS No. 123, the Company's net loss would have been as follows:

                                                                    THREE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,           MARCH 31,
                                   -----------------------------    ------------------
                                    1995       1996       1997       1997       1998
                                   -------    -------    -------    -------    -------
                                                                       (UNAUDITED)
Net loss:
  As reported....................  $(2,148)   $(5,884)   $(9,166)   $(1,829)   $(2,656)
  Pro forma......................  $(2,149)   $(5,905)   $(9,235)   $(1,851)   $(2,698)
Basic and diluted net loss per
  share:
  As reported....................  $ (0.37)   $ (0.91)   $ (1.25)   $ (0.27)   $ (0.33)
  Pro forma......................  $ (0.37)   $ (0.92)   $ (1.26)   $ (0.27)   $ (0.34)

     Under SFAS No. 123, the minimum value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants made:

                                                                    THREE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,           MARCH 31,
                                   -----------------------------    ------------------
                                    1995       1996       1997       1997       1998
                                   -------    -------    -------    -------    -------
                                                                       (UNAUDITED)
Expected lives, in years.........        5          5          5          5          5
Risk free interest rates.........     6.9%       6.3%       6.3%       6.5%       6.7%
Dividend yield...................     0.0%       0.0%       0.0%       0.0%       0.0%

     The following table summarizes information about stock option transactions under the Plan for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1998:

                                                       YEAR ENDED DECEMBER 31,                      THREE MONTHS
                                      ---------------------------------------------------------    ENDED MARCH 31,
                                            1995                1996                1997                1998
                                      -----------------   -----------------   -----------------   -----------------
                                               WEIGHTED            WEIGHTED            WEIGHTED            WEIGHTED
                                               AVERAGE             AVERAGE             AVERAGE             AVERAGE
                                               EXERCISE            EXERCISE            EXERCISE            EXERCISE
                                      SHARES    PRICE     SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                      ------   --------   ------   --------   ------   --------   ------   --------
                                                                                                     (UNAUDITED)
Outstanding at beginning of
  period............................    --      $  --       793     $0.05     1,759     $0.23     2,122     $1.06
Granted.............................   793       0.05       980      0.37     1,099      1.82       501      4.58
Exercised...........................    --         --       (14)     0.05      (537)     0.13      (105)     0.40
Canceled............................    --         --        --        --      (199)     0.44       (57)     0.85
                                       ---                -----               -----               -----
Outstanding at end of period........   793       0.05     1,759      0.23     2,122      1.06     2,461      1.81
                                       ===                =====               =====               =====
Options exercisable at end of
  period............................    --                  431                 289                 609
                                       ===                =====               =====               =====
Weighted-average fair value of
  options granted during the
  period............................             0.01                0.15                0.67                2.55

                           WINK COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income (loss) for future years.

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                              OPTIONS OUTSTANDING
                                     --------------------------------------      OPTIONS EXERCISABLE
                                                     WEIGHTED                  -----------------------
                                                      AVERAGE      WEIGHTED                   WEIGHTED
                                                     REMAINING     AVERAGE                    AVERAGE
             RANGE OF                  NUMBER       CONTRACTUAL    EXERCISE      NUMBER       EXERCISE
          EXERCISE PRICES            OUTSTANDING       LIFE         PRICE      EXERCISABLE     PRICE
          ---------------            -----------    -----------    --------    -----------    --------
$0.01 - $0.25......................       506       7.8 Years       $0.11          149         $0.12
$0.40 - $0.80......................       715       8.9              0.50          140          0.40
$1.00 - $2.00......................       706       9.4              1.50           --            --
$4.00..............................       195       9.6              4.00           --            --
                                        -----                                      ---
                                        2,122       8.9              1.06          289          0.26
                                        =====                                      ===

     The following table summarizes information about stock options outstanding at March 31, 1998 (Unaudited):

                                              OPTIONS OUTSTANDING
                                     --------------------------------------      OPTIONS EXERCISABLE
                                                     WEIGHTED                  -----------------------
                                                      AVERAGE      WEIGHTED                   WEIGHTED
                                                     REMAINING     AVERAGE                    AVERAGE
             RANGE OF                  NUMBER       CONTRACTUAL    EXERCISE      NUMBER       EXERCISE
          EXERCISE PRICES            OUTSTANDING       LIFE         PRICE      EXERCISABLE     PRICE
          ---------------            -----------    -----------    --------    -----------    --------
$0.01 - $0.25......................       424       7.51 Years      $0.12          181         $0.13
$0.40 - $0.80......................       657       8.66             0.49          252          0.44
$1.00 - $2.00......................       659       9.31             1.44            4          2.00
$4.00 - $6.00......................       721       8.33             4.36          172          4.00
                                        -----                                      ---
                                        2,461       8.54             1.81          609          1.36
                                        =====                                      ===

  401(k) Plan

     Effective July 1996, the Company adopted the Wink Communications, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"), which qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Service Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed 15% of their total compensation. The Company, at its discretion, may make contributions for the benefit of eligible employees. The Company made no contributions through December 31, 1997.

NOTE 9 -- SUBSEQUENT EVENTS

FINANCING ACTIVITY

     In January 1998, the Company issued 250 shares of Series C Preferred Stock and a warrant to purchase 50 shares of Common Stock in exchange for cash consideration of $2,000. These shares were sold subject to the same rights and preferences as Series C Preferred Stock issued during 1997. The warrants have an exercise price of $0.80 per share and expire in January 2008. The estimated fair value of the warrant totaled $200 and is included in the carrying amount of the Series C Preferred Stock.

                           WINK COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

AMENDMENT OF CERTAIN WARRANT TERMS

     Effective February 1, 1998, the Company amended its June 1997 warrant issued to a broadcasting company. The amendment accelerated vesting and provided the holder with fully exercisable warrants to purchase 300 shares of Common Stock at an exercise price of $8.00 per share. The amended warrants expire in June 2009. The fair market value of the warrants measured on the amendment date did not change. The Company recognized the $300 difference resulting from accelerated vesting as sales and marketing expense during the three months ended March 31, 1998.

STOCK OPTIONS (UNAUDITED)

     Subsequent to March 31, 1998, options to purchase 67 shares of Common Stock were exercised at a weighted average exercise price of $0.36 per share and the Company granted additional options to purchase an aggregate of 232 shares of Common Stock under the 1994 Stock Plan at a weighted average exercise price of $6.00 per share. In connection with these option grants, the Company recognized unearned compensation totaling $750,000, which will be amortized to operating expenses over the respective vesting periods of the related options.

DEVELOPMENT AND LICENSE AGREEMENT (UNAUDITED)

     In April 1998, the Company entered into a development and license agreement with TAK Interactive S.A. ("TAK"), a wholly owned subsidiary of Thomson Multimedia S.A., pursuant to which the Company has agreed to license and support a customized version of its enhanced broadcasting software in exchange for future royalties on Wink enabled devices connected to the TAK Interactive Television System and a specified percentage of all TAK net revenues (as defined) during the term of the agreement. The agreement, which grants TAK an exclusive license to deploy a full end-to-end interactive system offering Wink Enhanced Broadcasting in 43 European countries (excluding Great Britain), has a term of ten years, with TAK having the option to extend the term for an additional five year period thereafter.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the costs and expenses, other than underwriting discounts and commissions, incurred and to be incurred by the Registrant in connection with the issuance and distribution of the securities registered hereby. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                               AMOUNT
                                                               TO BE
                                                              PAID BY
                                                             REGISTRANT
                                                             ----------
SEC registration fee.......................................   $21,210
NASD filing fee............................................     7,500
Nasdaq National Market listing fee.........................
Printing...................................................
Legal fees and expenses....................................
Accounting fees and expenses...............................
Director and officer SEC liability insurance...............
Blue sky fees and expenses.................................
Transfer agent and registrar fees..........................
Miscellaneous..............................................
                                                              -------
          Total............................................   $

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article X of the Company's Amended Restated Certificate of Incorporation (Exhibit 3.3 hereto) and Article VI of the Company's Bylaws (Exhibit 3.5 hereto) provide for indemnification of the Company's directors, officers, employees and other agents to the maximum extent permitted by the DGCL. In addition, the Company has entered into Indemnification Agreements (a form of which is provided as Exhibit 10.1 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1 hereto) also provides for cross-indemnification among the Company and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since June 1995, the Registrant has sold and issued the following unregistered securities (all numbers reflect a ten-for-one stock split effective July 24, 1995):

     - Between June 1995 and June 1998, the Registrant sold and issued 776,791 shares of Common Stock to a total of 55 employees and 2 consultants at purchase prices ranging from $0.01 to $4.00 per share upon exercise of stock options or stock purchase rights, or as stock bonuses, pursuant to the Registrant's 1994 Stock Plan in reliance upon Rule 701 promulgated under the Securities Act or an exemption from registration provided by
       Section 4(2) of the Securities Act.

     - On June 21, 1995, the Registrant sold and issued 65,800 shares of Common Stock to Geoworks at a purchase price of $0.05 per share in exchange for the Registrant's use of office facilities and resources. Such sale was made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - Between December 21, 1995 and March 29, 1996, the Registrant sold and issued an aggregate of 2,233,750 shares of Series B Preferred Stock at a purchase price of $4.00 per share to a total of 24 investors. Such sales were made in reliance upon an exemption from registration provided by
       Section 4(2) of the Securities Act.

     - On July 31, 1996, the Registrant issued a warrant to purchase 441,257 shares of Common Stock with an exercise price of $6.00 per share to Benchmark Capital Partners, L.P. and a warrant to purchase 58,743 shares of Common Stock with an exercise price of $6.00 per share to Benchmark Founders' Fund, L.P. Such issuances were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On September 18, 1996, the Registrant issued a warrant to purchase 17,500 shares of Series B Preferred Stock with an exercise price of $4.00 per share to Venture Lending & Leasing, Inc. as partial consideration for the financing of certain equipment and leasehold improvements. Such issuance was made in reliance upon an exemption from registration provided by
       Section 4(2) of the Securities Act.

     - On December 2, 1996, the Registrant issued 1,310,000 shares of Common Stock at a purchase price of $0.40 per share to an officer of the Registrant. Such sale was made in reliance upon Rule 701 promulgated under the Securities Act.

     - Between April 17, 1997 and January 6, 1998, the Registrant sold and issued an aggregate of 2,441,000 shares of Series C Preferred Stock at a purchase price of $8.00 per share to a total of 35 investors. Such sales were made in reliance upon an exemption from registration provided by
       Section 4(2) of the Securities Act.

     - On April 17, 1997, the Registrant issued a warrant to purchase 75,000 shares of Common Stock with an exercise price of $0.80 per share to WC Investors, LLC. Such issuance was made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On May 27, 1997, the Registrant issued 250 shares of Common Stock at a purchase price of $1.00 per share, and between July 21, 1997 and September 2, 1997, the Registrant issued an aggregate of 750 shares of Common Stock at a purchase price of $2.00 per share, to a consultant of the Registrant in exchange for recruiting services rendered. Such sales were made in reliance upon Rule 701 promulgated under the Securities Act.

     - On June 18, 1997, the Registrant issued a warrant to purchase 525,000 shares of Common Stock with an exercise price of $8.00 per share to GE Capital Corporation and a warrant to purchase 375,000 shares of Common Stock with an exercise price of $8.00 per share to NBC Multimedia, Inc. Such issuances were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On October 15, 1997, the Registrant issued 96 shares of Common Stock at a purchase price of $2.00 per share to a consultant of the Registrant in exchange for consulting services rendered. Such sale was made in reliance upon Rule 701 promulgated under the Securities Act.

     - On November 3, 1997, the Registrant issued 215,000 shares of Common Stock at a purchase price of $2.00 per share to an officer of the Registrant. Such sale was made in reliance upon Rule 701 promulgated under the Securities Act.

     - On November 3, 1997, the Registrant issued a warrant to purchase 38,200 shares of Common Stock with an exercise price of $4.00 per share to a consultant of the Registrant for a purchase price of $20,000. Such sale was made in reliance upon an exemption from registration provided by
       Section 4(2) of the Securities Act.

     - On January 6, 1998, the Registrant issued a warrant to purchase 50,000 shares of Common Stock with an exercise price of $0.80 per share to EGI-Wink Investors. Such issuance was made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On February 1, 1998, the Registrant issued 25,000 shares of Common Stock at a purchase price of $4.00 per share to an officer of the Registrant. Such sale was made in reliance upon Rule 701 promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

    NUMBER                      DESCRIPTION OF DOCUMENT
    ------                      -----------------------
      1.1*    Form of Underwriting Agreement.
      3.1     Amended and Restated Articles of Incorporation of the
              Company's California predecessor.
      3.2     Certificate of Incorporation of the Company.
      3.3*    Amended and Restated Certificate of Incorporation of the
              Company.
      3.4*    Form of Second Amended and Restated Certificate of
              Incorporation of the Company to be filed following the
              closing of the offering.
      3.5     Bylaws of the Company.
      4.1*    Specimen Common Stock Certificate
      4.2     Investor Rights Agreement dated as of June 18, 1997 between the Company, NBC Multimedia, Inc. and the individuals and
              entities listed in the exhibit thereto.
      5.1*    Opinion of Wilson Sonsini Goodrich & Rosati regarding the
              legality of the Common Stock being registered.
     10.1     Form of Indemnification Agreement between the Company and
              each of its officers and directors.
     10.2     1994 Stock Plan and form of agreement thereunder.
     10.3*    1998 Stock Plan and form of agreement thereunder.
     10.4*    1998 Director Stock Option Plan and form of agreement
              thereunder.
     10.5*    1998 Employee Stock Purchase Plan and form of agreement
              thereunder.
    +10.6     Charter Programmer Affiliation Agreement dated December 9,
              1997 between the Company and ESPN Inc.
    +10.7     Charter Programmer Affiliation Agreement dated October 6,
              1997 between the Company and Court TV.
    +10.8     Charter Programmer Affiliation Agreement dated December 8,
              1997 between the Company and Cable News Network, Inc.
    +10.9     Charter Programmer Affiliation Agreement dated December 9,
              1997 between the Company and MTV Networks.
    +10.10    Charter Programmer Affiliation Agreement dated October 27,
              1997 between the Company and CBS Cable, a division of
              Westinghouse Electric Corporation.
    +10.11    Charter Programmer Affiliation Agreement dated December 12,
              1997 between the Company and Turner Entertainment Group.
    +10.12    Charter Programmer Affiliation Agreement dated February 25,
              1998 between the Company and Showtime Networks Inc.
    +10.13    Charter Programmer Affiliation Agreement dated July 18, 1997 between the Company and The Weather Channel Enterprises,
              Inc.
    +10.14    Letter Agreement dated June 3, 1997 between the Company and
              NBC Multimedia, Inc. dba NBC Interactive Media.
    +10.15    Cable Affiliation Agreement dated October 31, 1997 between the Company and 21st Century Cable TV, Inc.

    NUMBER                      DESCRIPTION OF DOCUMENT
    ------                      -----------------------
    +10.16    Cable Affiliation Agreement dated May 8, 1998 between the
              Company and Jones Programming Services Inc.
    +10.17    Cable Affiliation Agreement dated February 23, 1998 between the Company and InterMedia Partners Southeast.
    +10.18    Cable Affiliation Agreement dated October 8, 1997 between
              the Company and Charter Communications, Inc.
    +10.19    Programming Agreement dated November 21, 1997 between the
              Company and Century Communications Corp.
    +10.20    Development and License Agreement dated September 1, 1997
              between the Company and Matsushita Electric Industrial Co.,
              Ltd.
    +10.21    Development and License Agreement dated January 5,1998
              between the Company and Pioneer Electronic Corporation Ltd.
    +10.22    Development and License Agreement dated June 8, 1995 between the Company and General Instrument Corporation of Delaware,
              as amended on January 24, 1997 and August 18, 1997.
    +10.23    Development and License Agreement dated January 15, 1996
              between the Company and Scientific-Atlanta, Inc., as amended on January 27, 1998.
    +10.24    Development and License Agreement dated April 1998 between the Company and TAK Interactive S.A.
    +10.25    Online Server for Intertext License Agreement dated
              September 30, 1997 between the Company and Toshiba
              Corporation, as amended on March 23, 1998.
    +10.26    Application Server License Agreement dated September 30,
              1997 between the Company and Toshiba Corporation, as amended on September 30, 1997.
    +10.27    Engine License Agreement dated September 30, 1997 between
              the Company and Toshiba Corporation, as amended on September
              30, 1997.
    +10.28    Engine License Agreement dated October 6, 1997 between the
              Company and Toshiba America Consumer Products, Inc.
     10.29    Personnel Services Agreement dated November 6, 1997 between
              GE Information Services, Inc. and the Company.
     10.30    Directors and Officers Liability and Private Company
              Reimbursement Insurance Policy, American International
              Companies, Policy period June 1, 1997 to June 1, 1998.
     10.31    Sublease by and between Computer Associates International,
              Inc and the Company dated November 28, 1995, and amended on
              March 21, 1996.
     10.32    Loan Agreement dated as of September 18, 1996 between the
              Company and Venture Lending & Leasing, Inc.
     10.33    Warrant issued to GE Capital Corporation dated June 18,
              1997.
     10.34    Warrant issued to NBC Multimedia, Inc. dated June 18, 1997.
     10.35    Warrant issued to Venture Lending and Leasing, Inc.
     10.36    Restricted Stock Purchase Agreement dated December 2, 1996 between the Company and Mary Agnes Wilderotter.
     10.37    Restricted Stock Purchase Agreement dated January 15, 1998 between the Company and Mary Agnes Wilderotter.
     10.38    Restricted Stock Purchase Agreement dated November 3, 1997 between the Company and Paritosh Choksi.
     10.39    Employment Letter from the Company to Paritosh Choksi dated
              October 20, 1997.

    NUMBER                      DESCRIPTION OF DOCUMENT
    ------                      -----------------------
     10.40    Employment Letter from the Company to Mary Agnes Wilderotter dated October 22, 1996.
     11.1     Statement regarding computation of historical and pro forma net loss per share.
     21.1     List of Subsidiaries.
     23.1     Consent of Price Waterhouse LLP.
     23.2     Consent of Counsel (included in Exhibit 5.1).
     24.1     Power of Attorney (filed herewith on the signature page of this Registration Statement).
     27.1     Financial Data Schedule.

---------------
* To be supplied by amendment.

+ Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Commission. Omitted portions have been filed separately with the Commission.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of the prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing, as specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on this 17th day of June 1998.

                                          WINK COMMUNICATIONS, INC.

                                          By:  /s/ MARY AGNES WILDEROTTER
                                            ------------------------------------
                                            Name: Mary Agnes Wilderotter
                                            Title: President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints each of Mary Agnes Wilderotter and Paritosh K. Choksi or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on June 17, 1998 in the capacities indicated:

                      SIGNATURE                                              TITLE
                      ---------                                              -----

             /s/ MARY AGNES WILDEROTTER                  President and Chief Executive Officer;
-----------------------------------------------------    Director (principal executive officer)
               Mary Agnes Wilderotter

               /s/ PARITOSH K. CHOKSI                    Chief Financial Officer; Vice President and
-----------------------------------------------------    Secretary (principal financial officer and
                 Paritosh K. Choksi                      principal accounting officer)

               /s/ BRIAN P. DOUGHERTY                    Chairman of the Board of Directors and Chief
-----------------------------------------------------    Technical Officer
                 Brian P. Dougherty

                /s/ BRUCE W. DUNLEVIE                    Director
-----------------------------------------------------
                  Bruce W. Dunlevie

                /s/ HIDETAKA YAMAMOTO                    Director
-----------------------------------------------------
                  Hidetaka Yamamoto

                 /s/ F. PHILIP HANDY                     Director
-----------------------------------------------------
                   F. Philip Handy

                      SIGNATURE                                              TITLE
                      ---------                                              -----
                  /s/ JEFFREY COATS                      Director
-----------------------------------------------------
                    Jeffrey Coats

                /s/ WILLIAM SCHLEYER                     Director
-----------------------------------------------------
                  William Schleyer

                  /s/ MICHAEL FUCHS                      Director
-----------------------------------------------------
                    Michael Fuchs

                                 EXHIBIT INDEX

    NUMBER                      DESCRIPTION OF DOCUMENT
    ------                      -----------------------
      1.1*    Form of Underwriting Agreement.
      3.1     Amended and Restated Articles of Incorporation of the
              Company's California predecessor.
      3.2     Certificate of Incorporation of the Company.
      3.3*    Amended and Restated Certificate of Incorporation of the
              Company.
      3.4*    Form of Second Amended and Restated Certificate of
              Incorporation of the Company to be filed following the
              closing of the offering.
      3.5     Bylaws of the Company.
      4.1*    Specimen Common Stock Certificate
      4.2     Investor Rights Agreement dated as of June 18, 1997 between the Company, NBC Multimedia, Inc. and the individuals and
              entities listed in the exhibit thereto.
      5.1*    Opinion of Wilson Sonsini Goodrich & Rosati regarding the
              legality of the Common Stock being registered.
     10.1     Form of Indemnification Agreement between the Company and
              each of its officers and directors.
     10.2     1994 Stock Plan and form of agreement thereunder.
     10.3*    1998 Stock Plan and form of agreement thereunder.
     10.4*    1998 Director Stock Option Plan and form of agreement
              thereunder.
     10.5*    1998 Employee Stock Purchase Plan and form of agreement
              thereunder.
    +10.6     Charter Programmer Affiliation Agreement dated December 9,
              1997 between the Company and ESPN Inc.
    +10.7     Charter Programmer Affiliation Agreement dated October 6,
              1997 between the Company and Court TV.
    +10.8     Charter Programmer Affiliation Agreement dated December 8,
              1997 between the Company and Cable News Network, Inc.
    +10.9     Charter Programmer Affiliation Agreement dated December 9,
              1997 between the Company and MTV Networks.
    +10.10    Charter Programmer Affiliation Agreement dated October 27,
              1997 between the Company and CBS Cable, a division of
              Westinghouse Electric Corporation.
    +10.11    Charter Programmer Affiliation Agreement dated December 12,
              1997 between the Company and Turner Entertainment Group.
    +10.12    Charter Programmer Affiliation Agreement dated February 25,
              1998 between the Company and Showtime Networks Inc.
    +10.13    Charter Programmer Affiliation Agreement dated July 18, 1997 between the Company and The Weather Channel Enterprises,
              Inc.
    +10.14    Letter Agreement dated June 3, 1997 between the Company and
              NBC Multimedia, Inc. dba NBC Interactive Media.
    +10.15    Cable Affiliation Agreement dated October 31, 1997 between the Company and 21st Century Cable TV, Inc.
    +10.16    Cable Affiliation Agreement dated May 8, 1998 between the
              Company and Jones Programming Services Inc.
    +10.17    Cable Affiliation Agreement dated February 23, 1998 between the Company and InterMedia Partners Southeast, L.P.

    NUMBER                      DESCRIPTION OF DOCUMENT
    ------                      -----------------------
    +10.18    Cable Affiliation Agreement dated October 8, 1997 between
              the Company and Charter Communications, Inc.
    +10.19    Programming Agreement dated November 21, 1997 between the
              Company and Century Communications Corp.
    +10.20    Development and License Agreement dated September 1, 1997
              between the Company and Matsushita Electric Industrial Co.,
              Ltd.
    +10.21    Development and License Agreement dated January 5,1998
              between the Company and Pioneer Electronic Corporation Ltd.
    +10.22    Development and License Agreement dated June 8, 1995 between the Company and General Instrument Corporation of Delaware,
              as amended on January 24, 1997 and August 18, 1997.
    +10.23    Development and License Agreement dated January 15, 1996
              between the Company and Scientific-Atlanta, Inc., as amended on January 27, 1998.
    +10.24    Development and License Agreement dated April 1998 between the Company and TAK Interactive S.A.
    +10.25    Online Server for Intertext License Agreement dated
              September 30, 1997 between the Company and Toshiba
              Corporation, as amended on March 23, 1998.
    +10.26    Application Server License Agreement dated September 30,
              1997 between the Company and Toshiba Corporation, as amended on September 30, 1997.
    +10.27    Engine License Agreement dated September 30, 1997 between
              the Company and Toshiba Corporation, as amended on September
              30, 1997.
    +10.28    Engine License Agreement dated October 6, 1997 between the
              Company and Toshiba America Consumer Products, Inc.
     10.29    Personnel Services Agreement dated November 6, 1997 between
              GE Information Services, Inc. and the Company.
     10.30    Directors and Officers Liability and Private Company
              Reimbursement Insurance Policy, American International
              Companies, Policy period June 1, 1997 to June 1, 1998.
     10.31    Sublease by and between Computer Associates International,
              Inc. and the Company dated November 28, 1995, and amended on
              March 21, 1996.
     10.32    Loan Agreement dated as of September 18, 1996 between the
              Company and Venture Lending & Leasing, Inc.
     10.33    Warrant issued to GE Capital Corporation dated June 18,
              1997.
     10.34    Warrant issued to NBC Multimedia, Inc. dated June 18, 1997.
     10.35    Warrant issued to Venture Lending and Leasing, Inc.
     10.36    Restricted Stock Purchase Agreement dated December 2, 1996 between the Company and Mary Agnes Wilderotter.
     10.37    Restricted Stock Purchase Agreement dated January 15, 1998 between the Company and Mary Agnes Wilderotter.
     10.38    Restricted Stock Purchase Agreement dated November 3, 1997 between the Company and Paritosh Choksi.
     10.39    Employment Letter from the Company to Paritosh Choksi dated
              October 20, 1997.
     10.40    Employment Letter from the Company to Mary Agnes Wilderotter dated October 22, 1996.
     11.1     Statement regarding computation of historical and pro forma net loss per share.
     21.1     List of Subsidiaries.

    NUMBER                      DESCRIPTION OF DOCUMENT
    ------                      -----------------------
     23.1     Consent of Price Waterhouse LLP.
     23.2     Consent of Counsel (included in Exhibit 5.1).
     24.1     Power of Attorney (filed herewith on the signature page of this Registration Statement).
     27.1     Financial Data Schedule.